EXHIBIT 10.1
EXECUTION VERSION

RECEIVABLES PURCHASE AGREEMENT
Dated as of November 20, 2024
by and among
OLIN FINANCE COMPANY, LLC,
as Seller,
THE PERSONS FROM TIME TO TIME PARTY HERETO,
as Purchasers and as Group Agents,
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
OLIN CORPORATION,
as initial Servicer,
and
PNC CAPITAL MARKETS LLC,
as Structuring Agent

Page
ARTICLE I DEFINITIONS    1
SECTION 1.01 Certain Defined Terms    1
SECTION 1.02 Construction    47
SECTION 1.03 Accounting Principles; Changes in GAAP    48
SECTION 1.04 Benchmark Replacement Notification; Rates    49
ARTICLE II TERMS OF THE INVESTMENTS    49
SECTION 2.01 Purchase Facility    49
SECTION 2.02 Making Investments; Repayment of Investments    51
SECTION 2.03 Yield and Fees    53
SECTION 2.04 Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting    55
SECTION 2.05 Records of Investments    58
SECTION 2.06 Defaulting Purchasers    58
SECTION 2.07 Security Interest    60
SECTION 2.08 Secured Guaranty by Seller    60
SECTION 2.09 Authorization to File Financing Statements; Further Assurances     65
SECTION 2.10 Transfer and Assignment of German Receivables    66
ARTICLE III SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS    66
SECTION 3.01 Settlement Procedures    66
SECTION 3.02 Payments and Computations, Etc    69
SECTION 3.03 Sharing of Payments by Purchasers    70
SECTION 3.04 Administrative Agent’s Clawback    70
ARTICLE IV INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST    71
SECTION 4.01 Increased Costs    71
SECTION 4.02 Indemnity for Funding Losses    73
SECTION 4.03 Taxes    74
SECTION 4.04 Replacement of a Purchaser    78
SECTION 4.05 Designation of a Different Lending Office    79
ARTICLE V CONDITIONS TO EFFECTIVENESS AND INVESTMENTS    79

-i-

(continued)
Page

SECTION 5.01 Conditions Precedent to Effectiveness and the Initial Investment    79
SECTION 5.02 Conditions Precedent to All Investments    79
SECTION 5.03 Conditions Precedent to All Releases    80
ARTICLE VI REPRESENTATIONS AND WARRANTIES    81
SECTION 6.01 Representations and Warranties of the Seller    81
SECTION 6.02 Representations and Warranties of the Servicer    88
ARTICLE VII COVENANTS    93
SECTION 7.01 Covenants of the Seller    93
SECTION 7.02 Covenants of the Servicer    102
SECTION 7.03 Separate Existence of the Seller    107
SECTION 7.04 Financial Covenants    110
ARTICLE VIII ADMINISTRATION AND COLLECTION OF RECEIVABLES    110
SECTION 8.01 Appointment of the Servicer    110
SECTION 8.02 Duties of the Servicer    111
SECTION 8.03 Collection Account Arrangements    112
SECTION 8.04 Enforcement Rights    113
SECTION 8.05 Responsibilities of the Seller    114
SECTION 8.06 Data Processing Services    115
SECTION 8.07 Servicing Fee    115
ARTICLE IX EVENTS OF DEFAULT    115
SECTION 9.01 Events of Default    115
SECTION 9.02 Consequences of an Event of Default    119
ARTICLE X THE ADMINISTRATIVE AGENT    120
SECTION 10.01 Appointment and Authority    120
SECTION 10.02 Rights as a Purchaser    121
SECTION 10.03 Exculpatory Provisions    121
SECTION 10.04 Reliance by Administrative Agent    122
SECTION 10.05 Delegation of Duties    122
SECTION 10.06 Resignation of Administrative Agent    123

-ii-

(continued)
Page

SECTION 10.07 Non-Reliance on Administrative Agent and Other Purchasers    124
SECTION 10.08 No Other Duties, Etc    124
SECTION 10.09 Administrative Agent May File Proofs of Claim    125
SECTION 10.10 Collateral and Guaranty Matters    125
SECTION 10.11 No Reliance on Administrative Agent’s Customer Identification Program    126
SECTION 10.12 Certain ERISA Matters    126
SECTION 10.13 Structuring Agent    127
SECTION 10.14 Erroneous Payments    127
ARTICLE XI THE GROUP AGENTS    130
SECTION 11.01 Authorization and Action    130
SECTION 11.02 Group Agent’s Reliance, Etc    130
SECTION 11.03 Group Agent and Affiliates    131
SECTION 11.04 Indemnification of Group Agents    131
SECTION 11.05 Delegation of Duties    131
SECTION 11.06 Notice of Events of Default    131
SECTION 11.07 Non-Reliance on Group Agent and Other Parties    132
SECTION 11.08 Successor Group Agent    132
SECTION 11.09 Reliance on Group Agent    132
ARTICLE XII EXPENSES; INDEMNITY; DAMAGE WAIVER    133
SECTION 12.01 Indemnification by the Seller    133
SECTION 12.02 Indemnification by the Servicer    136
SECTION 12.03 Reimbursement by Purchasers    138
SECTION 12.04 Waiver of Consequential Damages, Etc    138
SECTION 12.05 Payments    138
SECTION 12.06 Survival    139
ARTICLE XIII MISCELLANEOUS    139
SECTION 13.01 Amendments, Etc    139
SECTION 13.02 No Implied Waivers; Cumulative Remedies    140
SECTION 13.03 Notices; Effectiveness; Electronic Communication    141

-iii-

(continued)
Page

SECTION 13.04 Severability    142
SECTION 13.05 Duration; Survival    142
SECTION 13.06 Successors and Assigns    142
SECTION 13.07 Conduit Purchasers    148
SECTION 13.08 Addition of Purchasers    148
SECTION 13.09 Costs and Expenses    149
SECTION 13.10 No Proceedings; Limitations on Payments    149
SECTION 13.11 Confidentiality    150
SECTION 13.12 Counterparts; Integration; Effectiveness; Electronic Execution    152
SECTION 13.13 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL     153
SECTION 13.14 Limitation of Liability    154
SECTION 13.15 Intent of the Parties    155
SECTION 13.16 USA PATRIOT Act Notice    155
SECTION 13.17 Severability    155
SECTION 13.18 Mutual Negotiations    155
SECTION 13.19 Captions and Cross References    155
SECTION 13.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions    156
SECTION 13.21 Acknowledgement Regarding Any Supported QFCs    156

-iv-

EXHIBITS
EXHIBIT A        –    Form of Investment Request
EXHIBIT B        –    Form of Reduction Notice
EXHIBIT C        –    Form of Assignment Agreements
EXHIBIT D        –    Credit and Collection Policy
EXHIBIT E        –    Forms of Pool Reports
EXHIBIT F        –    Form of Compliance Certificate
EXHIBIT G        –    Closing Memorandum
EXHIBIT H        –    Forms of Tax Compliance Certificates
EXHIBIT I         –    Form of Quebec Assignment Agreement

SCHEDULES
SCHEDULE I        –    Purchasers & Commitments
SCHEDULE II    –    Account Details
SCHEDULE III    –    Notice Addresses
SCHEDULE IV    –    Financial Covenant
SCHEDULE V    –    Supplemental Provisions in Relations to German Receivables

-v-

This RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of November 20, 2024, by and among the following parties:
(i)    OLIN FINANCE COMPANY, LLC, a Delaware limited liability company, as Seller (together with its successors and assigns, the “Seller”);
(ii)    the Persons from time to time party hereto as Purchasers and as Group Agents;
(iii)    PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent;
(iv)    OLIN CORPORATION, a Virginia corporation, in its individual capacity (“Olin”), and as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”); and
(v)    PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent.
PRELIMINARY STATEMENTS
The Seller has acquired, and will acquire from time to time, Receivables and other related assets from the Originator(s) pursuant to the Purchase and Sale Agreements. The Seller desires, among other things, to sell Receivables and other assets to the Purchasers and, in connection therewith, has requested that the Purchasers make Investments from time to time to the Seller on the terms, and subject to the conditions set forth herein.
In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Account Control Agreement” means each agreement among the Seller, the Servicer, the Administrative Agent and a Collection Account Bank, governing the terms of the related Collection Accounts that provides the Administrative Agent with “control” (within the meaning of the UCC) over such Collection Account(s), each in form and substance satisfactory to the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Account Pledge Acknowledgement” means the Account Pledge Acknowledgement, dated as of the Closing Date, among the Seller, the Servicer, the Administrative Agent and the Collection Account Bank with respect to the Collection Account(s) domiciled in Luxembourg, in form and substance satisfactory to the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Administrative Agent” means PNC, in its capacity as contractual representative for the Purchaser Parties, and any successor thereto in such capacity appointed in accordance with the terms hereof.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Adverse Claim” means any ownership interest or claim, mortgage, deed of trust, pledge, lien, security interest, hypothecation, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing); provided, that any of the foregoing in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties) shall not constitute an Adverse Claim.
“Affected Person” means each Purchaser Party, each Program Support Provider and each Liquidity Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as to any Person: any Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person, except that, in the case of each Conduit Purchaser, Affiliate shall mean the holder(s) of its Capital Stock or membership interests, as the case may be.
“Agent Parties” means the Administrative Agent and its Related Parties.
“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Purchasers at such time.
“Aggregate Yield” means, at any time of determination, the aggregate accrued and unpaid Yield on the Investments of all Purchasers at such time.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Alternative Currency” means either (a) Euro or (b) Canadian Dollars.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other Applicable Law relating to anti-bribery or anti-corruption in any jurisdiction in which any Seller-Related Party is located or doing business.
“Anti-Money Laundering Laws” means (a) the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as the same may be amended or supplemented from time to time; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017, as amended and the Terrorist Asset-Freezing etc. Act 2010; and (c) any other Applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction in which any Seller-Related Party is located or doing business.
“Applicable Data Protection Laws” means any data protection legislation from time to time in force in the European Union or in the United Kingdom, as the case may be, including: (i) the General Data Protection Regulation (Regulation (EU) 2016/679) (the “GDPR”) and any data protection legislation in the United Kingdom and any EEA Member Country which implements the GDPR or is, or is intended to be, materially equivalent to the GDPR, including the Data Protection Act 2018; and (ii) all other Applicable Laws relating to or impacting on the processing of personal data and privacy.
“Applicable Law” means, with respect to any Person, (i) all foreign and domestic provisions of law (including common law), statute, treaty, constitution, ordinance, rule, regulation, ordinance, requirement, restriction, release, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (ii) all judgments, injunctions, orders, writs, decrees, bond, authorization or approval, lien or award, or any settlement arrangement, by agreement, consent or otherwise, of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.
“Approved Fund” means any Fund that is administered or managed by (a) a Purchaser, (b) an Affiliate of a Purchaser or (c) an entity or an Affiliate of an entity that administers or manages a Purchaser.
“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Committed Purchaser, an Eligible Assignee, such Committed Purchaser’s Group Agent and the Administrative Agent, and, if required, the Seller, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit C-1.
“Assumption Agreement” has the meaning set forth in Section 13.08.
“Attorney Costs” means and includes all reasonable and documented fees, costs, expenses and disbursements of any law firm or other external counsel.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark (a) is Daily 1M SOFR, one (1) month and

(b) is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the Term SOFR Rate applicable to any Capital or the length of a yield or interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Yield Period” pursuant to Section 2.04(d)(iv).
“Bail-In Action” means the exercise of any Write-down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009, as the same may be amended or supplemented from time to time, and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as the same may be amended or supplemented from time to time.
“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.50%, (ii) the Prime Rate and (iii) Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 2.04(a) or Section 2.04(b), to the extent any such determination affects the calculation of Base Rate, the definition hereof shall be calculated without reference to clause (iii) above until the circumstances giving rise to such event no longer exist.
“Base Rate Capital” means, at any time, any Capital on which Yield accrues by reference to the Base Rate.
“Benchmark” means, initially, SOFR, Daily 1M SOFR or the Term SOFR Rate, as applicable; provided, that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.04(d).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)    the sum of: (A) Daily Simple SOFR and (B) the SOFR Adjustment; and
(2)    the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Seller, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;
provided, that if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents; and provided, further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Seller, giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof), or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;
For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or

(2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, any Purchaser, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided, that at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrative Agent announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate or a rate based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.04(d) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.04(d).
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Blocked Property” means any property: (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) located in a Sanctioned Jurisdiction; or (e) that otherwise could cause any actual or possible violation by any Purchaser Party of any applicable International Trade Law if the Purchaser Parties were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.
“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania or New York City, New York (or, if otherwise, the Lending Office of the Administrative Agent); provided, that, for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to, SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.
“Canadian Account Pledge Agreement” means the Security Agreement, dated as of the Closing Date, by the Seller in favor of the Administrative Agent with respect to the Collection Account(s) domiciled in Canada, in form and substance satisfactory to the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Canadian Dollars” and “C$” each mean the lawful currency of Canada.
“Canadian Originator” means the “Originator” under the Canadian Purchase and Sale Agreement, as the same may be modified from time to time by adding a new Canadian Originator or removing a Canadian Originator, in each case with the prior written consent of the Administrative Agent.
“Canadian Originator Quebec Assignment Agreement” means a Quebec Assignment Agreement as defined in the Canadian Purchase and Sale Agreement, in each case executed by a Canadian Originator in favor of the Seller in connection with the Canadian Purchase and Sale Agreement.

“Canadian Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among the Canadian Servicer, the Canadian Originator and the Seller, as such agreement may be amended, supplemented or otherwise modified from time to time.
“Canadian Security Agreement” means that certain Security Agreement, dated as of the Closing Date, granted by the Seller in favor of the Administrative Agent.
“Canadian Servicer” means Olin Canada, or such other Person consented to by the Administrative Agent.
“Canadian Sub-Servicing Agreement” means that certain Sub-Servicing Agreement, dated as of the Closing Date, by and among the Canadian Servicer, the Servicer and the Seller with respect to the Receivables purchased by the Seller from the Canadian Originator pursuant to the Canadian Purchase and Sale Agreement.
“Capital” means, with respect to any Purchaser, without duplication, the aggregate amounts paid to, or on behalf of, the Seller in connection with all Investments made by such Purchaser pursuant to Article II, as reduced from time to time by Collections or other funds of the Seller that have been distributed to such Purchaser and applied as a repayment of Capital in accordance with this Agreement; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.
“Capital Authority” means any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Capital Coverage Amount” means, at any time of determination, the amount equal to the lesser of (a) the Facility Limit and (b) the amount equal to (i) the Net Receivables Pool Balance at such time, minus (ii) the Total Reserves at such time.
“Capital Coverage Amount Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time, exceeds (b) the Capital Coverage Amount at such time, or, in each case, if such day is not a Business Day, then the immediately preceding Business Day.
“Capital Stock” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Capital Tranche” means specified portions of Capital outstanding as follows: (a) all Capital (or portions thereof) for which the applicable Yield Rate is determined by reference to Daily 1M SOFR shall constitute one Capital Tranche, (b) all Capital (or portions thereof) for which the applicable Yield Rate is determined by reference to the Base Rate shall constitute one Capital Tranche and (c) all Capital for which the applicable Yield Rate is determined by reference to the Term SOFR Rate with the same Yield Period shall constitute one Capital Tranche.
“Change in Control” means the occurrence of any of the following:
(a)    Olin ceases to own, directly, 100% of the issued and outstanding Capital Stock and all other equity interests of the Seller; or
(b)    (i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) shall acquire “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than thirty-three and one third percent (33 1/3%) of the voting power of the then outstanding Capital Stock of Olin entitled to vote generally in the election of the directors of Olin (excluding Capital Stock having such power only by reason of a contingency) or (ii) the members of the board of directors of Olin (the “Board”) at the commencement of any period of seven hundred thirty (730) consecutive days (together with any other directors whose appointment or election by the Board or whose nomination for election by stockholders of Olin was approved by a vote of at least a majority of the directors then in office who either were directors at the beginning of such period or whose appointment or election or nomination for election was previously so approved) shall cease to constitute a majority of the Board at the end of such period; provided, however, that a Change in Control shall not be deemed to have occurred under clause (i) above if (x) Olin shall have merged, amalgamated or disposed of a portion of its assets in compliance with the requirements of Section 7.02(o) within ten (10) days after the acquisition of such beneficial ownership shall have occurred and (y) no person or group shall have beneficial ownership of more than thirty-three and one third percent (33 1/3%) of the voting power of the then outstanding Capital Stock of Olin entitled to vote generally in the election of the directors of Olin (excluding Capital Stock having such power only by reason of a contingency) after such merger, amalgamation or disposition.
“Change in Law” means the occurrence, after the Closing Date (or with respect to any Purchaser, if later, the date on which such Purchaser becomes a Purchaser), of any of the following: (a) the adoption or taking effect of any Applicable Law, (b) any change in any Applicable Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Applicable Law) by any Governmental Authority or Capital Authority; provided, that notwithstanding anything herein to the contrary, (w) the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance:

Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009; (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, as the same may be amended or supplemented from time to time, and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Applicable Law), in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” as amended, supplemented or otherwise modified or replaced from time to time, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued, promulgated or implemented.
“CIP Regulations” has the meaning set forth in Section 10.11.
“Closing Date” means November 20, 2024.
“Code” means the Internal Revenue Code of 1986, as the same may be amended, reformed, supplemented or otherwise modified from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
“Collection Account” means each account listed on Schedule II (as such schedule may be modified from time to time in connection with the closing, change or opening of any Collection Account in accordance with the terms hereof) (in each case, in the name of the Seller or an Affiliate of the Seller) and maintained at a bank or other financial institution acting as a Collection Account Bank for the purpose of receiving Collections and subject to an Account Control Agreement or Account Pledge Acknowledgement, as applicable.
“Collection Account Bank” means any of the banks or other financial institutions holding one or more Collection Accounts.
“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Seller-Related Party or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.
“Commitment” means, with respect to any Committed Purchaser (including a Related Committed Purchaser), the maximum aggregate amount which such Person is obligated to lend or pay hereunder on account of all Investments, on a combined basis, as set forth on Schedule I or in the Assumption Agreement or other agreement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 13.06 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e). If the context so requires, “Commitment” also refers to a Committed Purchaser’s obligation to make Investments hereunder in accordance with this Agreement.
“Committed Purchaser” means each Purchaser that has a Commitment and each other Purchaser that is not a “Conduit Purchaser”.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Seller-Related Party pursuant to any Transaction Document or the transactions contemplated therein which is distributed to the Administrative Agent or any other Purchaser Party by means of electronic communications, including through the Platform.
“Compliance Authority” means (a) the United States government or any agency or political subdivision thereof, including, without limitation, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury and its Office of Foreign Assets Control, and the U.S. Customs and Border Protection agency; (b) the government of Canada or any agency thereof; (c) the European Union or any agency thereof; (d) the government of the United Kingdom or any agency thereof; (e) the United Nations Security Council; and (f) any other Governmental Authority with jurisdiction to administer Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws with respect to the conduct of a Covered Entity.
“Concentration Percentage” means (a) for any Group A Obligor, 15.0%, (b) for any Group B Obligor, 12.5%, (c) for any Group C Obligor, 10.0% and (d) for any Group D Obligor, 5.0%.
“Concentration Reserve Percentage” means, at any time of determination, the largest of: (a) the sum of the five (5) largest Obligor Percentages of the Group D Obligors, (b) the sum of the three (3) largest Obligor Percentages of the Group C Obligors, (c) the sum of the two (2) largest Obligor Percentages of the Group B Obligors and (d) the largest Obligor Percentage of the Group A Obligors.
“Conduit Purchaser” means each multi-seller asset-backed commercial paper conduit that is or becomes a party to this Agreement in the capacity of a “Conduit Purchaser” with the prior written agreement of such Conduit Purchaser, its Related Committed Purchaser and Group Agent, the Seller and the Administrative Agent; provided, however, that no Purchaser (even if such Purchaser is a multi-seller asset-backed commercial paper conduit) that has a Commitment shall constitute a Conduit Purchaser.
“Confidential Information” means all information, including material nonpublic information with the meaning of Regulation FD promulgated by the SEC (“Regulation FD”), received from a Seller-Related Party or any of their respective Affiliates or Subsidiaries relating to such entities or their respective businesses, other than any such information that is available to a Purchaser Party on a nonconfidential basis prior to disclosure by such entities; provided, that such information is clearly identified at the time of delivery as confidential.
“Conforming Changes” means, with respect to Daily 1M SOFR, the Term SOFR Rate or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Yield Period,” the definition of “U.S. Governmental Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing or investment requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of Daily 1M SOFR, the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of Daily 1M SOFR, the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contra Receivables Balance” means, on any day, for each Obligor, an amount equal to the sum of the aggregate amounts payable, if any, by the applicable Originator to such Obligor as of the last day of the most recently ended Fiscal Month; provided, that, if, at any time, the aggregate amounts payable by the applicable Originator to such Obligor equal or exceed the Outstanding Balance of Eligible Receivables of such Obligor at such time, then the amount determined pursuant to this defined term for such Obligor shall be the greater of (a) $0 and (b) the Outstanding Balance of Eligible Receivables of such Obligor at such time.
“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.
“Contractual Dilution Accrual” means, at any time of determination, the aggregate amount of dilution or similar adjustments arising out of volume rebates, terms discounts, indirect rebates, direct rebates (net of any direct rebate recovery) and key promotional programs which are customary for the Originators and specified in the related Contract or applicable marketing program related to the applicable Receivable and Obligor thereof that are expected by the Servicer to be made or otherwise incurred with respect to the then outstanding Pool Receivables as such expected dilution and similar adjustments are reflected on the books and records of each Originator and reserved for by each Originator, as determined in consultation with the external accountants of Olin and in accordance with the customary procedures established by the Originators and such accountants.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Entity” means (a) each Seller-Related Party and each of its respective Subsidiaries and (b) each Person that, directly or indirectly, Controls a Person described in clause (a) above.
“CP Issuer” means, with respect to any Conduit Purchaser, any other Person which, in the ordinary course of its business, issues commercial paper notes, the proceeds of which commercial paper notes are made available to such Conduit Purchaser to fund such Conduit Purchaser’s business and activities (including, investments in, or loans secured by, accounts receivable and other financial assets).
“CP Notes” means short-term promissory notes issued, or to be issued, by any Conduit Purchaser or participating commercial paper conduit to fund its investments in accounts receivable or other financial assets.
“CP Rate” means, for any Conduit Purchaser and for any Yield Period for any Portion of Capital (a) the per annum rate equivalent to the weighted average cost (as determined by the applicable Group Agent and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to CP Notes of such Person or any participating commercial paper conduit maturing on dates other than those on which corresponding funds are received by the applicable commercial paper conduit, other borrowings by such Conduit Purchaser (other than under any Program Support Agreement) and any other costs associated with the issuance of CP Notes) of or related to the issuance of CP Notes or such other borrowings that are allocated, in whole or in part, by the applicable Conduit Purchaser or participating commercial paper conduit (or the applicable Group Agent) to fund or maintain such Portion of Capital (and which may be also allocated in part to the funding of other assets of such Conduit Purchaser or participating commercial paper conduit); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Capital for such Yield Period, the applicable Group Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the Seller agrees that any amounts payable to Conduit Purchasers in respect of Yield for any Yield Period with respect to any Portion of Capital funded by such Conduit Purchaser at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding CP Notes issued to fund or maintain such Portion of Capital that corresponds to the portion of the proceeds of such CP Notes that was used to pay the interest component of maturing CP Notes issued to fund or maintain such Portion of Capital, to the extent that the applicable commercial paper conduit had not received payments of interest in respect of such interest component prior to the maturity date of such maturing CP Notes (for purposes of the foregoing, the “interest component” of CP Notes equals the excess of the face amount thereof over the net proceeds received by the applicable commercial paper conduit from the issuance of CP Notes, except that if such CP Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such CP Notes through maturity) or (b) any other rate designated as the “CP Rate” for such Conduit Purchaser in the document pursuant to which such Person becomes a party as a Conduit Purchaser to this Agreement, or any other writing or agreement provided by such Conduit Purchaser to the Seller, the Servicer and the applicable Group Agent from time to time. Notwithstanding the foregoing, if the CP Rate as determined herein would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement. The “CP Rate” for any Conduit Purchaser for any day while an Event of Default has occurred and is continuing shall be an interest rate equal to the greater of (i) 2.00% per annum above the Base Rate and (ii) 2.00% per annum above the “CP Rate” calculated without giving effect to such Event of Default.
“Credit Agreement” shall have the meaning set forth in Schedule IV.
“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators and/or the Servicer as in effect on the Closing Date and described in Exhibit D, as modified in compliance with this Agreement.
“Daily 1M SOFR” means, for any day, the rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for such day for a one (1) month period, as published by the Term SOFR Administrator on such day; provided, that if Daily 1M SOFR, determined as provided above, would be less than the Floor, then Daily 1M SOFR shall be deemed to be the Floor. Such rate of interest will be adjusted automatically as of each Business Day based on changes in Daily 1M SOFR without notice to the Seller. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 P.M. on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date.
“Daily Report” means an Interim Report in substantially the form of Exhibit E-1, delivered on a daily basis, with respect to the Pool Receivables with data for the Business Day immediately preceding the applicable Interim Report Due Date as of the close of business on such Business Day.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to SOFR for the day (the “SOFR Determination Date”) that is two (2) Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate)

on the website of the Federal Reserve Bank of New York, at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the Floor, then Daily Simple SOFR shall be deemed to be the Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 P.M. on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided, that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Seller, effective on the date of any such change.
“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three (3) most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) (i) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the three (3) most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) ninety (90).
“DB Facility” means, the Second Amended and Restated Master Receivables Purchase Agreement, dated as of December 21, 2018 (as amended by Amendment No. 1, dated as of June 12, 2018, Amendment No. 2, dated as of June 28, 2018, Amendment No. 3, dated as of June 30, 2020, Amendment No. 4, dated as of July 1, 2021, Amendment No. 5, dated as of December 21, 2021, Amendment No. 6, dated as of June 12, 2022 and Amendment No. 7, dated as of December 23, 2022, the “DB Credit Agreement”), by and among Olin Corporation, Blue Cube Operations LLC, K.A. Steel Chemicals Inc., Winchester Ammunition, Inc., Pioneer Americas LLC, Deutsche Bank AG New York Branch and Deutsche Bank Trust Company Americas.
“Debt” means, as to any Person at any time of determination, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of (a) borrowed money, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) obligations (contingent or otherwise) under any acceptance, letter of credit or similar facilities, (d) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate or currency risk management device, (e) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including accounts payable, trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness), (f) any Guaranty of Debt of a type referred to in clauses (a) through (e) above and (g) all obligations of the kind referred to in clauses (a) through (f) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt expressly provide that such Person is not liable therefor.
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Deemed Collections” has the meaning set forth in Section 3.01(d)(ii).
“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such Fiscal Month, by (b) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the month that is four (4) Fiscal Months before such Fiscal Month.
“Defaulted Receivable” means a Receivable (without duplication):
(a)    as to which any payment, or part thereof, remains unpaid for (i) with respect to the Default Ratio as used in Section 9.01(f), ninety one (91) days or more and (ii) with respect to the Default Ratio as used in the definition of “Loss Reserve Percentage”, one hundred twenty one (121) days or more, from the original due date for such payment;
(b)    without duplication, which, consistent with the Credit and Collection Policy, is or should be written off the applicable Originator’s or the Seller’s books as uncollectible; or
(c)    without duplication, as to which an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto;
provided, however, that in each case above such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.
“Defaulting Purchaser” means, subject to Section 2.06(b), any Purchaser that (a) has failed to (i) fund all or any portion of its Investments within two (2) Business Days of the date such Investments were required to be funded hereunder unless such Purchaser notifies the Administrative Agent and the Seller in writing that such failure is the result of such Purchaser’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent or any other Purchaser any other amount required to be paid by it hereunder or generally under other agreements in which it agrees to extend credit or to purchase receivables within two (2) Business Days of the date when due, (b) has notified the Seller or the Administrative Agent in writing that it does not intend or expect to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Purchaser’s obligation to fund an Investment hereunder and states that such position is based on such Purchaser’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Seller, to confirm in writing to the Administrative Agent and the Seller that it will comply with its prospective funding obligations hereunder and is financially able to meet such obligations (provided, that such Purchaser shall cease to be a Defaulting Purchaser pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Seller) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided, that a Purchaser shall not be a Defaulting Purchaser solely by virtue of the ownership or acquisition of any equity interest in that Purchaser or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Purchaser with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Purchaser (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Purchaser. Any determination by the Administrative Agent that a Purchaser is a Defaulting Purchaser under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Purchaser shall be deemed to be a Defaulting Purchaser (subject to Section 2.06(b)) upon delivery of written notice of such determination to the Seller and each Group Agent.
“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the sum of (i) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day, plus (ii) the aggregate amount of Deemed Collections as of such date with respect to such Delinquent Receivables, by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.
“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for sixty one (61) days or more from the original due date for such payment; provided, however, that such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.
“Dilution” has the meaning set forth in Section 3.01(d)(i).

“Dilution Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such Fiscal Month by dividing: (a) the sum of (i) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during such Fiscal Month, plus (ii) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the preceding Fiscal Month, by (b) the Net Receivables Pool Balance as of the last day of such Fiscal Month. Within thirty (30) days of the completion and the receipt by the Administrative Agent of the results of any annual audit or field exam of the Receivables and the servicing and origination practices of the Servicer and the Originators, the numerator of the Dilution Horizon Ratio may be adjusted by the Administrative Agent upon not less than five (5) Business Days’ notice to the Seller to reflect such number of Fiscal Months as the Administrative Agent reasonably believes best reflects the business practices of the Servicer and the Originators and the actual amount of Dilution and Deemed Collections that occur with respect to Pool Receivables based on the weighted average dilution lag calculation completed as part of such audit or field exam.
“Dilution Ratio” means, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each Fiscal Month by dividing: (a) the aggregate amount of Dilution during such Fiscal Month (other than amounts that relate to amounts covered by the Contractual Dilution Accrual), by (b) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the month that is two (2) months prior to such Fiscal Month.
“Dilution Reserve Percentage” means, at any time, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the Dilution Horizon Ratio, multiplied by (b) the sum of (i) 2.25 times the average of the Dilution Ratios for the twelve (12) most recent Fiscal Months and (ii) the Dilution Volatility Component.
“Dilution Volatility Component” means, for any Fiscal Month, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of:
(a)    the positive difference, if any, between: (i) the highest Dilution Ratio for any Fiscal Month during the twelve (12) most recent Fiscal Months and (ii) the average of the Dilution Ratios for such twelve (12) Fiscal Months; multiplied by
(b)    the quotient of (i) the highest Dilution Ratio for any Fiscal Month during the twelve (12) most recent consecutive Fiscal Months divided by (ii) the average of the Dilution Ratios for such twelve (12) consecutive Fiscal Months.
“Dollar,” “Dollars,” “U.S. Dollars” and the symbol “$” means, in each case, the lawful currency of the United States of America.
“Drawn Fee” has the meaning set forth in the Fee Letters.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA

Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Federal Funds Rate” means for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100th of 1% announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Effective Federal Funds Rate” as of the date of this Agreement; provided, that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Effective Federal Funds Rate” for such day shall be the Effective Federal Funds Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Effective Federal Funds Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.06(b)(iv), (v) and (vi) (subject to such consents, if any, as may be required under Section 13.06(b)(iii)).
“Eligible Foreign Country” means any country that is not a Sanctioned Jurisdiction.
“Eligible Foreign Currency Receivable” means, at any time, any Foreign Currency Receivable that is denominated and payable in an Alternative Currency.
“Eligible Foreign Obligor” means an Obligor with respect to any Receivables that is domiciled in an Eligible Foreign Country (other than the United States or any State thereof).
“Eligible In-Transit Receivable” means, at any time, any In-Transit Receivable if (i) the related goods have been shipped not more than thirty (30) days prior to such date, (ii) the related Originator has not pledged inventory as collateral for any Debt and (y) no inventory of such Originator is encumbered in any way.
“Eligible Receivable” means, at any time of determination, a Pool Receivable:

(a)    the Obligor of which is: (i) either a U.S. Obligor or an Eligible Foreign Obligor; (ii) not a Sanctioned Person; (iii) not subject to any Insolvency Proceeding; (iv) not an Affiliate of a Seller-Related Party; (v) not the Obligor with respect to Delinquent Receivables with an aggregate Outstanding Balance exceeding 50% of the aggregate Outstanding Balance of all such Obligor’s Pool Receivables; (vi) not a natural person; and (vii) not a material supplier to any Originator or an Affiliate of a material supplier;
(b)    for which an Insolvency Proceeding shall not have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto;
(c)    that is denominated and payable only in U.S. Dollars or an Alternative Currency, and the Obligor with respect to which has been instructed to remit Collections in respect thereof directly to a Lock-Box or Collection Account;
(d)    that does not have a due date that, subject to limitations set forth in the definition of “Excess Concentration”, is more than two hundred ten (210) days after the original invoice date of such Receivable;
(e)    that (i) arises under a Contract for the sale of goods or services on an arm’s-length basis in the ordinary course of the applicable Originator’s business and (ii) does not constitute a loan or other similar financial accommodation being provided by the applicable Originator;
(f)    that arises under a duly authorized Contract that (i) is in full force and effect, (ii) is governed by the law of the United States of America or of any State thereof, Canada or Germany, (iii) is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law and (iv) the payments thereunder are free and clear of any withholding Taxes;
(g)    that, together with the Contract related thereto, conforms in all material respects with all Applicable Laws (including any Applicable Laws relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);
(h)    with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the sale and assignment thereof under the Purchase and Sale Agreements have been duly obtained, effected or given and are in full force and effect, other than any filings under the Federal Assignment of Claims Act (or any other similar Applicable Law, including any state or municipal law or regulation);
(i)    that is not subject to any existing dispute, litigation, right of rescission, set-off (including, customer deposits, advance payments (including payments related to unearned revenues), etc.), counterclaim, hold back defense, any other defense against the applicable Originator (or any assignee of such Originator) or Adverse Claim, and the Obligor of which holds no right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise, the sale of which shall have given rise to such Receivable; provided, that only the portion of such Pool Receivable subject to such dispute, litigation, right of rescission, set-off, counterclaim, hold back defense or Adverse Claim shall be ineligible;
(j)    that, (i) satisfies all applicable requirements of the Credit and Collection Policy and (ii) together with the Contract related thereto, has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 8.02(a);
(k)    prior to the sale, assignment and transfer hereunder, in which the Seller owns good and valid title, free and clear of any Adverse Claims, and that is freely assignable (including without any consent of the related Obligor or any Governmental Authority);
(l)    for which the Administrative Agent (on behalf of the Secured Parties) shall have a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim;
(m)    that (i) constitutes an “account” or “payment intangible” (as defined in the UCC), (ii) is not evidenced by “instruments” or “chattel paper” (each as defined in the UCC) and (iii) does not constitute, or arise from the sale of, as “extracted collateral” (as defined in the UCC);
(n)    that is neither a Defaulted Receivable nor a Delinquent Receivable;
(o)    for which no Seller-Related Party has established any offset or netting arrangements with the related Obligor in connection with the ordinary course of payment of such Receivable;
(p)    that, other than for Eligible In-Transit Receivables, represents amounts earned and payable by the Obligor and the related goods or merchandise shall have been shipped and/or services performed;
(q)    which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance;
(r)    which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods;
(s)    that, if such Receivable is an In-Transit Receivable, is an Eligible In-Transit Receivable;
(t)    that, if such Receivable is a Foreign Currency Receivable, is an Eligible Foreign Currency Receivable;
(u)    represents amounts that have been recognized as revenue by the applicable Originator on its financial books and records under GAAP;
(w)    that has been transferred by an Originator to the Seller pursuant to the applicable Purchase and Sale Agreement with respect to which transfer all conditions precedent under the applicable Purchase and Sale Agreement have been met or waived by the Administrative Agent in writing; and
(x)    for which neither the related Originator nor any Affiliate thereof is holding any deposits or advance payments received by or on behalf of the related; provided, that only the portion of such Pool Receivable in an amount equal to the aggregate amount of all such deposits or advance payments from such Obligor at such time shall be ineligible.
“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
“ERISA Event” means (a) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (b) a withdrawal by the Seller or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Seller or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is insolvent, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA with respect to any Pension Plan or Multiemployer Plan, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Seller or any member of the ERISA Group.
“ERISA Group” means, at any time, the Seller and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Seller, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.
“Erroneous Payment” has the meaning set forth in Section 10.14.
“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 10.14.
“Erroneous Payment Return Deficiency” has the meaning set forth in Section 10.14.
“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 10.14.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” or “€” means the single currency of participating member states of the European Monetary Union.
“Event of Default” means any of the events described in Section 9.01. For the avoidance of doubt, any Event of Default that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 13.01.
“Excess Concentration” means the sum of the following amounts, without duplication:
(a)    the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of (i) the aggregate Outstanding Balance of the Eligible Receivables of such Obligor, over (ii) the product of (A) such Obligor’s Concentration Percentage, multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables; plus
(b)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Governmental Authorities, net of any other Excess Concentration amounts, over (ii) the product of (A) if an Olin Ratings Event has occurred and is continuing and the Majority Group Agents have notified the Seller in writing, 7.50%, otherwise 15.0%, multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(c)    excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are (x) Eligible Foreign Obligors organized in, and whose principal place of business is in, a country that has a long-term sovereign foreign-currency rating equal to or greater than “BBB-” by S&P and “Baa3” by Moody’s and (y) originated by an Originator other than a Canadian Originator, net of any other Excess Concentration amounts, over (ii) the product of (A) 10.0%, multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(d)    excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are (x) Eligible Foreign Obligors organized in, and whose principal place of business is in, a country that has a long-term sovereign foreign-currency rating less than “BBB-” by S&P or “Baa3” by Moody’s and (y) Group A Obligors, Group B Obligors and Group C Obligors, net of any other Excess Concentration amounts, over (ii) the product of (A) 7.50%, multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(e)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible In-Transit Receivables, over (ii) the product of (A) if an Olin Ratings Event has occurred and is continuing, 0.0%, otherwise, 5.0%, multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(f)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables that have a due date greater than ninety (90) days but less than, or equal to, two hundred ten (210) days after the original invoice date of such Eligible Receivables, net of any other Excess Concentration amounts, over (ii) the product of (A) 15.0%, multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(g)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Foreign Currency Receivables over (ii) the product of (A) 25%, multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; provided, that with respect to any Receivable described in this clause (g), the applicable percentage in clause (A) may be amended by the Administrative Agent upon five (5) days’ notice to the Seller if Olin’s long-term debt rating is less than “BB” by S&P and “Ba2” by Moody’s; plus
(h)    the excess (if any) of (i) the Contra Receivables Balance over (ii) the product of (A) 12.5%, multiplied by (B) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; provided, that with respect to any Receivable described in this clause (h), the applicable percentage in clause (A) may be amended by the Administrative Agent upon five (5) days’ notice to the Seller if Olin’s long-term debt rating is less than “BB” by S&P and “Ba2” by Moody’s.
“Exchange Act” means the Securities Exchange Act of 1934, as the same may be amended or supplemented from time to time.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person , (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the Applicable Laws of, or having its principal office or, in the case of any Purchaser, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in an Investment or Commitment pursuant to a law in effect on the date on which (i) such Purchaser acquires such interest in such Investment or Commitment (other than pursuant to an assignment request by the Seller under Section 4.04) or (ii) such Purchaser changes its lending office, except in each case to the extent that, pursuant to Section 4.03(f) or 4.03(g), amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office, (c) Taxes attributable to such Affected Person’s failure to comply with Section 4.03(f) and (d) any U.S. federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of the Seller to provide documentation or information to the IRS).
“Facility Limit” means $500,000,000, as reduced or increased from time to time pursuant to Section 2.02(e) or 2.02(g), as applicable. References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
“Fee Letter” has the meaning set forth in Section 2.03(a).
“Fees” has the meaning set forth in Section 2.03(a).
“Final Maturity Date” means the earlier to occur of (a) the date that is thirty (30) days following the Scheduled Termination Date and (b) the Termination Date.
“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital and Aggregate Yield have been paid in full, (ii) all Seller Obligations have been paid in full, (iii) all other amounts owing to the Secured Parties and any other Seller Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.
“Financial Covenant” shall have the meaning set forth in Schedule IV, which schedule may be amended, modified, restated, supplemented or replaced by Olin from time to time upon the written consent of the Administrative Agent and each Group Agent.

“Financial Officer” means, with respect to any Seller-Related Party, the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Principal Accounting Officer, President, Vice President, Treasurer, Assistant Treasurer, Comptroller or Secretary of such Seller-Related Party, any manager or the members (as applicable) in the case of any Seller-Related Party which is a limited liability company, or such other individuals, designated by written notice to the Administrative Agent from the Seller, authorized to execute notices, reports and other documents on behalf of such Seller-Related Party required hereunder. The Seller may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.
“Fiscal Month” means each calendar month.
“Fitch” means Fitch, Inc. and any successor thereto that is a nationally recognized statistical rating organization.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Daily 1M SOFR, Daily Simple SOFR or the Term SOFR Rate, as applicable, or, if no floor is specified, zero
“Foreign Currency Receivable” means, at any time, any Receivable that is denominated and payable in an Alternative Currency lawful currency of a country other than the United States of America.
“Foreign Currency Reserve Percentage” means, at any time of determination, the sum for each Alternative Currency of the quotient, expressed as a percentage, of (a) the product of (i) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of Pool Receivables denominated in such Alternative Currency at such time, multiplied by (ii) the VaR Percentage for such Alternative Currency, divided by (b) the Net Receivables Pool Balance.
“Foreign Purchaser” means (i) if the Seller is a U.S. Person, a Purchaser that is not a U.S. Person and (ii) if the Seller is not a U.S. Person, a Purchaser that is resident or organized under the Applicable Laws of a jurisdiction other than that in which the Seller is resident for tax purposes.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in trade accounts receivables, commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as are in effect from time to time, subject to the provisions of Section 1.03, and applied on a consistent basis both as to classification of items and amounts.
“German Originator” means Blue Cube Germany Assets GmbH & Co. KG, a German limited partnership (Kommanditgesellschaft).

“German Receivable” has the meaning set forth in Schedule V.
“German Related Security” has the meaning set forth in Schedule V.
“Governmental Authority” means the government of the United States of America or of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Government Official” means any officer, employee, official, representative, or any Person acting for or on behalf of any Governmental Authority, government-owned or government-controlled association, organization, business, or enterprise, or public international organization, any political party or official thereof and any candidate for political office.
“Group” means, (i) for any Conduit Purchaser, such Conduit Purchaser, together with such Conduit Purchaser’s Related Committed Purchasers and related Group Agent, (ii) for PNC, PNC as a Committed Purchaser and as a Group Agent, (iii) for any other Purchaser that does not have a Related Conduit Purchaser, such Purchaser, together with such Purchaser’s related Group Agent and each other Purchaser for which such Group Agent acts as a Group Agent hereunder.
“Group A Obligor” means any Obligor (or its parent or majority owner or guarantor, as applicable, if such Obligor is not rated) with a short-term rating of at least: (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “A+” or better by S&P on such Obligor’s, its parent’s, or its majority owner’s or guarantor’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P 1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Al” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s or guarantor’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, that if an Obligor (or its parent or majority owner or guarantor, as applicable, if such Obligor is not rated) receives a split rating from S&P and Moody’s, then such Obligor (or its parent or majority owner or guarantor, as applicable) shall be deemed to have the higher rating, and such deemed rating shall be used for the purposes of whether such rating satisfies clauses (a) and (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage”, the “Concentration Reserve” and clause (i) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.
“Group Agent” means each Person acting as agent on behalf of a Group and designated as the Group Agent for such Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Group Agent for any Group pursuant to an

Assumption Agreement, an Assignment and Acceptance Agreement or otherwise in accordance with this Agreement.
“Group Agent’s Account” means, with respect to any Group, the account(s) from time to time designated in writing by the applicable Group Agent to the Seller and the Servicer for purposes of receiving payments to or for the account of the members of such Group hereunder.
“Group B Obligor” means an Obligor (or its parent or majority owner or guarantor, as applicable, if such Obligor is not rated) that is not a Group A Obligor, with a short-term rating of at least: (a) “A-2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB+” to “A” by S&P on such Obligor’s, its parent’s or its majority owner’s or guarantor’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P 2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baal” to “A2” by Moody’s on such Obligor’s, its parent’s or its majority owner’s or guarantor’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, that if an Obligor (or its parent or majority owner or guarantor, as applicable, if such Obligor is not rated) receives a split rating from S&P and Moody’s, then such Obligor (or its parent or majority owner or guarantor, as applicable) shall be deemed to have the higher rating, and such deemed rating shall be used for the purposes of whether such rating satisfies clauses (a) and (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage”, the “Concentration Reserve” and clause (i) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.
“Group C Obligor” means an Obligor (or its parent or majority owner or guarantor, as applicable, if such Obligor is not rated) that is not a Group A Obligor or a Group B Obligor, with a short-term rating of at least: (a) “A-3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB-” to “BBB” by S&P on such Obligor’s, its parent’s or its majority owner’s or guarantor’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P 3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” to “Baa2” by Moody’s on such Obligor’s, its parent’s or its majority owner’s or guarantor’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, that if an Obligor (or its parent or majority owner or guarantor, as applicable, if such Obligor is not rated) receives a split rating from S&P and Moody’s, then such Obligor (or its parent or majority owner or guarantor, as applicable) shall be deemed to have the higher rating, and such deemed rating shall be used for the purposes of whether such rating satisfies clauses (a) and (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage”, the

“Concentration Reserve” and clause (i) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.
“Group Commitment” means, with respect to any Group, at any time of determination, the aggregate Commitments of all Committed Purchasers within such Group.
“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor; provided, that any Obligor (or its parent or majority owner, as applicable, if such Obligor is unrated) that is not rated by both Moody’s and S&P shall be a Group D Obligor.
“Guaranteed Obligations” has the meaning set forth in Section 2.08(a).
“Guaranty” means, with respect to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any such liability arising by virtue of partnership agreements, including any agreement to indemnify or hold harmless any other Person, any performance bond or other surety ship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business. The amount of obligations under a Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Administrative Agent in good faith.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller-Related Party under any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Independent Director” has the meaning set forth in Section 7.03(c).
“Initial Schedule of Sold Receivables” means the schedule identifying all Sold Receivables as of the Closing Date, which list the Seller delivered to the Administrative Agent and the Purchasers on or prior to the Closing Date.
“Insolvency Proceeding” means any proceeding seeking a decree or order for relief in respect of any Seller-Related Party or Subsidiary of a Seller-Related Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Seller-Related Party or Subsidiary of a Seller-Related Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

“Intended Tax Treatment” has the meaning set forth in Section 13.15.
“Interim Report” means, as the context may require, a Daily Report or a Weekly Report.
“Interim Report Due Date” means (a) with respect to each Daily Report, no later than 12:00 P.M. on each Business Day and (b) with respect to each Weekly Report, no later than 3:00 P.M. on the first Business Day of each calendar week.
“In-Transit Receivable” means, at any time, any Receivable arising in connection with the sale of any goods or merchandise that as of such time, have been shipped but not delivered to the related Obligor.
“Investment” means any payment of Capital by a Purchaser to the Seller pursuant to Section 2.02.
“Investment Company Act” means the Investment Company Act of 1940, as the same may be amended or supplemented from time to time.
“International Trade Laws” means all Laws relating to economic and financial sanctions, trade embargoes, export controls, customs and anti-boycott measures.
“Investment Request” means a letter in substantially the form of Exhibit A hereto delivered by the Seller to the Administrative Agent and the Purchasers pursuant to Section 2.02(a).
“IRS” means the United States Internal Revenue Service.
“LCR Security” means any commercial paper or security (other than equity securities issued to any Person that is a consolidated subsidiary of Olin under GAAP) within the meaning of Paragraph __.32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).
“Lending Office” means, as to the Administrative Agent or any Purchaser, the office or offices of such Person described as such in such Purchaser’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Seller and the Administrative Agent.
“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
“Linked Account” means any controlled disbursement account, controlled balance account or other deposit account maintained by a Collection Account Bank for any Seller-

Related Party or any Affiliate thereof and linked to any Collection Account by a zero balance account connection or other automated funding mechanism or controlled balance arrangement.
“Liquidity Agent” means any bank or other financial institution acting as agent for the various Liquidity Providers under each Liquidity Agreement.
“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Provider agrees to make purchases or advances to, or purchase assets from, a Conduit Purchaser in order to provide liquidity for such Conduit Purchaser’s interests hereunder.
“Liquidity Provider” means each bank or other financial institution that provides liquidity support to a Conduit Purchaser pursuant to a Liquidity Agreement.
“LLC Division” means, in the event a Person is a limited liability company, (a) the division of such Person into two or more newly formed limited liability companies (whether or not such Person is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the Applicable Laws of any other State or Commonwealth or of the District of Columbia or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable Governmental Authority that results or may result in, any such division.
“Lock-Box” means each locked postal box (if any) subject to an Account Control Agreement or Account Pledge Acknowledgement, as applicable, pursuant to which a Collection Account Bank has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).
“Loss Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed, as of the last day of such Fiscal Month, by dividing: (a) the sum of (i) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the four (4) most recent Fiscal Months, plus (ii) if the Weighted Average Payment Terms is greater than thirty (30) days, the product of (x) the Loss Horizon Terms Component, and (y) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the fifth (5th) most recent Fiscal Month; by (b) the Net Receivables Pool Balance as of such date.
“Loss Horizon Terms Component” means (a) if the Weighted Average Payment Terms is less than or equal to thirty (30) days, zero (0) or (b) if the Weighted Average Payment Terms is greater than thirty (30) days, (i) (A) the Weighted Average Payment Terms minus (B) thirty (30), divided by (ii) thirty (30).

Loss Reserve Percentage” means, at any time of determination, the product of (a) 2.25, times (b) the highest average of the Default Ratios for any three (3) consecutive Fiscal Months during the twelve (12) most recent Fiscal Months, times (c) the Loss Horizon Ratio.
“Luxembourg Account Pledge Agreement” means the Account Pledge Agreement, dated as of the Closing Date, by the Seller in favor of the Administrative Agent with respect to the Collection Account(s) domiciled in Luxembourg, in form and substance satisfactory to the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Majority Group Agents” means one or more Group Agents which in its Group, or their combined Groups, as the case may be, have Committed Purchaser representing more than 50% of the aggregate Commitments of all Committed Purchasers in all Groups (or, if the Commitments have been terminated, have Purchasers representing more than 50% of the aggregate outstanding Capital held by all the Purchasers in all Groups); provided, however, that in no event shall the Majority Group Agents include fewer than two (2) Group Agents at any time when there are two (2) or more Groups.
“Material Adverse Effect” means relative to any Person (provided, that if no particular Person is specified, “Material Adverse Effect” shall be deemed to be relative to the Seller-Related Parties, taken as a whole) with respect to any event or circumstance, a material adverse effect on any of the following:
(a)    the assets, operations, business or financial condition (i) if such Person is the Seller, of the Seller, (ii) if such Person is an Originator, of such Originator or (iii) if such Person is the Servicer or the Performance Guarantor, of the Servicer, the Performance Guarantor and the Originators, taken as a whole;
(b)    the ability of such Person to perform its obligations under this Agreement or any other Transaction Document to which it is a party;
(c)    the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability, value or collectability of any material portion of the Pool Receivables;
(d)    the perfection, enforceability or priority of the Administrative Agent’s security interest in the Supporting Assets; or
(e)    the rights and remedies of any Purchaser Party under the Transaction Documents or associated with its respective interest in the Supporting Assets.
“Minimum Dilution Reserve Percentage” means, at any time, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the average of the Dilution Ratios for the twelve (12) most recent Fiscal Months, multiplied by (b) the Dilution Horizon Ratio.

“Minimum Funding Threshold” means an amount equal to or greater than the lesser of (a) fifty percent (50%) of the Facility Limit and (b) the Capital Coverage Amount; provided, however, that on any day that occurs during a Minimum Funding Threshold Holiday, the Minimum Funding Threshold shall be zero ($0).
“Minimum Funding Threshold Holiday” means each seven (7) consecutive calendar day period designated as a “Minimum Funding Threshold Holiday” by the Seller in writing to the Administrative Agent at least five (5) Business Days prior to the commencement thereof; provided, that the Seller shall not designate a “Minimum Funding Threshold Holiday” more than once in any fiscal quarter.
“Monthly Report” means a report regarding the Pool Receivables and the transactions contemplated hereby, substantially in the form of Exhibit E-3.
“Monthly Settlement Date” means the twenty fifth (25th) day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.
“Multiemployer Plan” means any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Seller or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years, has made or had an obligation to make such contributions, or to which the Seller or any member of the ERISA Group has any liability (contingent or otherwise).
“Net Receivables Pool Balance” means, at any time of determination: (a) the aggregate Outstanding Balance of Eligible Receivables then in the Receivables Pool, minus (b) the sum of (i) the Excess Concentration, plus (ii) the Contractual Dilution Accrual.
“Non-Consenting Purchaser” means any Purchaser, or each member of any Group represented by a Group Agent, that does not approve any consent, waiver, amendment or other modification that (a) requires the approval of all Purchasers or Group Agents or all affected Purchasers or Group Agents in accordance with the terms of Section 13.01 and (b) has been approved by the Majority Group Agents.
“Non-Defaulting Purchaser” means, at any time, each Purchaser that is not a Defaulting Purchaser at such time.
“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.
“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor less the amount(s) (if any) then included in the calculation of the Excess Concentration with respect to such Obligor and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Olin” has the meaning set forth in the preamble to this Agreement.
“Olin Canada” means Olin Canada ULC, an unlimited company formed under the laws of Nova Scotia.
“Olin Ratings Event” means Olin’s long-term senior unsecured and uncredit-enhanced debt securities are rated (a) less than “BB-” by S&P and (b) less than “Ba3” by Moody’s.
“Originator” and “Originators” means each of the U.S. Originators, the Canadian Originator and the German Originator.
“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Investment or Transaction Document).
“Other Taxes” means any and all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies or fees arising from any payment made hereunder or from the execution, delivery, performance, filing, registration, recording or enforcement of, or receipt or perfection of a security interest under, or otherwise in respect of, this Agreement, the other Transaction Documents and the other documents or agreements to be delivered hereunder or thereunder, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.04).
“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof.
“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. Such rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Seller.
“Participant” has the meaning set forth in Section 13.06(e).
“Participant Register” has the meaning set forth in Section 13.06(e).
“Payment Recipient” has the meaning set forth in Section 10.14.
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
“Pension Plan” means at any time an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (a) is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group, (b) has at any time within the preceding five (5) years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a “multiple employer” or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years or (c) or to which the Seller or any member of the ERISA Group may have any liability (contingent or otherwise).
“Performance Guarantor” means Olin.
“Performance Guaranty” means the Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Person” means any natural person, corporation (including a business trust), joint stock company, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Personal Data” means personal data of the Administrative Agent and other Persons in connection with the processing, administering and managing the Receivables, including names, contact details, bank account, payment and other financial information, know-your-client information and government-issued identifiers and identification documents.
“PINACLE” means PNC’s PINACLE® auto-advance service or any similar or replacement electronic loan administration service implemented by PNC.

“PINACLE Agreement” means a separate written agreement between the Seller and PNC regarding PINACLE, and any amendments, modifications or replacements thereof.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Seller or any member of the ERISA Group or any such Plan to which the Seller or any member of the ERISA Group is required to contribute on behalf of any of its employees, in each case, of which a trust is a part, which trust and employee benefit plan are intended to satisfy the requirements of Section 401(a) of the Code and which trust is intended to be exempt from taxation pursuant to Section 501(a) of the Code.
“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“PNC” has the meaning set forth in the preamble to this Agreement.
“Pool Receivable” means a Receivable in the Receivables Pool.
“Pool Report” means each Interim Report and Monthly Report.
“Portion of Capital” means, with respect to any Purchaser and its related Capital, the portion of such Capital being funded or maintained by such Purchaser by reference to a particular interest rate basis.
“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its main offices in Pittsburgh, Pennsylvania as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.
“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or more surety bonds for which any Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by any Conduit Purchaser to any Program Support Provider of any Investment (or portions thereof or participation interest therein) maintained by such Conduit Purchaser and/or (d) the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s receivables-securitization program contemplated in this Agreement, together with any letter of credit, surety bond or other instrument issued thereunder.
“Program Support Provider” means and includes, with respect to any Conduit Purchaser, any Liquidity Provider and any other Person (other than any customer of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Purchase and Sale Agreements” means the U.S Purchase and Sale Agreement and the Canadian Purchase and Sale Agreement.
“Purchase and Sale Termination Event” has the meaning set forth in each Purchase and Sale Agreement.
“Purchaser Party” means each Purchaser, each Group Agent, the Structuring Agent and the Administrative Agent.
“Purchaser Ratings Event” means a Purchaser’s U.S. Dollar denominated short-term asset-backed commercial paper notes, if any, are rated (a) less than “A-1” by S&P and (b) less than “P-1” by Moody’s.
“Purchasers” means the financial institutions named on Schedule I and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Purchaser.
“Quebec Assignment Agreement” means a Quebec assignment agreement executed by the Seller in favor of the Administrative Agent (on behalf of the Purchasers and as assignee of the Seller) substantially in the form of Exhibit I.
“Rating Agency” means each of S&P, Fitch and Moody’s (and/or each other nationally recognized statistical rating organization then rating the CP Notes of any Conduit Purchaser).
“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator or the Seller (as assignee of an Originator) or the Administrative Agent (on behalf of the Purchasers and as assignee of the Seller), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, and includes, without limitation, the obligation to pay any service charges, finance charges, interest, fees and other charges with respect thereto. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.
“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables transferred (or purported to be transferred) to the Seller pursuant to the Purchase and Sale Agreements (including both Sold Receivables and Unsold Receivables) prior to the Termination Date.
“Reduction Notice” means a letter in substantially the form of Exhibit B delivered by the Seller to the Administrative Agent and the Purchasers pursuant to Section 2.02(d).
“Register” has the meaning set forth in Section 13.06(d).

“Related Committed Purchaser” means, with respect to any Conduit Purchaser, the Committed Purchaser specified as its Related Committed Purchaser in this Agreement or in the agreement pursuant to which such Committed Purchaser became a party hereto in such capacity with the written agreement of such Conduit Purchaser, such Committed Purchaser, the Seller and the Administrative Agent.
“Related Conduit Purchaser” means, with respect to any Committed Purchaser, the Conduit Purchaser (if any) for which it is a Related Committed Purchaser.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, managers, officers, employees, members, investors, financing sources, insurers, representatives, controlling persons and agents, including accountants, legal counsel and other advisors of such Person and of such Person’s Affiliates.
“Related Rights” has the meaning set forth in each Purchase and Sale Agreement.
“Related Security” means, with respect to any Receivable:
(a)    all of the Seller’s and each Originator’s interest in any goods (including Returned Goods), and documentation of title evidencing the shipment or storage of any goods (including Returned Goods), the sale of which gave rise to such Receivable;
(b)    all instruments and chattel paper that may evidence such Receivable;
(c)    all letter of credit rights, other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;
(d)    all of the Seller’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;
(e)    all books and records of the Seller and each Originator to the extent related to any of the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each Lock-Box and Collection Account, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds (as such term is defined in the applicable UCC);
(f)    all of the Seller’s rights, interests and claims under each Purchase and Sale Agreement and the other Transaction Documents; and
(g)    all Collections and other proceeds (as defined in the UCC) of such Receivable or any of the foregoing.

“Release” has the meaning set forth in Section 3.01(a).
“Relevant Data Subject” means the Administrative Agent or any other individual to whom Personal Data relates.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.
“Removal Effective Date” has the meaning set forth in Section 10.06(b).
“Reportable Compliance Event” means that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, by, or enters into a settlement with a Governmental Authority in connection with any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or any predicate crime to any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (b) any Covered Entity engages in a transaction that has caused or would cause any Person hereunder (including any Purchaser Party and any underwriter, advisor, investor, or otherwise) to be in violation of any International Trade Law or Anti-Corruption Law, including a Covered Entity’s use of any proceeds of the Investments hereunder to directly or indirectly fund any activities or business of, with, or for the benefit of any Person that is a Sanctioned Person, or to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction; (c) any Supporting Assets qualifies as Blocked Property; or (d) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the International Trade Law- or Anti-Corruption Law-specific representations and covenants herein.
“Required Capital Amount” means $15,000,000.
“Resignation Effective Date” has the meaning set forth in Section 10.06(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payments” has the meaning set forth in Section 7.01(r).
“Returned Goods” means all right, title and interest in and to returned, repossessed or foreclosed goods and/or merchandise the sale of which gave rise to a Receivable.
“RPMRR” means the Register of Personal and Movable Real Rights for the Province of Quebec.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto that is a nationally recognized statistical rating organization.

“Sanctioned Jurisdiction” means, at any time, a country, area, territory, or jurisdiction that is the subject or target of comprehensive U.S. sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic.
“Sanctioned Person” means any Person that is (a) located in, organized under the laws of, or ordinarily resident in a Sanctioned Jurisdiction; (b) identified on any sanctions-related list maintained by any Compliance Authority; or (c) owned 50% or more, in the aggregate, directly or indirectly by or controlled by one or more Persons described in clauses (a) or (b) above.
“Scheduled Termination Date” means November 19, 2027.
“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.
“Secured Parties” means each Purchaser Party, each Seller Indemnified Party and each Affected Person and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05.
“Securities Act” means the Securities Act of 1933, as the same may be amended or supplemented from time to time.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Collateral” has the meaning set forth in Section 2.08(i)(i).
“Seller Guaranty” has the meaning set forth in Section 2.08(a).
“Seller Indemnified Amounts” has the meaning set forth in Section 12.01.
“Seller Indemnified Party” has the meaning set forth in Section 12.01.
“Seller Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Seller to any Purchaser Party, Seller Indemnified Party and/or Affected Person arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital and Yield, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, yield, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Seller (in each case whether or not allowed as a claim in such proceeding).
“Seller-Related Party” means each of the Seller, the Servicer, the Performance Guarantor, Olin, the Originators and any other Affiliate of Olin from time to time party to any Transaction Document.

“Seller’s Net Worth” means, at any time of determination, an amount equal to (i) the aggregate Outstanding Balance of all Pool Receivables at such time, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the aggregate accrued and unpaid Yield at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance of all Subordinated Notes at such time, plus (E) the aggregate accrued and unpaid interest on all Subordinated Notes at such time, plus (F) without duplication, the aggregate accrued and unpaid other Seller Obligations at such time.
“Servicer” has the meaning set forth in the preamble to this Agreement.
“Servicer Accounts” means each account listed on Schedule II (as such schedule may be modified from time to time in connection with the closing or opening of any Servicer Account in accordance with the terms hereof), in each case, in the name of the Servicer and maintained at a bank or other financial institution acting as a Collection Account Bank.
“Servicer Indemnified Amounts” has the meaning set forth in Section 12.02.
“Servicer Indemnified Party” has the meaning set forth in Section 12.02.
“Servicing Fee” means the fee referred to in Section 8.07(a).
“Servicing Fee Rate” means 1.00% per annum.
“Settlement Date” means with respect to any Portion of Capital for any Yield Period or any Yield or Fees (i) so long as no Event of Default has occurred and is continuing and the Termination Date has not occurred, the Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Default has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents); provided, that the Administrative Agent (with the consent or at the direction of the Majority Group Agents) may select such Settlement Date to occur as frequently as daily, or, in the absence of such selection, the Monthly Settlement Date.
“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Adjustment” means ten (10) basis points (0.10%).
“Sold Assets” has the meaning set forth in Section 2.01(b).
“Sold Receivables” means, collectively, (a) the Pool Receivables specified as “Sold Receivables” on the Initial Schedule of Sold Receivables, (b) all additional Pool Receivables specified as “Sold Receivables” on the Investment Requests delivered with respect to all subsequent Investments made hereunder and (c) all additional Pool Receivables designated as “Sold Receivables” and transferred by the Seller pursuant to Section 2.01(b) in connection with a Release as contemplated by the first paragraph in Section 3.01(a).

“Solvent” means, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.
“Spot Rate” means, on any day, (a) for the purpose of exchanging U.S. Dollars to Alternative Currency or Alternative Currency to U.S. Dollars in connection with applying funds to pay amounts owing hereunder or under the Transaction Documents in accordance with this Agreement, the actual rate used by the Administrative Agent’s principal foreign exchange trading office for the purchase by the Administrative Agent of the applicable currency with the other currency through its principal foreign exchange trading office and (b) for the purpose of making any calculation hereunder that does not require the actual exchange of U.S. Dollars for Alternative Currency or Alternative Currency for U.S. Dollars to make a payment of amounts owing hereunder or under the Transaction Documents: (i) with respect to the determination of the U.S. Dollar Equivalent of any amount denominated in Alternative Currency, the exchange rate at which such Alternative Currency may be exchanged into U.S. Dollars as set forth at approximately 11:00 A.M. on such day as published on the Bloomberg Key Cross-Currency Rates Page for such Alternative Currency or (ii) with respect to the determination of the Alternative Currency equivalent of any amount denominated in U.S. Dollars, the exchange rate at which U.S. Dollars may be exchanged into Alternative Currency as set forth at approximately 11:00 A.M. on such day as published on the Bloomberg Key Cross-Currency Rates Page for U.S. Dollars. In the event that such rate does not appear on any Bloomberg Key Cross Currency Rates Page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent and is reasonably satisfactory to the Servicer, or, in the absence of such an agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 A.M. on such date for the purchase of U.S. Dollars with the applicable Alternative Currency for delivery two (2) Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Statements” has the meaning set forth in Section 6.01(dd).
“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.
“Sub-Servicer” has the meaning set forth in Section 8.01(d).
“Subordinated Note” has the meaning set forth in each Purchase and Sale Agreement.
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.
“Supporting Assets” means all Sold Assets and all Seller Collateral.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholdings), assessments, fees or other charges, in each case in the nature of a tax and imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
“TD Bank” means The Toronto-Dominion Bank.
“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the Facility Limit is terminated in whole pursuant to Section 2.02(e), (c) the date on which the “Termination Date” is declared or deemed to have occurred under Section 9.02 and (d) the date on which all Commitments have been reduced to zero.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Rate” means, with respect to any amount for which the Term SOFR Reference Rate applies, for any day in any Yield Period, the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for a term of one (1) month, as such rate is published by the Term SOFR Administrator, on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Yield Period, as such rate is published by the Term SOFR Administrator. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 P.M. on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3)

Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the Floor, then the Term SOFR Rate shall be deemed to be the Floor.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Total Reserves” means, at any time of determination, an amount equal to the product of (a) the sum of: (i) the Yield Reserve Percentage, plus (ii) the Foreign Currency Reserve Percentage, plus (iii) the greater of (x) the sum of the Concentration Reserve Percentage plus the Minimum Dilution Reserve Percentage and (y) the sum of the Loss Reserve Percentage plus the Dilution Reserve Percentage, times (b) the Net Receivables Pool Balance at such time.
“Transaction Documents” means this Agreement, each Purchase and Sale Agreement, each Canadian Originator Quebec Assignment Agreement, the Quebec Assignment Agreement, the Account Control Agreement(s), each Fee Letter, each Subordinated Note, the Performance Guaranty, the Canadian Sub-Servicing Agreement, the Canadian Security Agreement, the Canadian Account Pledge Agreement, the Luxembourg Account Pledge Agreement, the Account Pledge Acknowledgement and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
“Transaction Information” means any information provided to any Rating Agency, in each case, to the extent related to such Rating Agency providing or proposing to provide a rating of any CP Notes or monitoring such rating, including, without limitation, information in connection with the Seller, the Originators, the Servicer, the Receivables or the transactions contemplated hereby.
“Truist” means Truist Bank.
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undrawn Fee” has the meaning set forth in the Fee Letters.
“Unmatured Event of Default” means an event that but for notice or lapse of time or both would constitute an Event of Default.
“Unmatured Purchase and Sale Termination Event” has the meaning set forth in each Purchase and Sale Agreement.
“Unsold Receivables” means, at any time, all Pool Receivables that are not then Sold Receivables.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same may be amended or supplemented from time to time.
“U.S. Dollar Equivalent” means, on any date on which a determination thereof is to be made, with respect to (a) any amount denominated in U.S. Dollars, such amount and (b) any amount denominated in an Alternative Currency, the U.S. Dollar equivalent of such amount of such Alternative Currency determined by reference to the Spot Rate determined as of such determination date.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Obligor” means an Obligor that is a corporation or other business organization and is organized under the laws of the United States of America (or of a United States of America territory, district, state, commonwealth, or possession, including, without limitation, Puerto Rico and the U.S. Virgin Islands) or any political subdivision thereof.
“U.S. Originator” means each “U.S. Originator” under the U.S. Purchase and Sale Agreement, as the same may be modified from time to time by adding new U.S. Originators or removing U.S. Originators, in each case with the prior written consent of the Administrative Agent.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among the Servicer, the U.S. Originators, the German Originator and the Seller, as such agreement may be amended, supplemented or otherwise modified from time to time.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 4.03(f)(ii)(2).

“VaR Percentage” means, with respect to: (i) Euros, 6.75%, (ii) Canadian Dollars, 5.75% or (iii) such other value-at-risk-percentage with respect to the applicable Alternative Currency designated as such by the Administrative Agent from time to time by not less than ten (10) Business Days’ prior written notice to the Seller.
“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956 and the applicable rules and regulations thereunder, as the same may be amended or supplemented from time to time.
“Weekly Report” means an Interim Report in substantially the form of Exhibit E-2, delivered on a weekly basis, with respect to the Pool Receivables with data for the calendar week immediately preceding the applicable Interim Report Due Date as of the close of business on the last Business Day of such week.
“Weighted Average Payment Terms” means, on any date, the weighted average remaining payments terms of all Eligible Receivables.
“Write-down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yield” means, for any Capital, the amount of interest or yield accrued on such Capital in accordance with this Agreement.
“Yield Period” means, with respect to any Capital, (a) before the Termination Date: (i) initially, the period commencing on the date such Capital is funded through an Investment hereunder (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Monthly Settlement Date and (ii) thereafter, each period commencing on a Monthly Settlement Date and ending on (but not including) the next Monthly Settlement Date and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent or, in the absence of any such selection, each period commencing on a Monthly Settlement Date and ending on (but not including) the next Monthly Settlement Date.
“Yield Rate” means, subject to Sections 2.03 and 2.04, for any day in any Yield Period for any Capital (or portion thereof):

(a)    if no Event of Default is then continuing and the Administrative Agent has not elected (in its sole discretion) for the Yield Rate for such Capital (or all Capital) to be determined pursuant to clause (c) below and such Investment (or such Portion of Capital thereof) is being funded by any Purchaser on such day other than through the issuance of CP Notes (including, without limitation, if a Conduit Purchaser is then funding such Investment (or such Portion of Capital thereof) under a Program Support Agreement, or if a Committed Purchaser is then funding such Investment (or such Portion of Capital thereof)), the sum of (i) either (x) if the Seller has elected for such Capital to accrue interest by reference to the Term SOFR Rate during such Yield Period in accordance with Section 2.03(d)(i), the Term SOFR Rate for such Yield Period or (y) in any other case (including if no such election has been made), Daily 1M SOFR, plus (ii) the SOFR Adjustment;
(b)    if such Investment (or such Portion of Capital thereof) is being funded by a Conduit Purchaser on such day through the issuance of CP Notes, the applicable CP Rate; or
(c)    if an Event of Default is then continuing and the Administrative Agent elects (in its sole discretion) for the Yield Rate for such Capital (or all Capital) to be determined pursuant to this clause (c), the greater of (x) the sum of the Daily 1M SOFR plus the SOFR Adjustment and (y) the Base Rate (in either case, plus any additional margin or spread imposed pursuant to Section 2.03(f)).
For the avoidance of doubt, any election by the Administrative Agent pursuant to clause (c) above shall have immediate effect, and if any Capital is converted to, or deemed to be, Base Rate Capital pursuant to the terms hereof, the Yield Rate for such Capital for the period thereafter shall be the Base Rate as in effect from time to time (plus any additional margin or spread imposed pursuant to Section 2.03(f)).
“Yield Reserve Percentage” means at any time of determination:
1.50 x DSO x (BR + SFR)
360
where:
BR    =    the Base Rate at such time;
DSO    =    the Days’ Sales Outstanding for the most recently ended Fiscal Month; and
SFR    =    the Servicing Fee Rate.
SECTION 1.02 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Transaction Documents: (a) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (b) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (c) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Transaction Document refer to this Agreement or such other Transaction Document as a whole; (d) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Transaction Document, as the case may be, unless otherwise specified; (e) reference to any Person includes such Person’s successors and assigns; (f) reference to this Agreement or any other Transaction Document, means this Agreement or such other Transaction Document, together with the schedules and exhibits hereto or thereto, as amended, modified, replaced, substituted for, superseded or restated from time to time (subject to any restrictions thereon specified in this Agreement or the other applicable Transaction Document); (g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (h) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (j) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (k) section headings herein and in each other Transaction Document are included for convenience and shall not affect the interpretation of this Agreement or such Transaction Document; and (l) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time.
SECTION 1.03 Accounting Principles; Changes in GAAP. Except as otherwise provided herein, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP as in effect on the Closing Date applied on a basis consistent with those used in preparing the Statements referred to in Section 6.01(dd). Notwithstanding the foregoing, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Transaction Document, and either the Seller or the Majority Group Agents shall so request, the Administrative Agent, the Purchasers and the Seller shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Group Agents); provided, that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Seller shall provide to the Administrative Agent and the Purchasers financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Statements referred to in Section 6.01(dd) for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above. For the avoidance of doubt, this Section 1.03 and any changes in GAAP or other accounting principles contemplated by this Section 1.03 shall not affect or modify any computation or determination of the Days’ Sales Outstanding, Default Ratio, Delinquency Ratio, Dilution Ratio, Total Reserves or any input to, or component of, any of the foregoing.
SECTION 1.04 Benchmark Replacement Notification; Rates. Section 2.04(d) provides a mechanism for determining an alternative rate of interest in the event that any Benchmark is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, (a) the continuation of, the administration, submission or any other matter related to any Benchmark or any component definition thereof or rates referred to in the definition thereof, or any alternative or successor rate thereto, or replacement rate therefor (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark prior to its discontinuance or unavailability or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Seller or any other person or entity. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Seller, any Purchaser or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE II

TERMS OF THE INVESTMENTS
SECTION 2.01 Purchase Facility.
(a)    Investments. Upon a request by the Seller pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, the Conduit Purchasers, ratably, in accordance with the aggregate of the Commitments of the Related Committed Purchasers with respect to each such Conduit Purchaser, severally and not jointly, may, in their sole discretion, make Investments to the Seller on a revolving basis, and if and to the extent any Conduit Purchaser does not make any such requested Investment or if any Group does not include a Conduit Purchaser, the Related Committed Purchaser(s) for such Conduit Purchaser or the Committed Purchaser for such Group, as the case may be, shall, ratably in accordance with their respective Commitments, severally and not jointly, make (or cause its Related Conduit Purchaser to make) payments of Capital to the Seller from time to time during the period from the Closing Date to the Termination Date. Each such payment of Capital by a Purchaser to the Seller shall constitute an Investment hereunder for all purposes. Under no circumstances shall any Purchaser be obligated to make any such Investment if any applicable condition precedent set forth in Section 5.02 is not satisfied with respect to such Investment. No Conduit Purchaser shall have any obligation to fund or maintain any Investment (or portion thereof) at any time, and if any Conduit Purchaser declines or fails to fund any Investment (or portion thereof) requested of it (which any Conduit Purchaser may do in its sole discretion) and the conditions precedent to the funding of such Investment hereunder are satisfied, then such Conduit Purchaser’s Related Committed Purchaser shall fund such Investment (or the applicable portion thereof).
(b)    Sale of Receivables and Other Sold Assets. In consideration of the Purchasers’ respective agreements to make Investments in accordance with the terms hereof, the Seller, on the Closing Date and each date on which an Investment or Release occurs, hereby sells, assigns and transfers to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder), all of the Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Sold Assets”): (i) all Sold Receivables, (ii) all Related Security with respect to the Sold Receivables and (iii) all proceeds of the foregoing. Such sales, assignments and transfers by the Seller shall, in each case, occur and be deemed to occur for all purposes in accordance with the terms hereof automatically without further action, notice or consent of any party.
(c)    Intended Characterization as a Purchase and Sale. It is the intention of the parties to this Agreement that each transfer and conveyance of the Seller’s right, title and interest in, to and under the Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder) pursuant to this Agreement shall constitute a purchase and sale (and not only a pledge for collateral security), and such purchase and sale of the Sold Assets hereunder shall be treated as a sale for all purposes (except as provided in Sections 2.01(d), 2.02(d) and 13.15). For the avoidance of doubt, this clause (c) shall not be construed to limit or otherwise modify Section 2.02(d), 2.07 or 2.08 or any rights, interests, liabilities or obligations of any party hereunder or under any other Transaction Document.
(d)    Obligations Not Assumed. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, the foregoing sale, assignment, transfer and conveyance set forth in Section 2.01(b) does not constitute, and is not intended to result in, the creation or an assumption by the Administrative Agent or any Purchaser of any obligation or liability of the Seller, any Originator, the Servicer, or any other Person under or in connection with all, or any portion of, any Sold Assets, all of which shall remain the obligations and liabilities of the Seller, the Originators, the Servicer and such other Persons, as applicable.
(e)    Selection, Designation and Reporting of Sold Receivables. The Seller (or the Servicer on its behalf) shall select and identify from the Pool Receivables all Sold Receivables to be sold pursuant to Section 2.01(b) in its sole discretion; provided, however, that (i) the Seller shall select Sold Receivables from the Pool Receivables and the Seller shall transfer pursuant to Section 2.01(b) all of its interest in such Sold Receivables and (ii) the Seller shall not select Sold Receivables in a manner that results in the aggregate Outstanding Balance of Sold Receivables exceeding the Aggregate Capital. The Seller shall maintain (or cause the Servicer to maintain) books and records sufficient to readily identify the Sold Receivables. The Seller and Servicer shall cause (A) all Sold Receivables to be identified on each Investment Request in accordance with Section 2.02(a) and (B) the aggregate Outstanding Balance of each Obligor’s Sold Receivables to be identified on each Monthly Report delivered hereunder.
SECTION 2.02 Making Investments; Repayment of Investments. (a) Each Investment hereunder shall be made at the written request of the Seller delivered to the Administrative Agent and each Group Agent in the form of an Investment Request attached hereto as Exhibit A; provided, that, at any time when PNC (or an Affiliate thereof) is both the Administrative Agent and the sole Purchaser hereunder and the Seller has entered into a PINACLE Agreement, then any request for an Investment made by the Seller in the form of an Investment Request or using PINACLE shall constitute an Investment Request.
Each Investment Request (i) shall be made by the Seller no later than (x) in the case of a Investment Request made pursuant to PINACLE, 3:00 P.M. on the proposed date of such Investment or (y) in the case of any other Investment Request, 11:00 A.M. (Eastern Time) on the proposed date of such Investment; provided, that any Investment Request made after such applicable time shall be deemed to have been made on the following Business Day and (ii) shall specify (A) the amount of Capital requested (which shall not be less than $100,000 and shall be an integral multiple of $100,000), (B) other than for an Investment Request made pursuant to PINACLE, the allocation of such amount among the Groups (which shall be ratable based on the Group Commitments), (C) the account to which the proceeds of such Investment shall be distributed and (D) the date such requested Investment is to be made, which shall be a Business Day. If an Investment Request is deemed to have been made on the following Business Day pursuant to the parentheticals above and such Investment Request requests an Investment to be made prior to such following Business Day, such Investment Request shall be deemed to request that such Investment be made on such following Business Day.
(b)    On the date of each Investment specified in the applicable Investment Request, the Purchasers shall, upon satisfaction of the applicable conditions set forth in Article V and pursuant to the other conditions set forth in this Section 2.02, make (or cause their respective Related Conduit Purchasers to make) available to the Seller in same day funds an aggregate amount equal to the amount of such Investment requested, at the account set forth in the related Investment Request.
(c)    Each Committed Purchaser’s obligation shall be several, such that the failure of any Committed Purchaser to make available to the Seller any funds in connection with any Investment shall not relieve any other Committed Purchaser of its obligation, if any, hereunder to make funds available on the date such Investment is requested (provided, that no Purchaser, other than a Committed Purchaser with respect to its Related Conduit Purchaser, if any, shall be responsible for the failure of any other Committed Purchaser (other than a

Committed Purchaser in its Group) to make funds available to the Seller in connection with any Investment hereunder).
(d)    The Seller shall repay in full the outstanding Capital of each Purchaser, together with all accrued and unpaid Yield, Fees and other Seller Obligations on the Final Maturity Date. Prior thereto, the Seller shall, on each Settlement Date and not later than two (2) Business Days after delivery of any Pool Report that demonstrates the existence of a Capital Coverage Amount Deficit, make a prepayment of the outstanding Capital of the Purchasers to the extent required to eliminate any Capital Coverage Amount Deficit and as otherwise required under Section 3.01. Notwithstanding the foregoing, the Seller, in its discretion, shall have the right to make a prepayment, in whole or in part, of the outstanding Capital of the Purchasers (i) on any Business Day if, at such time (A) PNC (or an Affiliate thereof) is both the Administrative Agent and the sole Purchaser hereunder, (B) the Seller has entered into a PINACLE Agreement and (C) such prepayment is made with PINACLE; provided, that any such prepayment made with PINACLE after 4:00 P.M. on any day shall be deemed to have been made on the next occurring Business Day or (ii) upon same-day written notice by delivering to the Administrative Agent and each Group Agent a Reduction Notice in the form attached hereto as Exhibit B no later than 11:00 A.M. (Eastern Time) on the proposed Business Day of such prepayment (provided, that any such request made after such time shall be deemed to have been made on the following Business Day); provided, however, that (A) each such prepayment shall be in a minimum aggregate amount of $100,000 and shall be an integral multiple of $100,000, (B) the Seller shall not provide any Reduction Notice, and no such Reduction Notice shall be effective, if after giving effect thereto, the Aggregate Capital at such time would be less than an amount equal to the Minimum Funding Threshold and (C) any accrued Yield and Fees in respect of such prepaid Capital shall be paid on the immediately following Settlement Date; provided, however, that notwithstanding the foregoing, a prepayment may be in an amount necessary to reduce any Capital Coverage Amount Deficit existing at such time to zero. All prepayments pursuant to this Section 2.02(d) shall be accompanied by any associated indemnity payments due under Section 4.02.
(e)    The Seller may, at any time upon at least three (3) Business Days’ prior written notice to the Administrative Agent and each Group Agent, terminate the Facility Limit in whole or ratably reduce the Facility Limit in part. Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof, and no such partial reduction shall reduce the Facility Limit to an amount less than $100,000,000. In connection with any partial reduction in the Facility Limit, the Commitment of each Committed Purchaser shall be ratably reduced. If the Facility Limit is terminated in whole, the Commitment of each Committed Purchaser shall be reduced to zero. All prepayments pursuant to this Section 2.02(e) shall be accompanied by any associated indemnity payments due under Section 4.02.
(f)    In connection with any reduction of the Commitments, the Seller shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Purchasers, cash in an amount sufficient to pay (A) Capital of Purchasers in each Group in excess of the Group Commitment of such Group and (B) all other outstanding Seller Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the outstanding Seller Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion) including, without duplication, any associated indemnity payments due under Section 4.02. Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the outstanding Capital, and second to the payment of the remaining outstanding Seller Obligations with respect to such reduction, including any associated indemnity payments due under Section 4.02, by paying such amounts to the Purchasers.
SECTION 2.03 Yield and Fees.
(a)    Fees. On each Settlement Date, the Seller shall, in accordance with the terms and priorities for payment set forth in Section 3.01(a), pay to each Group Agent, each Purchaser, the Administrative Agent and the Structuring Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Seller, the Purchasers (or their Group Agent on their behalf), the Administrative Agent and/or the Structuring Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time, is collectively referred to herein as the “Fee Letter”); provided, however, that any Defaulting Purchaser’s right to receive Undrawn Fees shall be subject to the terms of Section 2.06.
All computations of Yield, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed.
(b)    Yield and Fees. The Capital of each Purchaser shall accrue Yield on each day when such Capital remains outstanding at the then-applicable Yield Rate for such Capital. The Seller shall pay all Yield and Fees accrued during each Yield Period on the first Settlement Date occurring after the end of such Yield Period in accordance with the terms and priorities for payment set forth in Section 3.01(a).
(c)    Highest Lawful Rate. If at any time the designated rate of interest (including the Yield Rate for such purpose) applicable to any Purchaser’s Capital exceeds such Purchaser’s highest lawful rate, the rate of interest (including the Yield Rate for such purpose) on such Purchaser’s Capital shall be limited to such Purchaser’s highest lawful rate.
(d)    Selection of Term SOFR Rate; Rate Quotations.
(i)    Subject to the following sentence, each Portion of Capital shall accrue Yield initially by reference to Daily 1M SOFR. So long as no Event of Default is continuing, the Seller may, by written notice to the Administrative Agent, elect for all or any portion of the Aggregate Capital to accrue yield or interest by reference to the Term SOFR Rate (rather than Daily 1M SOFR) during any Yield Period; provided, however, that no such election shall be made for any Yield Period that does not commence on a Monthly Settlement Date or for less than a full Yield Period. Any such notice must specify the amount of the Aggregate Capital subject of such election and must be delivered not later than three (3) Business Days prior to the first day of the affected Yield Period. Any such portion of the Aggregate Capital that is subject to such an election shall be apportioned among the respective Purchasers’ Capital ratably. Notwithstanding the foregoing, (x) the Seller shall not make such an election if, as a result thereof, more than three (3) Capital Tranches would exist and (y) each Capital Tranche shall be not be less than $100,000 and shall be an integral multiple of $100,000. For the avoidance of doubt, in the event of any conflict between the Seller’s election pursuant to this clause (i) and rate of Yield applied pursuant to the definition of “Yield Rate,” the definition of “Yield Rate” shall control.
(ii)    The Seller may call the Administrative Agent on or before the date on which an Investment Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Purchasers nor affect the rate of interest which thereafter is actually in effect when the election is made.
(iii)    If the Seller fails to select a Yield Rate for any Portion of Capital, such Portion of Capital shall automatically accrue Yield at Daily 1M SOFR for the next occurring Yield Period.
(e)    Conforming Changes Relating to Daily 1M SOFR and the Term SOFR Rate. With respect to Daily 1M SOFR and the Term SOFR Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document; provided, that the Administrative Agent shall provide notice to the Seller and the Purchasers each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.
(f)    Yield and Interest After Default. To the extent permitted by Applicable Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, at the discretion of the Administrative Agent or upon written demand by the Majority Group Agents to the Administrative Agent:
(i)    Yield Rate. The Yield Rate applicable to any Capital shall be increased by 2.00% per annum;
(ii)    Other Obligations. Each other obligation (other than payments in respect of a Subordinated Note) of any Seller-Related Party hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the Base Rate plus an additional 2.00% per annum from the time such obligation becomes due and payable until the time such obligation is paid in full; and

(iii)    Acknowledgment. The Seller acknowledges that the increase in rates referred to in this Section 2.03(f) reflects, among other things, the fact that such Capital or other amounts have become a substantially greater risk given their default status and that the Purchasers are entitled to additional compensation for such risk; and all such interest or yield shall be payable upon demand by the Administrative Agent or (if earlier) on the first Settlement Date occurring after such interest or yield accrues.
SECTION 2.04 Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting.
(a)    Unascertainable; Increased Costs. If, at any time:
(i)    the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that the Term SOFR Rate or Daily 1M SOFR, as applicable, cannot be determined pursuant to the definition thereof; or
(ii)    any Purchaser determines that for any reason Daily 1M SOFR or the Term SOFR Rate does not adequately and fairly reflect the cost to such Purchaser of funding, establishing or maintaining such Purchaser’s Capital during the applicable Yield Period or that Daily 1M SOFR does not adequately and fairly reflect the cost to such Purchaser of funding, establishing or maintaining such Purchaser’s Capital, and such Purchaser has provided notice of such determination to the Administrative Agent;
then the Administrative Agent shall have the rights specified in Section 2.04(c).
(b)    Illegality. If at any time any Purchaser shall have determined or any Governmental Authority shall have asserted that the making, maintenance or funding of any Capital (or an Investment thereof) accruing interest by reference to Daily 1M SOFR or the Term SOFR Rate or the determination or charging of yield or interest by reference to Daily 1M SOFR or the Term SOFR Rate has been made impracticable or unlawful, by compliance by such Purchaser in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Applicable Law), then the Administrative Agent shall have the rights specified in Section 2.04(c).
(c)    Administrative Agent’s and Purchaser’s Rights. In the case of any event specified in Section 2.04(a), the Administrative Agent shall promptly so notify the Purchasers and the Seller thereof, and in the case of an event specified in Section 2.04(b), such Purchaser shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Purchasers and the Seller.
Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Purchasers, in the case of such notice given by the Administrative Agent or (ii) such Purchaser, in the case of such notice given by such

Purchaser, to allow the Seller to select, convert to, renew or continue any Capital accruing Yield by reference to Daily 1M SOFR or the Term SOFR Rate, as applicable, shall be suspended (to the extent of the affected Yield Rate or Yield Period) until the Administrative Agent shall have later notified the Seller, or such Purchaser shall have later notified the Administrative Agent, of the Administrative Agent’s or such Purchaser’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.
Upon a determination by the Administrative Agent under Section 2.04(a), (A) if the Seller has previously delivered an Investment Request for an affected Investment that has not yet been made, such Investment Request shall be deemed to request an Investment of Base Rate Capital and (B) any outstanding affected Capital accruing yield or interest by reference to Daily 1M SOFR shall automatically be converted into Base Rate Capital and (C) any outstanding affected Capital accruing yield or interest by reference to the Term SOFR Rate shall be deemed to have been converted into Base Rate Capital at the end of the applicable Yield Period.
If any Purchaser notifies the Administrative Agent of a determination under Section 2.04(b) above, the Seller shall, subject to the Seller’s indemnification obligations under Section 4.02, as to any Capital of the Purchaser to which Daily 1M SOFR or the Term SOFR Rate applies, on the date specified in such notice either convert such Capital to Base Rate Capital or prepay such Capital. Absent due notice from the Seller of conversion or prepayment, such Capital shall automatically be converted to Base Rate Capital upon such specified date.
(d)    Benchmark Replacement Setting.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 P.M. on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Group Agents without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Group Agents comprising the Majority Group Agents.
(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement,

the Administrative Agent (in its reasonable discretion following consultation with the Seller) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Seller and the Purchasers of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Administrative Agent will notify the Seller of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Purchaser or the Majority Group Purchasers pursuant to this Section 2.04(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document except, in each case, as expressly required pursuant to this Section 2.04(d).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate or based on a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Yield Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Yield Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon the Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to Daily 1M SOFR or the Term SOFR Rate, the Seller may revoke any pending request for an

Investment of Capital accruing Yield based on such rate or conversion to or continuation of Capital accruing Yield based on such rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Seller will be deemed to have converted any such request into a request for Base Rate Capital or conversion to Base Rate Capital. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
SECTION 2.05 Records of Investments. Each Group Agent shall record in its records, the date and amount of each Investment made by such the Purchaser hereunder, the interest or yield rate with respect thereto, the Yield accrued thereon and each repayment and payment thereof. Subject to Section 13.03(c), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Seller hereunder or under the other Transaction Documents to repay the Capital of each Purchaser, together with all Yield accruing thereon and all other Seller Obligations.
SECTION 2.06 Defaulting Purchasers.
(a)    Defaulting Purchaser Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Purchaser becomes a Defaulting Purchaser, then, until such time as such Purchaser is no longer a Defaulting Purchaser, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. The Commitment and Capital of such Defaulting Purchaser shall not be included in determining whether the Majority Group Agents have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 13.01); provided, that, except as otherwise provided in Section 13.01, this clause (i) shall not apply to the vote of a Defaulting Purchaser in the case of an amendment, waiver or other modification requiring the consent of such Purchaser or each Purchaser directly affected thereby (if such Purchaser is directly affected thereby).
(ii)    Defaulting Purchaser Waterfall. Any payment of capital, principal, interest, yield, fees or other amounts received by the Administrative Agent for the account of such Defaulting Purchaser (whether voluntary or mandatory, at maturity, pursuant to Section 3.01(a) or otherwise) or received by the Administrative Agent from a Defaulting Purchaser pursuant to Section 9.02(b) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Purchaser to the Administrative Agent hereunder; second, as the Seller may request (so long as no Unmatured Event of Default or Event of Default exists), to the funding of any Investment in respect of which such Defaulting Purchaser has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Seller, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Purchaser’s potential future funding obligations with respect to Investments under this Agreement; fourth, to the payment of any amounts owing to the Purchasers as a result of any judgment of a court of competent jurisdiction obtained by any Purchaser against such Defaulting Purchaser as a result of such Defaulting Purchaser’s breach of its obligations under this Agreement; fifth, so long as no Unmatured Event of Default or Event of Default exists, to the payment of any amounts owing to the Seller as a result of any judgment of a court of competent jurisdiction obtained by the Seller against such Defaulting Purchaser as a result of such Defaulting Purchaser's breach of its obligations under this Agreement; and sixth, to such Defaulting Purchaser or as otherwise directed by a court of competent jurisdiction; provided, that if (x) such payment is a payment of Capital of any Investments in respect of which such Defaulting Purchaser has not fully funded its appropriate share and (y) such Investments were made at a time when the conditions specified in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Investments of all Non-Defaulting Purchasers on a pro rata basis prior to being applied to the payment of any Investments of such Defaulting Purchaser until such time as all Investments are held by the Purchasers pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Purchaser that are applied (or held) to pay amounts owed by a Defaulting Purchaser pursuant to this Section 2.06(a)(ii) shall be deemed paid to and redirected by such Defaulting Purchaser, and each Purchaser irrevocably consents hereto.
(iii)    Certain Fees. Notwithstanding anything to the contrary in the applicable Fee Letter, no Defaulting Purchaser shall be entitled to receive any Undrawn Fee accrued for any period during which that Purchaser is a Defaulting Purchaser (and the Seller shall not be required to pay any such Undrawn Fee that otherwise would have been required to have been paid to that Defaulting Purchaser).
(b)    Defaulting Purchaser Cure. If the Seller and the Administrative Agent agree in writing that a Purchaser is no longer a Defaulting Purchaser, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein, that Purchaser will, to the extent applicable, purchase at par that portion of outstanding Investments of the other Purchasers or take such other actions as the Administrative Agent may determine to be necessary to cause the Investments to be held pro rata by the Purchasers in accordance with the Commitments, whereupon such Purchaser will cease to be a Defaulting Purchaser; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Seller while that Purchaser was a Defaulting Purchaser; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Purchaser to Purchaser will constitute a waiver or release of any claim of any party hereunder arising from that Purchaser’s having been a Defaulting Purchaser.
(c)    Termination of Defaulting Purchaser. The Seller may terminate the unused amount of the Commitment of any Defaulting Purchaser upon not less than ten (10) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the

Purchasers thereof), and in such event the provisions of Section 2.06(a)(ii) will apply to all amounts thereafter paid by the Seller for the account of such Defaulting Purchaser under this Agreement (whether on account of Capital, principal, interest, Yield, fees, indemnity or other amounts); provided, that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim the Seller, the Administrative Agent or any Purchaser may have against such Defaulting Purchaser.
SECTION 2.07 Security Interest.
(a)    If, notwithstanding the intent of the parties stated in Section 2.01(c), the sale, assignment and transfer of any Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers) hereunder (including pursuant to Section 2.01(b)) is not treated as a sale for all purposes (except as provided in Sections 2.01(d) and 13.15), then such sale, assignment and transfer of such Sold Assets shall be treated as the grant of a security interest by the Seller to the Administrative Agent (for the ratable benefit of the Purchasers) to secure the payment and performance of all the Seller’s obligations to the Administrative Agent, the Purchasers and the other Secured Parties hereunder and under the other Transaction Documents (including all Seller Obligations). Therefore, as security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Yield and all other Seller Obligations, the Seller hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing first priority security interest in, all of the Seller’s right, title and interest in, to and under all of the Sold Assets, whether now or hereafter owned, existing or arising.
(b)    The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Sold Assets, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC.
(c)    For the avoidance of doubt, (i) the grant of security interest pursuant to this Section 2.07 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b) or the Seller’s grant of security interest pursuant to Section 2.08, (ii) nothing in Section 2.01 shall be construed as limiting the rights, interests (including any security interest), obligations or liabilities of any party under this Section 2.07 and (iii) subject to the foregoing clauses (i) and (ii), this Section 2.07 shall not be construed to contradict the intentions of the parties set forth in Section 2.01(c).
SECTION 2.08 Secured Guaranty by Seller.
(a)    Guaranty of Payment. The Seller hereby absolutely, irrevocably and unconditionally guarantees to each Purchaser, the Administrative Agent and the other Secured Parties the prompt payment of the Sold Receivables by the related Obligors and all other payment obligations included in the Sold Assets (collectively, the “Guaranteed Obligations”), in each case, in full when due, whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise (such guaranty, the “Seller Guaranty”). The Seller Guaranty is a guaranty of payment and performance and not of collection and is a continuing irrevocable guaranty and shall apply to all Guaranteed Obligations whenever arising. To the extent the obligations of the Seller hereunder in respect to the Seller Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal Law relating to fraudulent conveyances or transfers) then such obligations of the Seller shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state or otherwise and including the Bankruptcy Code and any other applicable bankruptcy, insolvency, reorganization or other similar laws).
(b)    Unconditional Guaranty. The obligations of the Seller under the Seller Guaranty are absolute, irrevocable, and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any Guaranteed Obligations, any Contract, any Transaction Document or any other agreement or instrument referred to therein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. The Seller agrees that the Seller Guaranty may be enforced by the Administrative Agent or the Purchasers without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to any of the other Transaction Documents or any collateral, including the Sold Assets, hereafter securing the Guaranteed Obligations, the Seller Obligations or otherwise, and the Seller hereby waives the right to require the Administrative Agent or the Purchasers to make demand on or proceed against any Obligor, any Originator, the Servicer or the Performance Guarantor or any other Person or to require the Administrative Agent or the Purchasers to pursue any other remedy or enforce any other right. The Seller further agrees that no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Administrative Agent or the Purchasers in connection with monies received under or in respect of the Seller Guaranty. The Seller further agrees that nothing contained herein shall prevent the Administrative Agent or the Purchasers from suing on any of the other Transaction Documents or foreclosing its or their, as applicable, security interest in or lien on the Sold Assets or any other collateral securing the Guaranteed Obligations or the Seller Obligations or from exercising any other rights available to it or them, as applicable, under any Transaction Document, or any other instrument of security and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of the Seller’s obligations under the Seller Guaranty; it being the purpose and intent of the Seller that its obligations under the Seller Guaranty shall be absolute, independent and unconditional under any and all circumstances. Neither the Seller Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release, increase or limitation of the liability of any Obligor, any Originator, the Servicer or the Performance Guarantor or by reason of the bankruptcy or insolvency of any Obligor, any Originator, the Servicer or the Performance Guarantor. The Seller hereby waives any and all notice of the creation, renewal, extension, accrual, or increase of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any Purchaser on the Seller Guaranty or acceptance of the Seller Guaranty. All dealings between any Obligor or any Purchaser Party, on the one hand, and the Administrative Agent and the Purchasers, on the other hand, shall be conclusively presumed to have been had or consummated in reliance upon the Seller Guaranty. The Seller hereby represents and warrants that it is, and immediately after giving effect to the Seller Guaranty and the obligation evidenced hereby, will be, solvent. The Seller Guaranty and the obligations of the Seller under the Seller Guaranty shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of all Guaranteed Obligations), including the occurrence of any of the following, whether or not the Administrative Agent or any Purchaser shall have had notice or knowledge of any of them: (A) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Sold Assets or the Guaranteed Obligations or any agreement relating thereto, or with respect to any guaranty of or other security for the payment of the Sold Assets or the Guaranteed Obligations, (B) any waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Events of Default) of any Transaction Document or any agreement or instrument executed pursuant thereto, or of any guaranty or other security for the Sold Assets or the Guaranteed Obligations, (C) to the fullest extent permitted by Applicable Law, any of the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (D) the application of payments received from any source to the payment of Debt other than the Guaranteed Obligations, even though the Administrative Agent might have elected to apply such payment to any part or all of the Guaranteed Obligations, (E) any failure to perfect or continue perfection of a security interest in any of the Supporting Assets, (F) any defenses, set-offs or counterclaims which any Purchaser Party or any Obligor may allege or assert against the Administrative Agent or any Purchaser in respect of the Sold Assets or the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury and (G) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of the Seller as an obligor in respect of the Guaranteed Obligations.
(c)    Modifications. The Seller agrees that: (i) all or any part of any security interest, lien, collateral security or supporting obligation now or hereafter held for any Guaranteed Obligation may be exchanged, compromised or surrendered from time to time; (ii) none of the Purchasers or the Administrative Agent shall have any obligation to protect, perfect, secure or insure any security interest or lien now or hereafter held, if any, for the Guaranteed Obligations; (iii) the time or place of payment of any Guaranteed Obligation may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (iv) any Obligor, any Purchaser Party and any other party (including any co-guarantor) liable for payment of any Guaranteed Obligation may be granted indulgences generally; (v) any of the provisions of Contracts or any other agreements or documents governing or giving rise to any Guaranteed Obligation may be modified, amended or waived; and (vi) any deposit balance for the credit of any Obligor, any Purchaser Party or any other party (including any co-guarantor) liable for the payment of any Guaranteed Obligation or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by the Seller, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

(d)    Waiver of Rights. The Seller expressly waives to the fullest extent permitted by Applicable Law: (i) notice of acceptance of the Seller Guaranty by the Purchasers and the Administrative Agent; (ii) presentment and demand for payment or performance of any of the Guaranteed Obligations; (iii) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (iv) notice of the Purchasers or the Administrative Agent obtaining, amending, substituting for, releasing, waiving or modifying any security interest or lien, if any, hereafter securing the Guaranteed Obligations, or the Purchasers or the Administrative Agent subordinating, compromising, discharging or releasing such security interests or liens, if any; (v) all other notices, demands, presentments, protests or any agreement or instrument related to the Sold Assets or the Guaranteed Obligations to which the Seller might otherwise be entitled; (vi) any right to require the Administrative Agent or any Purchaser as a condition of payment or performance by the Seller, to (A) proceed against any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person, (B) proceed against or exhaust any other security held from any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person, (C) proceed against or have resort to any balance of any deposit account, securities account or credit on the books of the Administrative Agent, the Purchasers or any other Person or (D) pursue any other remedy in the power of the Administrative Agent or the Purchasers whatsoever; (vii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person including any defense based on or arising out of the lack of validity or the unenforceability of the Sold Assets or the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person from any cause other than payment in full of the Sold Assets and the Guaranteed Obligations; (viii) any defense based upon any Applicable Law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (ix) any defense based upon the Administrative Agent’s or any Purchaser’s errors or omissions in the administration of the Sold Assets or the Guaranteed Obligations; (x) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of the Sold Assets or the Guaranteed Obligations, (B) the benefit of any statute of limitations affecting the Seller’s liability under the Seller Guaranty or the enforcement of the Seller Guaranty, (C) any rights to set-offs, recoupments and counterclaims and (D) promptness, diligence and any requirement that the Administrative Agent and the Purchasers protect, secure, perfect or insure any other security interest or lien or any property subject thereto; and (xi) to the fullest extent permitted by Applicable Law, any defenses or benefits that may be derived from or afforded by Applicable Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement and the Seller Guaranty.
(e)    Reinstatement. Notwithstanding anything contained in this Agreement or the other Transaction Documents, the obligations of the Seller under this Section 2.08 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Seller agrees that it will indemnify the Administrative Agent, each Group Agent and each Purchaser on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
(f)    Remedies. The Seller agrees that, as between the Seller, on the one hand, and Administrative Agent and the Purchasers, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.02) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Seller.
(g)    Subrogation. The Seller hereby waives all rights of subrogation (whether contractual or otherwise) to the claims of the Administrative Agent, the Purchasers and the other Secured Parties against any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person in respect of the Guaranteed Obligations until such time as all Guaranteed Obligations have been indefeasibly paid in full in cash and the Final Payout Date has occurred. The Seller further agrees that, to the extent such waiver of its rights of subrogation is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation shall be junior and subordinate to any rights the Administrative Agent or any Purchaser may have against any Obligor, any Originator, the Servicer, the Performance Guarantor or any other Person in respect of the Guaranteed Obligations.
(h)    Inducement. The Purchasers have been induced to make the Investments under this Agreement in part based upon the Seller Guaranty that the Seller desires that the Seller Guaranty be honored and enforced as separate obligations of the Seller, should the Administrative Agent and the Purchasers desire to do so.
(i)    Security Interest.
(i)    To secure the prompt payment and performance of the Guaranteed Obligations, the Seller Guaranty and all other Seller Obligations, the Seller hereby grants to the Administrative Agent, for the benefit of the Purchasers and the other Secured Parties, a continuing security interest in and lien upon all property and assets of the Seller, whether now or hereafter owned, existing or arising and wherever located, including the following (collectively, the “Seller Collateral”): (A) all Unsold Receivables, (B) all Related Security with respect to such Unsold Receivables, (C) the Lock-Boxes and Collection Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Boxes and Collection Accounts and amounts on deposit therein, (D) all rights of the Seller under each Purchase and Sale Agreement; (E) all other personal and fixture property or assets of the Seller of every kind and nature including all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC) and (F) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.
(ii)    The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Seller Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC.
(iii)    For the avoidance of doubt, the grant of security interest pursuant to this Section 2.08(i) shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b) or the Seller’s grant of security interest pursuant to Section 2.07.
SECTION 2.09 Authorization to File Financing Statements; Further Assurances.
(a)    The Seller hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement and to file an assignment of universality of claims at the RPMRR in connection with the Quebec Assignment Agreement. Promptly upon request, the Seller shall deliver such instruments, assignments or other documents or agreements, and shall take such actions, as the Administrative Agent or any Purchaser deems appropriate to evidence or perfect its ownership or security interest and lien on any of the Supporting Assets, or otherwise to give effect to the intent of Sections 2.01, 2.07 and 2.08.
(b)    Immediately upon the occurrence of (i) the Final Payout Date or (ii) in the event the Purchase Price of a Receivable has been reduced to zero and the credit for such reduction has been applied pursuant to Section 3.3 of any Purchase and Sale Agreement, the Supporting Assets, in the case of clause (i), or the applicable Receivable and any Related Rights solely with respect to such Receivable, in the case of clause (ii), shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and the other Purchaser Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to either the Supporting Assets, in the case of clause (i), or the applicable Receivable and any Related Rights solely with respect to such Receivable, in the case of clause (ii), as applicable, shall revert to the Seller; provided, however, that promptly following written request by the Seller delivered to the Administrative Agent following the occurrence of the Final Payout Date, and at the expense of the Seller, the Administrative Agent shall execute (if applicable) and deliver to the Seller UCC-3 termination statements and such other documents as the Seller shall reasonably request to evidence the release of Supporting Assets from the lien created hereby.
SECTION 2.10 Transfer and Assignment of German Receivables. The German Receivables (including the German Related Security) shall be transferred and assigned in accordance with Schedule V.
ARTICLE III

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS
SECTION 3.01 Settlement Procedures.
(a)    The Servicer shall set aside and hold in trust for the benefit of the Secured Parties ((or, upon the occurrence and during the continuance of an Olin Ratings Event, if so requested by the Administrative Agent, promptly upon (but in no event later than one (1) Business Day after) receipt of such request, segregate in a separate account designated by the Administrative Agent, which shall be an account maintained and/or controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are actually received by the Servicer or the Seller or received in any Lock-Box or Collection Account; provided, however, that so long as the Administrative Agent has not taken exclusive dominion and control of the Collection Accounts and each of the conditions precedent set forth in Section 5.03 are satisfied on such date, the Servicer may (A) release to the Seller from such Collections received on Seller Collateral the amount (if any) necessary to (x) pay the purchase price for Receivables purchased by the Seller on such date in accordance with the terms of the applicable Purchase and Sale Agreement or (y) make any Restricted Payment permitted by Section 7.01(r) and (B) release to the Seller all or a portion of Collections received on Sold Assets in exchange for the Seller designating an equivalent amount (based on aggregate Outstanding Balances) of Unsold Receivables as new Sold Receivables on Seller’s books and records pursuant to Section 2.01(e), which new Sold Receivables will be automatically and immediately sold by the Seller to the Administrative Agent (for the ratable benefit of the Purchasers) pursuant to Section 2.01(b) upon such release (each such release of Collections described in clauses (A) and (B) above, a “Release”). On each Settlement Date, the Servicer (or, following its assumption of control of the Collection Accounts, the Administrative Agent) shall distribute such Collections remaining after the Releases, if any, pursuant to clauses (x) and (y) above, in the following order of priority:
(i)    first, to the Servicer for the payment of all accrued Servicing Fees payable for the immediately preceding Yield Period (plus, if applicable, the amount of Servicing Fees payable for any prior Yield Period to the extent such amount has not been distributed to the Servicer);
(ii)    second, to each Purchaser and other Purchaser Party (ratably, based on the amount then due and owing), (w) all unpaid Yield accrued on such Purchaser’s Capital up to (but not including) such Settlement Date, (x) all unpaid Fees accrued up to

(but not including) such Settlement Date, (y) any indemnity payments under Section 4.02 due to such Purchaser and other Purchaser Party and (z) any additional amounts or indemnified amounts payable under Sections 4.03 and 13.09 in respect of such payments, plus, if applicable, such amounts payable for any prior Yield Period to the extent such amount has not been distributed to such Purchaser or Purchaser Party;
(iii)    third, as set forth in clause (A), (B) or (C) below, as applicable:
(A)    prior to the occurrence of the Termination Date, to the extent that a Capital Coverage Amount Deficit exists on such date, to the Purchasers (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the payment of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Capital Coverage Amount Deficit to zero ($0);
(B)    on and after the occurrence of the Termination Date, to each Purchaser (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the payment in full of the aggregate outstanding Capital of such Purchaser at such time; or
(C)    prior to the occurrence of the Termination Date, at the election of the Seller from time to time and in accordance with Section 2.02(d), to the payment of all or any portion of the outstanding Capital of the Purchasers at such time (ratably, based on the aggregate outstanding Capital of each Purchaser at such time);
(iv)    fourth, to the Secured Parties, the Affected Persons and Seller Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Seller Obligations then due and owing by the Seller to the Secured Parties, the Affected Persons and the Seller Indemnified Parties;
(v)    fifth, to the Originators (ratably, based on the amount due and owing at such time), any payments of principal or interest then due under the Subordinated Notes; and
(vi)    sixth, the balance, if any, to be paid to the Seller for its own account.
Amounts payable pursuant to each of clauses (i) through (iv) above shall be paid (at each level of priority) first from available Collections on Sold Receivables and other Sold Assets, and second, to the extent necessary in order to make all such payments at such level of priority in full, from Collections on Unsold Receivables and other Seller Collateral. The Seller’s right to receive payments (if any) from time to time pursuant to clause (vi) above shall, to the extent arising from Collections on Sold Receivables, constitute compensation to the Seller for the Seller’s provision of the Seller Guaranty and the Purchaser Parties’ interests in the Sold Asset and the Seller Collateral.

(b)    All payments or distributions to be made by the Servicer, the Seller and any other Person to the Purchasers (or their respective related Affected Persons and the Seller Indemnified Parties) shall be paid or distributed to the related Group Agent at its Group Agent’s Account. Each Group Agent, upon its receipt in the applicable Group Agent’s Account of any such payments or distributions, shall distribute such amounts to the applicable Purchasers, Affected Persons and the Seller Indemnified Parties within its Group ratably; provided, that if such Group Agent shall have received insufficient funds to pay all of the above amounts in full on any such date, such Group Agent shall pay such amounts to the applicable Purchasers, Affected Persons and the Seller Indemnified Parties within its Group in accordance with the priority of payments set forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such Person in such Group) among all such Persons in such Group entitled to payment thereof.
(c)    If and to the extent any Secured Party, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to any Person (including any Obligor or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, such Secured Party, such Affected Person or such Seller Indemnified Party, as the case may be, shall have a claim against the Seller for such amount.
(d)    For the purposes of this Section 3.01:
(i)    if on any day the Outstanding Balance of any Pool Receivable is reduced or cancelled as a result of (A) any defective, rejected, returned, repossessed or foreclosed goods or services, (B) any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by any Seller-Related Party or any Affiliate thereof or (C) any setoff, counterclaim or dispute between any Seller-Related Party or any Affiliate thereof, and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in an amount equal to the positive difference between (A) such Pool Receivable’s Outstanding Balance prior to such reduction and (B) its Outstanding Balance after such reduction, and the Seller shall within two (2) Business Days pay to a Collection Account or as otherwise directed by the Administrative Agent at such time, for the benefit of the Purchaser Parties for application pursuant to Section 3.01(a), an amount equal to (x) if such reduction occurs prior to the Termination Date and no Event of Default or Unmatured Event of Default has occurred and is continuing, the lesser of (I) the sum of all deemed Collections with respect to such reduction and (II) an amount necessary to eliminate any Capital Coverage Amount Deficit that exists at such time and (y) if such reduction occurs on or after the Termination Date or at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing, the sum of all deemed Collections with respect to such reduction (Collections deemed to have been received pursuant to this Section 3.01(d)(i) are hereinafter sometimes referred to as “Dilution”) provided, however, that if a Receivable’s Purchase Price has been reduced by the full Outstanding Balance thereof pursuant to Section 3.3(a) of the

Purchase and Sale Agreement and such reduction has been accounted to the Seller and applied in accordance with Section 3.3(c) of the Purchase and Sale Agreement, then the Seller shall thereafter deliver to the applicable Originator any payments thereafter received by the Seller on account of such Receivable’s Outstanding Balance in accordance with the Seller’s obligations under the proviso to Section 3.3(a) of the Purchase and Sale Agreement;
(ii)    if (A) any representation or warranty in Section 6.01 is not true with respect to any Pool Receivable at the time made or (B) any Receivable included in any Pool Report as an Eligible Receivable or in any calculation of the Net Receivables Pool Balance as an Eligible Receivable fails to be an Eligible Receivable at the time of such inclusion, then, in either case, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable’s Outstanding Balance in full, and the Seller, to the extent that the applicable Originator has made a related payment in cash to the Seller pursuant to Section 3.3(c) of the applicable Purchase and Sale Agreement, shall within two (2) Business Days pay to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchaser Parties for application pursuant to Section 3.01(a), an amount equal to (x) if such breach occurs prior to the Termination Date and no Event of Default or Unmatured Event of Default has occurred and is continuing, the lesser of (I) the sum of all deemed Collections with respect to such breach and (II) an amount necessary to eliminate any Capital Coverage Amount Deficit that exists at such time and (y) if such breach occurs on or after the Termination Date or at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing, the sum of all deemed Collections with respect to such breach (Collections deemed to have been received pursuant to Sections 3.01(d)(i) and 3.01(d)(ii), including any Dilution, are hereinafter sometimes referred to as “Deemed Collections”);
(iii)    except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied in accordance with the Credit and Collection Policy, unless such Obligor designates its payment for application to specific Receivables; and
(iv)    if and to the extent any Secured Party, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Seller and, accordingly, such Person shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.
SECTION 3.02 Payments and Computations, Etc. (a) All amounts to be paid by the Seller or the Servicer to any Secured Party, any Affected Person or any Seller Indemnified Party hereunder shall be paid no later than 12:00 P.M. on the day when due in same day funds to the applicable Group Agent’s Account.

(b)    Except to the extent Section 2.03(f) is applicable to such obligation, each of the Seller and the Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.00% above the Base Rate, payable on demand.
(c)    Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.
SECTION 3.03 Sharing of Payments by Purchasers. If any Purchaser shall, by exercising any right of setoff, counterclaim or banker’s lien or any other right, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Investments or Capital or other obligations hereunder resulting in such Purchaser’s receiving payment of a proportion of the aggregate amount of its Capital and accrued Yield thereon or other such obligations greater than the pro-rata share of the amount such Purchaser is entitled thereto, then the Purchaser receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Investments (and related Capital) and such other obligations of the other Purchasers, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Purchasers ratably in accordance with the aggregate amount of Capital of and accrued Yield on their respective Investments and other amounts owing them; provided, that:
if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Applicable Law (including court order) to be paid by the Purchaser or the holder making such purchase; and
the provisions of this Section 3.03 shall not be construed to apply to (x) any payment made by the Seller-Related Parties pursuant to and in accordance with the express terms of the Transaction Documents (including the application of funds arising from the existence of a Defaulting Purchaser) or (y) any payment obtained by a Purchaser as consideration for the assignment of or sale of a participation in any of its Capital.
Each Seller-Related Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Purchaser acquiring a participation pursuant to the foregoing arrangements may exercise against each Seller-Related Party rights of setoff and counterclaim with respect to such participation as fully as if such Purchaser were a direct creditor of each Seller-Related Party in the amount of such participation.
SECTION 3.04 Administrative Agent’s Clawback.
(a)    Funding by Purchasers; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Purchaser, prior to the proposed date of any Investment, that such Purchaser will not make available to the Administrative Agent such

Purchaser’s share of such Investment, the Administrative Agent may assume that such Purchaser has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Seller a corresponding amount. In such event, if a Purchaser has not in fact made its share of the applicable Investment available to the Administrative Agent, then the applicable Purchaser and the Seller severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Seller to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Purchaser, the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Seller, the Yield Rate applicable to Base Rate Capitals. If the Seller and such Purchaser shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Seller the amount of such interest paid by the Seller for such period. If such Purchaser pays its share of the applicable Investment to the Administrative Agent, then the amount so paid shall constitute such Purchaser’s share included in such Investment. Any payment by the Seller shall be without prejudice to any claim the Seller may have against a Purchaser that shall have failed to make such payment to the Administrative Agent.
(b)    Payments by Seller; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Seller prior to the date on which any payment is due to the Administrative Agent for the account of the Purchasers hereunder that the Seller will not make such payment, the Administrative Agent may assume that the Seller has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Purchasers the amount due. In such event, if the Seller has not in fact made such payment, then each of the Purchasers severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Purchaser, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
ARTICLE IV

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST
SECTION 4.01 Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person;

(ii)    subject any Affected Person to any Taxes (other than (A) Indemnified Taxes for which relief is sought under Section 4.04, (B) Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Affected Person or the relevant market any other condition, cost or expense (other than Taxes) affecting the Supporting Assets, this Agreement, any other Transaction Document, any Program Support Agreement or Investments made by such Purchaser or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Affected Person or such other Affected Person of making, converting to, continuing or maintaining any Investment or of maintaining its obligation to make any such Investment, or to reduce the amount of any sum received or receivable by such Affected Person (whether of Capital, principal, interest, Yield or any other amount) then, upon written request of such Affected Person, the Seller shall pay to such Affected Person, as the case may be, such additional amount or amounts as will compensate such Affected Person, as the case may be, for such additional costs incurred or reduction suffered; provided, that upon the occurrence of any Change in Law imposing a reserve percentage on any interest rate based on SOFR, the Administrative Agent, in its reasonable discretion, may modify the calculation of each such SOFR-based yield or interest rate to add (or otherwise account for) such reserve percentage.
(b)    Capital Requirements. If any Affected Person determines that any Change in Law affecting such Affected Person or any Lending Office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, as a consequence of this Agreement, any other Transaction Document or any Program Support Agreement, any Commitments of such Affected Person, any Investments made by such Affected Person or any outstanding Capital of an Affected Person to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity), then, from time to time, upon request of such Affected Person (or its Group Agent), the Seller will pay to such Affected Person such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such increase, reduction or charge.
(c)    Certificates for Reimbursement. A certificate of an Affected Person (or its Group Agent on its behalf) setting forth the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a) or (b) above and delivered to the Seller shall be conclusive absent manifest error. The Seller shall, subject to the priorities of payment set forth in Section 3.01(a), pay such Affected Person the amount shown as due on any such certificate on the first Settlement Date occurring after the Seller’s receipt of such certificate.

(d)    Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section 4.01 shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided, that the Seller shall not be required to compensate any Affected Person pursuant to this Section 4.01 for any increased costs incurred or reductions suffered more than two hundred seventy (270) days prior to the date such Affected Person notifies the Seller of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the two hundred seventy (270) day period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 4.02 Indemnity for Funding Losses. In addition to the compensation or payments required by Section 4.01 or Section 4.03, the Seller shall indemnify each Affected Person against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain any Capital, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Affected Person sustains or incurs as a consequence of any:
(a)    payment, prepayment, conversion or renewal of any Capital to which the Term SOFR Rate applies on a day other than a Monthly Settlement Date (whether or not any such payment or prepayment is mandatory, voluntary or automatic and whether or not any such payment or prepayment is then due);
(b)    attempt by the Seller to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Investment Request or notice relating to prepayments under Section 2.02(d) or failure by the Seller (for a reason other than the failure of such Affected Person to fund an Investment) to prepay, borrow, continue or convert any Capital on the date or in the amount notified by the Seller; or
(c)    any assignment of Capital then accruing Yield based on the Term SOFR Rate on a day other than the last day of the Yield Period therefor as a result of a request by the Seller pursuant to Section 4.04.
If any Affected Person or incurs any such loss or expense, it shall from time to time notify the Seller of the amount determined in good faith by such Affected Person (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Affected Person deem reasonable) to be necessary to indemnify such Affected Person for such loss or expense. Such notice shall specify in reasonable detail the basis for such determination. Such amount shall be due and payable by the Seller to such Affected Person on the first Settlement Date occurring after such notice is given or, if such amount is payable due to clause (a) or (c) above, then on the date of such payment, prepayment, conversion, renewal or assignment so long as such notice has been given on or prior to such date.

SECTION 4.03 Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable Purchaser Party, Affected Person or Seller Indemnified Party) requires the deduction or withholding of any Tax from any such payment by a Purchaser Party, Affected Person or Seller Indemnified Party, then the applicable Purchaser Party, Affected Person or Seller Indemnified Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.03) the applicable Purchaser Party, Affected Person or Seller Indemnified Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Seller. The Seller shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of, any Other Taxes.
(c)    Indemnification by the Seller. The Seller shall indemnify each Affected Person, within ten (10) days after demand therefor, for the full amount of any (i) Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.03) payable or paid by such Affected Person or required to be withheld or deducted from a payment to such Affected Person and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (ii) Taxes that arise because an Investment or any Capital is not treated consistently with the Intended Tax Treatment (such indemnification will include any U.S. federal, state or local income and franchise Taxes necessary to make such Affected Person whole on an after-tax basis taking into account the taxability of receipt of payments under this clause (ii) and any reasonable expenses (other than Taxes) arising out of, relating to, or resulting from the foregoing). Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by the Administrative Agent or any Affected Person (or any related Group Agent), the Seller shall pay such Indemnified Taxes directly to the relevant taxing authority or Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Seller by an Affected Person (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Affected Person, shall be conclusive absent manifest error.
(d)    Indemnification by the Purchasers. Each Committed Purchaser shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Committed Purchaser, any Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons (but only to the extent that the Seller-Related Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of any Seller-Related Party to do so), (ii) any Taxes attributable to the failure of such Committed Purchaser, any Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons to comply with Section 13.06(a) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Committed Purchaser, any Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Purchaser (or its Group Agent) by the Administrative Agent shall be conclusive absent manifest error. Each Committed Purchaser hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Committed Purchaser, any Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Committed Purchaser, any Related Conduit Purchaser or any of their respective Affiliates that are Affected Persons from any other source against any amount due to the Administrative Agent under this clause (d).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Seller to a Governmental Authority pursuant to this Section 4.03, the Seller shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Status of Purchasers.
(i)    Any Affected Person that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Seller and the Administrative Agent, at the time or times reasonably requested by the Seller or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Seller or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Affected Person, if reasonably requested by the Seller or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Seller or the Administrative Agent as will enable the Seller or the Administrative Agent to determine whether or not such Affected Person is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.03(f)(ii)(1), 4.03(f)(ii)(2) and 4.03(g)) shall not be required if, in the Purchaser’s reasonable judgment, such completion, execution or submission would subject such Affected Person to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Affected Person.

(ii)    Without limiting the generality of the foregoing, in the event that the Seller is a U.S. Person:
(1)    any Purchaser that is a U.S. Person shall deliver to the Seller and the Administrative Agent on or prior to the date on which such Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Seller or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Purchaser is exempt from U.S. federal backup withholding tax;
(2)    any Foreign Purchaser shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Seller or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Purchaser claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed copies of IRS Form W-8ECI;
(III)    in the case of a Foreign Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Purchaser is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN if applicable); or
(iv)    to the extent a Foreign Purchaser is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or

W-8BEN if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if such Foreign Purchaser is a partnership and one or more direct or indirect partners of such Foreign Purchaser are claiming the portfolio interest exemption, such Foreign Purchaser may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(3)    any Foreign Purchaser shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Seller or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Seller or the Administrative Agent to determine the withholding or deduction required to be made; and
(g)    Documentation Required by FATCA. If a payment made to an Affected Person under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Affected Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Person shall deliver to the Seller and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Seller or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller or the Administrative Agent as may be necessary for the Seller and the Administrative Agent to comply with their obligations under FATCA and to determine that such Affected Person has complied with such Affected Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)    Treatment of Certain Refunds. If any Affected Person determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.03 (including by the payment of additional amounts pursuant to this Section 4.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 4.03(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.03(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.03(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 4.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Purchaser Party or any other Affected Person, the termination of the Commitments and the repayment, satisfaction or discharge of all Seller Obligations and the Servicer’s obligations hereunder.
(j)    Updates. Each Affected Person agrees that if any form or certification it previously delivered pursuant to this Section 4.03 expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Seller and the Administrative Agent in writing of its legal inability to do so.
SECTION 4.04 Replacement of a Purchaser. If any Purchaser requests compensation under Section 4.01, or if the Seller is required to pay any Indemnified Taxes or additional amounts to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 4.03 and, in each case, such Purchaser has declined or is unable to designate a different lending office in accordance with Section 4.05, or if any Purchaser is a Defaulting Purchaser or a Non-Consenting Purchaser, or a Purchaser Ratings Event has occurred, then the Seller may, at its sole expense, upon notice to the applicable Purchaser, the Group Agent for its Group and the Administrative Agent, require such Purchaser to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.01 or Section 4.03) and obligations under this Agreement and the related Transaction Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Purchaser, if a Purchaser accepts such assignment); provided, that:
(a)    the Seller or such assignee shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.06;
(b)    such Purchaser shall have received payment of an amount equal to the outstanding Capital of its Investments, accrued Yield thereon, accrued Fees and all other amounts payable to it hereunder and under the other Transaction Documents (including any amounts under Section 4.02) from the assignee (to the extent of such outstanding Capital, principal and accrued interest, Yield and fees) or the Seller (in the case of all other amounts);
(c)    such assignment does not conflict with Applicable Law;
(d)    in the case of any assignment resulting from a claim for compensation under Section 4.01 or payments required to be made pursuant to Section 4.03, such assignment will result in a reduction in such compensation or payments thereafter; and
(e)    in the case of any assignment resulting from a Purchaser becoming a Non-Consenting Purchaser, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Purchaser shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Purchaser or otherwise, the circumstances entitling the Seller to require such assignment and delegation cease to apply.
SECTION 4.05 Designation of a Different Lending Office. If any Purchaser requests compensation under Section 4.01, or the Seller is or will be required to pay any Indemnified Taxes or additional amounts to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 4.03, then such Purchaser shall (at the request of the Seller) use reasonable efforts to designate a different Lending Office for funding or booking its Investments hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Purchaser, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 4.01 or Section 4.03, as the case may be, in the future and (b) would not subject such Purchaser to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Purchaser. The Seller hereby agrees to pay all reasonable costs and expenses incurred by any Purchaser in connection with any such designation or assignment.
ARTICLE V

CONDITIONS TO EFFECTIVENESS AND INVESTMENTS
SECTION 5.01 Conditions Precedent to Effectiveness and the Initial Investment. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit G, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses payable by the Seller on the Closing Date to the Purchaser Parties have been paid in full in accordance with the terms of the Transaction Documents.
SECTION 5.02 Conditions Precedent to All Investments. Each Investment hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)    the Seller shall have delivered to the Administrative Agent and each Group Agent an Investment Request for such Investment, in accordance with Section 2.02(a);
(b)    the Servicer shall have delivered to the Administrative Agent and each Group Agent all Pool Reports required to be delivered hereunder; and
(c)    on the date of such Investment the following statements shall be true and correct (and upon the occurrence of such Investment, the Seller and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):
(i)    the representations and warranties of the Seller and the Servicer contained in Sections 6.01 and 6.02 are true and correct in all material respects (unless such representation and warranty contains a materiality qualification, in which case such representation and warranty shall be true and correct as made) on and as of the date of such Investment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects (unless such representation and warranty contains a materiality qualification, in which case such representation and warranty shall be true and correct as made) on and as of such earlier date;
(ii)    no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Investment;
(iii)    no Capital Coverage Amount Deficit exists or would exist after giving effect to such Investment;
(iv)    immediately after giving effect to such Investment, no Purchaser’s aggregate outstanding Capital will exceed such Purchaser’s Commitment;
(v)    the Termination Date has not occurred;
(vi)    immediately after giving effect to such Investment, the Aggregate Capital equals or exceeds the Minimum Funding Threshold; and
(vii)    the aggregate Outstanding Balance of all Sold Receivables does not exceed the Aggregate Capital.
SECTION 5.03 Conditions Precedent to All Releases. Each Release hereunder on or after the Closing Date shall be subject to the conditions precedent that:
(a)    after giving effect to such Release, the Servicer shall be holding in trust for the benefit of the Secured Parties an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Yield, Fees and indemnification payments under Section 4.02, in each case, through the date of such Release, (y) the amount of any Capital Coverage Amount Deficit and (z) the amount of all other accrued and unpaid Seller Obligations through the date of such Release;

(b)    the Seller shall use the proceeds of such Release solely to pay (i) the purchase price for Receivables purchased by the Seller in accordance with the terms of a Purchase and Sale Agreement and (ii) any amounts owing by the Seller to any Originator under a Subordinated Note or any Restricted Payments under Section 7.01(r); and
(c)    on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, the Seller and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):
(i)    the representations and warranties of the Seller and the Servicer contained in Sections 6.01 and 6.02 are true and correct in all material respects (unless such representation and warranty contains a materiality qualification, in which case such representation and warranty shall be true and correct as made) on and as of the date of such Release as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects (unless such representation and warranty contains a materiality qualification, in which case such representation and warranty shall be true and correct as made) on and as of such earlier date;
(ii)    no Event of Default has occurred and is continuing, and no Event of Default would result from such Release;
(iii)    no Capital Coverage Amount Deficit exists or would exist after giving effect to such Release; and
(iv)    the Termination Date has not occurred.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES
SECTION 6.01 Representations and Warranties of the Seller. The Seller represents and warrants to each Purchaser Party as of the Closing Date, each Settlement Date, each day that an Investment or Release shall have occurred and each day on which a Pool Report is delivered in accordance with this Agreement:
(a)    Organization and Good Standing. The Seller is a limited liability company, duly organized and validly existing in good standing under the laws of the State of Delaware, with the power and authority under its organizational documents and under the laws of Delaware to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.
(b)    Due Qualification. The Seller is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on the Seller.
(c)    Power and Authority; Due Authorization. The Seller (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest in the Supporting Assets to the Administrative Agent on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary limited liability company action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.
(d)    Binding Obligations. This Agreement and each of the other Transaction Documents to which the Seller is a party has been duly executed and delivered by the Seller and constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(e)    No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which the Seller is a party, the performance of, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by the Seller will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents of the Seller or any indenture, sale agreement, credit agreement (including the Credit Agreement), loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which the Seller is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of the Supporting Assets pursuant to the terms of any such indenture, credit agreement (including the Credit Agreement), loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law, except to the extent that any such conflict, breach, default, Adverse Claim or violation would not reasonably be expected to have a Material Adverse Effect on the Seller.
(f)    Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending or, to the Seller’s knowledge, threatened, against the Seller before any Governmental Authority and (ii) the Seller is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserting the invalidity of this Agreement or any other Transaction Document, (B) seeking to prevent the grant of a security interest in any Supporting Assets by the Seller to the Administrative Agent, the ownership or acquisition by the

Seller of any Pool Receivables or other Supporting Assets or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document or (C) individually or in the aggregate for all such actions, suits, proceedings and investigations would reasonably be expected to have a Material Adverse Effect on the Seller.
(g)    Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, license, registration, approval or action would not reasonably be expected to have a Material Adverse Effect on the Seller, all authorizations, consents, orders, licenses, registrations and approvals of, or other actions by, any Governmental Authority or any other party that are required to be obtained by the Seller in connection with the sale and/or grant of a security interest in the Supporting Assets to the Administrative Agent hereunder or the due execution, delivery and performance by the Seller of this Agreement or any other Transaction Document to which it is a party and the consummation by the Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.
(h)    Margin Regulations. The Seller is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).
(i)    Solvency. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Seller is Solvent.
(j)    Offices; Legal Name. The Seller’s sole jurisdiction of organization is the State of Delaware and such jurisdiction has not changed within four (4) months prior to the date of this Agreement as such jurisdiction of organization may be changed with thirty (30) days’ prior written notice to the Administrative Agent and the Group Agents and compliance with the other requirements of Section 7.01(l) and Section 7.03. The office of the Seller is located at 190 Carondelet Plaza, Suite 1530, Clayton, Missouri 63150, as such address may be updated with thirty (30) days’ prior written notice to the Administrative Agent and the Group Agents. The legal name of the Seller is Olin Finance Company, LLC, as such name may be changed with thirty (30) days’ prior written notice to the Administrative Agent and the Group Agents and compliance with the other requirements of Section 7.01(l) and Section 7.03.
(k)    Investment Company Act; Volcker Rule. The Seller (i) is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act and (ii) is not a “covered fund” under the Volcker Rule. In determining that the Seller is not a “covered fund” under the Volcker Rule, the Seller relies on, and is entitled to rely on, the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.
(l)    No Material Adverse Effect. Since the date of formation of the Seller there has been no Material Adverse Effect with respect to the Seller.

(m)    Accuracy of Information. All Pool Reports, Investment Requests, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Purchaser Party by or on behalf of the Seller pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, are, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Purchaser Party.
(n)    Sanctions and International Trade Laws. Each Covered Entity, and its directors and officers, and, to the knowledge of such Covered Entity, any employee, agent, or affiliate acting on behalf of such Covered Entity: (i) is not a Sanctioned Person; (ii) does not do any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction or Sanctioned Person; and (iii) is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of applicable International Trade Laws. No Covered Entity nor any of its directors, officers or, to the knowledge of such Seller-Related Party, its employees, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, a potential violation of any International Trade Laws, or has received a request for information from any Governmental Authority regarding International Trade Law matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to promote compliance with applicable International Trade Laws. No Supporting Assets constitutes Blocked Property.
(o)    Anti-Corruption Laws. Each Covered Entity, and its directors and officers, and, to the knowledge of such Covered Entity, any employee, agent, or affiliate acting on behalf of such Covered Entity, is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any Person to secure any improper advantage or to obtain or retain business. No Covered Entity nor any of its directors, officers or, to the knowledge of such Seller-Related Party, its employees, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any Anti-Corruption Laws, or has received a request for information from any Governmental Authority regarding Anti-Corruption Law matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to promote compliance with Anti-Corruption Laws.

(p)    Perfection Representations.
(i)    This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Seller’s right, title and interest in, to and under the Supporting Assets which, (A) when financing statements in appropriate form are filed in the appropriate filing offices under the applicable UCC, will be a security interest that is perfected and enforceable against creditors of and purchasers from the Seller and (B) will be free of all Adverse Claims in such Supporting Assets.
(ii)    The Receivables constitute “accounts” or “payment intangibles” within the meaning of Section 9-102 of the UCC.
(iii)    Prior to the sale, assignment and transfer hereunder, the Seller owns and has good and valid title to the Supporting Assets free and clear of any Adverse Claim of any Person.
(iv)    All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale and contribution of the Receivables and Related Security from each Originator to the Seller pursuant to the applicable Purchase and Sale Agreement and the grant by the Seller of a security interest in the Supporting Assets to the Administrative Agent pursuant to this Agreement, provided that the registration of the assignment of universality of claims in respect of the Receivables and Related Rights sold pursuant to the Quebec Assignment Agreement at the RPMRR will be completed within ten (10) Business Days of the execution of the Quebec Assignment Agreement.
(v)    Other than the security interest granted to the Administrative Agent pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Supporting Assets except any such interests or conveyances that are being released on the Closing Date and such other interests and conveyances permitted by this Agreement and the other Transaction Documents. The Seller has not authorized the filing of and is not aware of any financing statements filed against the Seller that include a description of collateral covering the Supporting Assets other than any financing statement (i) in favor of the Administrative Agent or (ii) that is being terminated on the Closing Date. The Seller is not aware of any judgment lien, ERISA lien or tax lien filings against the Seller that would reasonably be expected to result in a Material Adverse Effect.
(vi)    Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.
Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 6.01(p) shall be continuing and remain in full force and effect until the Final Payout Date.

(q)    The Lock-Boxes and Collection Accounts.
(i)    Nature of Collection Accounts. Each Collection Account constitutes a “deposit account” within the meaning of the applicable UCC.
(ii)    Ownership. Each Lock-Box and Collection Account is in the name of the Seller or an Affiliate of the Seller as set forth on Schedule II, and the Seller or such Affiliate of the Seller owns and has good and valid title to the Collection Accounts free and clear of any Adverse Claim.
(iii)    Perfection. The Seller has delivered to the Administrative Agent a fully executed Account Control Agreement or Account Pledge Acknowledgement, as applicable, relating to each Lock-Box and Collection Account, pursuant to which each applicable Collection Account Bank has agreed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Lock-Box and Collection Account without further consent by the Seller, the Servicer or any other Person. The Administrative Agent has “control” (as defined in Section 9-104 of the UCC) over each Collection Account located in the United States.
(iv)    Instructions. Neither the Lock-Boxes nor the Collection Accounts are in the name of any Person other than the Seller or an Affiliate of the Seller set forth on Schedule II, and none of the Seller, such Affiliate of the Seller or the Servicer has consented to the applicable Collection Account Bank complying with instructions of any Person other than the Administrative Agent.
(r)    Ordinary Course of Business. Each remittance of Collections by or on behalf of the Seller to the Purchaser Parties that are timely applied in accordance with the terms and conditions of this Agreement will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.
(s)    Compliance with Applicable Law. The Seller has complied in all material respects with all Applicable Laws to which it is subject.
(t)    Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.
(u)    Taxes. The Seller has (i) timely filed all U.S. federal income Tax returns and all other material tax returns required to be filed by it (taking into account any applicable extensions) and (ii) pay, or cause to be paid, all material Taxes, if any, other than Taxes being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.
(v)    Tax Status. The Seller (i) is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes and (ii) is not and will not at any relevant time become an association (or publicly traded partnership) taxable as an association for U.S. federal income tax purposes.
(w)    Opinions. The facts regarding the Seller, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.
(x)    Other Transaction Documents. Each representation and warranty made by the Seller under each other Transaction Document to which it is a party is true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation or warranty shall be true and correct as made) as of the date when made.
(y)    Liquidity Coverage Ratio. The Seller has not, does not and will not during this Agreement (i) issue any obligations that (A) constitute asset-backed commercial paper or (B) are securities required to be registered under the Securities Act or that are offered for sale under Rule 144A or a similar exemption from registration under the Securities Act or the rules promulgated thereunder or (ii) issue any other debt obligations or equity interest other than debt obligations substantially similar to the obligations of the Seller under this Agreement that are (A) issued to other banks or asset-backed commercial paper conduits in privately negotiated transactions and (B) subject to transfer restrictions substantially similar to the transfer restrictions set forth in this Agreement; provided, that nothing in this Section 6.01(y) prohibits or restricts the Seller from issuing its own limited liability company interests or the Subordinated Notes. The Seller further represents and warrants that its assets and liabilities are consolidated with the assets and liabilities of Olin for purposes of GAAP.
(z)    No Linked Accounts. Except for any Servicer Account, there are no Linked Accounts with respect to any Collection Account.
(aa)    Transaction Information. None of the Seller, any Affiliate of the Seller or any third party with which the Seller or any Affiliate thereof has contracted, has (i) delivered, in writing or orally, to any Rating Agency monitoring a rating of any CP Notes, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency or (ii) participated in any oral communications with respect to Transaction Information with any Rating Agency monitoring a rating of any CP Notes without the participation of such Group Agent or its designee.
(bb)    Plan Assets. The assets of the Seller do not constitute “plan assets” (within the meaning of U.S. Department of Labor regulations at 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) and the Seller is not subject to any Applicable Law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code that would be violated by the transactions contemplated by this Agreement.

(cc)    ERISA.
(i)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Except as would not reasonably be expected to have a Material Adverse Effect, the Seller and each member of the ERISA Group have made all required contributions to each Pension Plan subject to Sections 412 or 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any such Pension Plan.
(ii)    Except as would not reasonably be expected to result in a Material Adverse Effect, (A) no ERISA Event has occurred or is reasonably expected to occur; (B) neither the Seller nor any member of the ERISA Group has received notice that a Multiemployer Plan is insolvent; and (C) neither the Seller nor any member of the ERISA Group has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
(dd)    Financial Statements. The Seller-Related Parties have delivered to the Administrative Agent copies of Olin’s audited consolidated year-end balance sheet, statement of income or operations, shareholders’ equity and cash flows, for and as of the end of the fiscal year ended December 31, 2023. In addition, the Seller-Related Parties have delivered to the Administrative Agent copies of Olin’s unaudited consolidated interim balance sheet, statement of income or operations, shareholders’ equity and cash flows, as of the end of the fiscal quarter ended September 30, 2024 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements fairly present in all material respects, in accordance with GAAP, the financial condition of Olin and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.
(ee)    Permitted Receivables Facility. The facility established by this Agreement and the other Transaction Documents constitutes a “Permitted Receivables Facility” under and as defined in the Credit Agreement as in effect on the relevant date of determination, and such facility is permitted by the Credit Agreement.
SECTION 6.02 Representations and Warranties of the Servicer. The Servicer represents and warrants to each Purchaser Party as of the Closing Date, each Settlement Date, each day that an Investment or Release shall have occurred and each day on which a Pool Report is delivered in accordance with this Agreement:
(a)    Organization and Good Standing. The Servicer is a corporation, duly organized and validly existing in good standing under the laws of the State of Virginia, with the power and authority under its organizational documents and under the laws of Virginia to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b)    Due Qualification. The Servicer is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, licenses or approvals, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on the Servicer.
(c)    Power and Authority; Due Authorization. The Servicer (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.
(d)    Binding Obligations. This Agreement and each of the other Transaction Documents to which the Servicer is a party has been duly executed and delivered by the Servicer and constitutes legal, valid and binding obligations of the Servicer, enforceable against the Servicer in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(e)    No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which the Servicer is a party, the performance of, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by the Servicer will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents of the Servicer or any indenture, sale agreement, credit agreement (including the Credit Agreement), loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which the Servicer is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, credit agreement (including the Credit Agreement), loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law, except to the extent that any such conflict, breach, default, Adverse Claim or violation would not reasonably be expected to have a Material Adverse Effect on the Servicer.
(f)    Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending or, to the Servicer’s knowledge, threatened, against the Servicer before any Governmental Authority and (ii) the Servicer is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserting the invalidity of this Agreement or any other Transaction Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document or (C) individually or in the aggregate for all such actions, suits, proceedings and investigations would reasonably be expected to have a Material Adverse Effect on the Servicer.
(g)    Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, license, registration, approval or action would not reasonably be expected to have a Material Adverse Effect on the Servicer, all authorizations, consents, orders, licenses, registrations and approvals of, or other actions by, any Governmental Authority or any other party that are required to be obtained by the Servicer in connection with the due execution, delivery, or performance by the Servicer of this Agreement or any other Transaction Document to which it is a party and the consummation by the Servicer of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.
(h)    Compliance with Applicable Law. The Servicer (i) shall duly satisfy all obligations on its part to be fulfilled under or in connection with the Pool Receivables and the related Contracts, (ii) has maintained in effect all qualifications required under Applicable Law in order to properly service the Pool Receivables and (iii) has complied in all material respects with all Applicable Laws in connection with servicing the Pool Receivables.
(i)    Accuracy of Information. All Pool Reports, Investment Requests, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Purchaser Party by the Servicer pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, are, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Purchaser Party.
(j)    Location of Records. The offices where the initial Servicer keeps all of its records relating to the servicing of the Pool Receivables are located at 190 Carondelet Plaza, Suite 1530, Clayton, Missouri 63105.
(k)    Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy, as in effect from time to time, with regard to each Pool Receivable and the related Contracts.
(l)    Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.
(m)    No Material Adverse Effect. Since December 31, 2023, there has been no Material Adverse Effect on the Servicer.

(n)    Other Transaction Documents. Each representation and warranty made by the Servicer under each other Transaction Document to which it is a party (including, without limitation, each Purchase and Sale Agreement) is true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation or warranty shall be true and correct as made) as of the date when made.
(o)    Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.
(p)    Sanctions and International Trade Laws. Each Covered Entity, and its directors and officers, and, to the knowledge of such Covered Entity, any employee, agent, or affiliate acting on behalf of such Covered Entity: (i) is not a Sanctioned Person; (ii) does not do any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction or Sanctioned Person; and (iii) is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of applicable International Trade Laws. No Covered Entity nor any of its directors, officers or, to the knowledge of such Seller-Related Party, its employees, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, a potential violation of any International Trade Laws, or has received a request for information from any Governmental Authority regarding International Trade Law matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to promote compliance with applicable International Trade Laws. No Supporting Assets constitutes Blocked Property.
(q)    Anti-Corruption Laws. Each Covered Entity, and its directors and officers, and, to the knowledge of such Covered Entity, any employee, agent, or affiliate acting on behalf of such Covered Entity, is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any Person to secure any improper advantage or to obtain or retain business. No Covered Entity nor any of its directors, officers or, to the knowledge of such Seller-Related Party, its employees, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any Anti-Corruption Laws, or has received a request for information from any Governmental Authority regarding Anti-Corruption Law matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to promote compliance with Anti-Corruption Laws.

(r)    Transaction Information. None of the Servicer, any Affiliate of the Servicer or any third party with which the Servicer or any Affiliate thereof has contracted, has (i) delivered, in writing or orally, to any Rating Agency monitoring a rating of any CP Notes, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency or (ii) participated in any oral communications with respect to Transaction Information with such Rating Agency without the participation of such Group Agent or its designee.
(s)    Taxes. The Servicer has (i) timely filed all U.S. federal income Tax returns and all other material tax returns required to be filed by it (taking into account any applicable extensions) and (ii) pay, or cause to be paid, all material Taxes, if any, other than Taxes being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.
(t)    No Linked Accounts. Except for any Servicer Account, there are no Linked Accounts with respect to any Collection Account.
(u)    Opinions. The facts regarding the Seller, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.
(v)    ERISA. The Servicer is deemed to make the same representations set forth in Section 6.01(cc) hereof as of the dates set forth above in this Section 6.02, provided, that, for these purposes, the term “Seller” in Section 6.01(cc) hereof and in the defined terms “ERISA Event,” “ERISA Group,” “Multiemployer Plan,” “Pension Plan” and “Plan” shall be substituted with “Servicer.”
(w)    Financial Statements. The Servicer has delivered to the Administrative Agent copies of Olin’s Statements. The Statements fairly present in all material respects, in accordance with GAAP, the financial condition of Olin and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.
(x)    Permitted Receivables Facility. The facility established by this Agreement and the other Transaction Documents constitutes a “Permitted Receivables Facility” under and as defined in the Credit Agreement as in effect on the relevant date of determination, and such facility is permitted by the Credit Agreement.
ARTICLE VII

COVENANTS
SECTION 7.01 Covenants of the Seller. At all times from the Closing Date until the Final Payout Date:
(a)    Payment of Capital and Yield. The Seller shall duly and punctually pay Capital, Yield, Fees and all other amounts payable by the Seller hereunder in accordance with the terms of this Agreement.
(b)    Existence. The Seller shall keep in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware. The Seller shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Supporting Assets.
(c)    Financial Reporting. The Seller will maintain a system of accounting established and administered in accordance with GAAP, and the Seller (or the Servicer on its behalf) shall furnish to the Administrative Agent and each Group Agent:
(i)    Annual Financial Statements of the Seller. Promptly upon completion and in no event later than one hundred twenty (120) days after the close of each fiscal year of the Seller, annual unaudited financial statements of the Seller certified by a Financial Officer of the Seller that they fairly present in all material respects, in accordance with GAAP, the financial condition of the Seller as of the date indicated and the results of its operations for the periods indicated.
(ii)    Pool Reports. As soon as available and in any event not later than two (2) Business Days prior to each Settlement Date, a Monthly Report as of the most recently completed Fiscal Month. Further, on each applicable Interim Report Due Date, the Seller shall furnish or cause to be furnished to the Administrative Agent and each Group Agent, (A) at any time upon thirty (30) days’ prior written notice from the Administrative Agent, a Weekly Report and (B) at any time after the occurrence and during the continuance of an Event of Default, upon two (2) Business Days’ prior written notice from the Administrative Agent, at the Administrative Agent’s option, either (1) a Weekly Report or (2) a Daily Report; provided, that in any of the foregoing cases, the Seller shall continue to furnish or cause to be furnished the applicable Interim Report until notified otherwise by the Administrative Agent in writing.
(iii)    Other Information. Such other information respecting the condition or operations, financial or otherwise of the Seller, any Originator, the Servicer,

any Sub-Servicer, the Performance Guarantor or any of their Subsidiaries as the Administrative Agent or any Group Agent may from time to time reasonably request.
(iv)    Quarterly Financial Statements of Olin. As soon as available and in no event later than sixty (60) days following the end of each of the first three (3) fiscal quarters in each of Olin’s fiscal years, the unaudited consolidated balance sheet and statements of income of Olin and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of earnings and cash flows for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, all of which shall be certified by a Financial Officer of Olin that they fairly present in all material respects, in accordance with GAAP, the financial condition of Olin and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.
(v)    Annual Financial Statements of Olin. Within one hundred and twenty (120) days after the close of each of Olin’s fiscal years, the consolidated balance sheet of Olin and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of earnings and cash flows for such fiscal year, all reported on by independent certified public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects, in accordance with GAAP, the financial condition of Olin and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated.
(vi)    Compliance Certificate. Concurrently with the financial statements furnished to the Administrative Agent and to the Purchasers pursuant to Sections 7.01(c)(iv) and 7.01(c)(v), a certificate (each, a “Compliance Certificate”) of Olin signed by a Financial Officer of Olin, in the form of Exhibit F.
(vii)    Other Reports and Filings. Promptly (but in any event within ten (10) days) after (A) the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Olin or any of its consolidated Subsidiaries shall publicly file with the SEC and (B) all material financial information, proxy materials and reports, if any, which Olin or any of its consolidated Subsidiaries shall deliver to holders (or any trustee, agent or other representative therefor) of any of its material Debt pursuant to the terms of the documentation governing the same.
(viii)    Other Information. Such other information (including non-financial information) as the Administrative Agent or any Group Agent may from time to time reasonably request.
Notwithstanding anything herein to the contrary, any financial information, proxy statements or other material required to be delivered pursuant to this clause (c) shall be deemed to have been furnished to each of the Administrative Agent and each Group

Agent on the date that such report, proxy statement or other material is posted on the SEC’s website at www.sec.gov.
(d)    Notices. The Seller (or the Servicer on its behalf) will notify the Administrative Agent and each Group Agent in writing promptly upon (but in no event later than three (3) Business Days after) a Financial Officer learning of the occurrence of (i) an Event of Default, Unmatured Event of Default Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event, (ii) any Person obtaining an Adverse Claim upon the Supporting Assets or any portion thereof, (iii) any Person other than the Seller, the applicable Affiliate of the Seller set forth on Schedule II, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box) or (iv) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto.
(e)    Conduct of Business. The Seller will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
(f)    Compliance with Applicable Law. The Seller will comply with all Applicable Laws to which it is subject if the failure to comply would reasonably be expected to have a Material Adverse Effect on the Seller.
(g)    Furnishing of Information and Inspection of Receivables. The Seller will furnish or cause to be furnished to the Administrative Agent and each Group Agent from time to time such information with respect to the Pool Receivables and the other Supporting Assets as the Administrative Agent or any Group Agent may reasonably request. The Seller will, at the Seller’s expense, during regular business hours, (i) with reasonable prior written notice, permit the Administrative Agent and each Group Agent or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Supporting Assets, (B) visit the offices and properties of the Seller for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Supporting Assets or the Seller’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Seller (provided, that representatives of the Seller are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Seller’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to the Pool Receivables and other Supporting Assets; provided, that the Seller shall be required to reimburse the Administrative Agent, in each case, for only one (1) such examination, visit, and discussion pursuant to clause (i) above and only one (1) such review pursuant to clause (ii) above in any twelve (12) month period unless an Event of Default has occurred and is continuing.
(h)    Payments on Receivables, Collection Accounts. The Seller (or the Servicer on its behalf) will, and will cause each Originator to, at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account or a Lock-Box. The Seller (or the Servicer on its behalf) will, and will cause each Originator to, at all times, maintain such books and records as are necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer and the Originators. If any payments on the Pool Receivables or other Collections are received by the Seller, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Group Agents and the other Secured Parties and promptly (but in any event within one (1) Business Day after receipt) remit such funds into a Collection Account. The Seller (or the Servicer on its behalf) will cause each Collection Account Bank to comply with the terms of each applicable Account Control Agreement. The Seller shall not instruct any Person other than the Obligors to deposit funds other than Collections on Pool Receivables or other Supporting Assets into any Collection Account. If such funds are nevertheless deposited into any Collection Account, the Seller (or the Servicer on its behalf), will within two (2) Business Days, (i) identify and transfer such funds to the appropriate Person entitled to such funds and (ii) shall instruct such Person to no longer deposit any such funds into any such Collection Account. Except as permitted by this Section 7.01(h), the Seller will not, and will not permit the Servicer, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Group Agent or any other Secured Party is entitled, with any other funds. The Seller shall only add a Collection Account (or a related Lock-Box) or a Collection Account Bank to those listed on Schedule II, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of an Account Control Agreement or Account Pledge Acknowledgement (or an amendment thereto), as applicable, in form and substance acceptable to the Administrative Agent from the applicable Collection Account Bank. The Seller shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box) with the prior written consent of the Administrative Agent.
(i)    Sales, Liens, etc. Except as otherwise provided herein, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Supporting Assets, or assign any right to receive income in respect thereof.
(j)    Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 8.02, the Seller will not, and will not permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Seller shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy, as in effect from time to time, with regard to each Pool Receivable and the related Contract.
(k)    Change in Credit and Collection Policy. The Seller will not make any change in the Credit and Collection Policy that would materially and adversely affect the collectability of the Pool Receivables or the ability of the Seller to perform its obligations under this Agreement without the prior written consent of the Administrative Agent and the Majority Group Agents. Promptly following any material change in the Credit and Collection Policy, the Seller will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Group Agent.
(l)    Fundamental Changes. The Seller shall not, without the prior written consent of the Administrative Agent and the Majority Group Agents, permit (i) itself to merge or consolidate with or into, or enter into a LLC Division, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) itself to be directly owned by any Person other than Olin or (iii) any of its issued and outstanding Capital Stock or any of its other equity interests to become subject to any Adverse Claims. The Seller shall (A) provide the Administrative Agent and each Group Agent with at least thirty (30) days’ prior written notice before making any change in the Seller’s name or location or making any other change in the Seller’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or any other Transaction Document “seriously misleading” as such term (or similar term) is used in the applicable UCC, which notice shall set forth the applicable change and the proposed effective date thereof and (B) in connection with such change, at its own expense, (x) take all action necessary or appropriate to perfect or maintain the perfection of the security interest under this Agreement (including, without limitation, the filing of all UCC financing statements, RPMRR registrations and the taking of such other action as the Administrative Agent may request in connection with such change or relocation) and (y) if requested by the Administrative Agent, the Seller shall cause to be delivered to the Administrative Agent, an opinion, in form and substance satisfactory to the Administrative Agent as to such UCC perfection and priority matters as the Administrative Agent may request at such time.
(m)    Books and Records. The Seller shall maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).
(n)    Identifying of Records. The Seller shall: (i) identify (or cause the Servicer to identify) its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been sold or pledged in accordance with this Agreement and (ii) cause each Originator so to identify its master data processing records with such a legend.
(o)    Change in Payment Instructions to Obligors. Neither the Seller nor any Affiliate of the Seller set forth on Schedule II shall (and shall not permit the Servicer or any Sub-Servicer to) add, replace or terminate any Collection Account (or any related Lock-Box) or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Account Control Agreement, Account Pledge Acknowledgement (or an amendment thereto), as applicable, with respect to such new Collection Accounts (or any related Lock-Box), and the Administrative Agent shall have consented to such change in writing.
(p)    Security Interest, Etc. The Seller shall (and shall cause the Servicer to), at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable first priority perfected ownership or security interest in the Supporting Assets, in each case free and clear of any Adverse Claim, in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Seller shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Pool Receivables, Related Security and Collections. Notwithstanding anything else in the Transaction Documents to the contrary, except to the extent permitted by Applicable Law, the Seller shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.
(q)    Certain Agreements. Without the prior written consent of the Administrative Agent and the Majority Group Agents, the Seller will not (and will not permit any other Seller-Related Party to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of the Seller’s organizational documents which requires the consent of the “Independent Director” (as such term is used in the Seller’s certificate of formation and limited liability company agreement).
(r)    Restricted Payments.
(i)    Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any of its membership interests, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its

Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).
(ii)    Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways: (A) the Seller may make cash payments (including prepayments) on the Subordinated Notes in accordance with their respective terms and (B) the Seller may declare and pay dividends if, in both cases, both immediately before and immediately after giving effect thereto, the Seller’s Net Worth is not less than the Required Capital Amount.
(iii)    The Seller may make Restricted Payments only out of the funds, if any, it receives pursuant to Section 3.01(a); provided, that the Seller shall not pay, make or declare any Restricted Payment (including any dividend) if, after giving effect thereto, any Event of Default or Unmatured Event of Default shall have occurred and be continuing.
(s)    Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the Subordinated Notes or (iii) form any Subsidiary or make any investments in any other Person.
(t)    Further Assurances; Change in Name or Jurisdiction of Origination, etc.(i) The Seller hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce the Secured Parties’ rights and remedies under this Agreement and the other Transaction Documents. Without limiting the foregoing, the Seller will, upon the request of the Administrative Agent, at the Seller’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.
(i)    The Seller authorizes the Administrative Agent to file financing statements, continuation statements and amendments thereto and assignments thereof, relating to the Receivables, the Related Security, the related Contracts, Collections with respect thereto and the other Supporting Assets without the signature of the Seller. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by Applicable Law.
(ii)    The Seller shall at all times be organized under the laws of the State of Delaware and shall not take any action to change its jurisdiction of organization.

(iii)    The Seller will not change its name, location, identity or corporate structure unless (A) the Administrative Agent has been given at least thirty (30) days prior written notice thereof, (B) the Seller, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the security interest under this Agreement (including the filing of all financing statements and the taking of such other action as the Administrative Agent may request in connection with such change or relocation) and (C) if requested by the Administrative Agent, the Seller shall cause to be delivered to the Administrative Agent, an opinion, in form and substance satisfactory to the Administrative Agent as to such UCC perfection and priority matters as the Administrative Agent may reasonably request at such time.
(u)    Sanctions; Anti-Money Laundering Laws; Anti-Corruption Laws; International Trade Laws. The Seller shall:
(i)    (A) immediately notify each Purchaser Party in writing upon the occurrence of a Reportable Compliance Event; (B) immediately provide substitute Supporting Assets to the Administrative Agent if, at any time, any Supporting Assets become Blocked Property; and (C) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws and maintain in effect policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws by each Covered Entity, and its directors and officers, and any employee, agent or affiliate acting on behalf of such Covered Entity in connection with this Agreement;
(ii)    not, and not permit any of its Subsidiaries to, do any of the following, nor permit its or their respective directors, officers, employees, agents or affiliates acting on its or their behalf in connection with this Agreement to: (A) become a Sanctioned Person; (B) directly or indirectly, provide, use, or make available any Investments or the proceeds thereof (w) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (x) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (y) in any manner that would result in a violation by any Person of Anti-Corruption Law, Anti-Money Laundering, or International Trade Laws (including any Purchaser Party, underwriter, advisor, investor, or otherwise) or (z) in violation of any Applicable Law, including, without limitation, any applicable Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (C) repay any Seller Obligations with Blocked Property or funds derived from any unlawful activity; (D) permit any Supporting Assets to become Blocked Property; or (E) sell any Receivable hereunder on or after November 1, 2024 arising from a dealing or transaction or the provision or receipt of goods or services with, to or from Persons located in the Republic of Haiti; and

(iii)    not directly or indirectly provide, use, or make available any Investments or the proceeds thereof to any of such Seller-Related Party’s Subsidiaries that is not a Seller-Related Party.
(v)    Seller’s Net Worth. The Seller shall not permit the Seller’s Net Worth to be less than the Required Capital Amount.
(w)    Taxes. The Seller will (i) timely file all U.S. federal income Tax returns and all other material tax returns required to be filed by it (taking into account any applicable extensions) and (ii) pay, or cause to be paid, all material Taxes, if any, other than Taxes being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.
(x)    Seller’s Tax Status. The Seller will remain a wholly-owned subsidiary of a United States person (within the meaning of Section 7701(a)(30) of the Code). No action will be taken that would cause the Seller to (i) be treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes or (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.
(y)    Minimum Funding Threshold. The Seller shall request Investments pursuant to Section 2.02 in amounts and at such time that the Aggregate Capital equals or exceeds the Minimum Funding Threshold unless and until the Termination Date occurs. It being understood and agreed that each Investment pursuant to this Agreement is subject to applicable conditions set forth in Article V and the other conditions set forth in Article II.
(z)    Liquidity Coverage Ratio. The Seller shall not issue any LCR Security.
(aa)    Transaction Information. The Seller shall not deliver, and shall prohibit its Affiliates and any third party with which the Seller or any Affiliate thereof has contracted from delivering, in writing or orally, any Transaction Information to any Rating Agency monitoring a rating of any CP Notes without first providing such Transaction Information to the applicable Group Agent. The Seller shall not participate, and shall prohibit its Affiliates and any third party with which the Seller or any Affiliate thereof has contracted from participating, in any oral communications with respect to Transaction Information with such Rating Agency without the participation of such Group Agent or its designee.
(bb)    Linked Accounts. Except for any Servicer Account, the Seller shall not permit any Linked Account to exist with respect to any Collection Account; provided, however, that at any time during the continuance of an Event of Default, the Seller shall, if so instructed by the Administrative Agent (in its sole discretion), cause each Servicer Account to cease being a Linked Account promptly, but not later than two (2) Business Days, following the Seller’s or the Servicer’s receipt of such instruction.
(cc)    Post-Closing Matters. (1) Within thirty-five (35) days following the Closing Date, or such later date as may be approved in writing by the Administrative Agent, the

Seller shall cause the Servicer to terminate the DB Facility and file UCC-3 termination statements to terminate all UCC filings made in connection with the DB Facility and (2) Within ninety (90) days following the Closing Date, or such later date as may be approved in writing by the Administrative Agent, (A) the Seller shall deliver to the Administrative Agent (i) a fully executed copy of an Account Control Agreement or Account Pledge Acknowledgement, as applicable, with respect to each Collection Account and Lock-Box set forth on Schedule II as of the Closing Date and (ii) an opinion of counsel to the Seller with respect to certain corporate, enforceability, security interest and perfection matters related to such Account Control Agreement and Account Pledge Acknowledgement and (B) the Servicer shall cause all Collections to be remitted to the applicable Collection Account or Lock-Box set forth on Schedule II.
SECTION 7.02 Covenants of the Servicer. At all times from the Closing Date until the Final Payout Date:
(a)    Existence. The Servicer shall keep in full force and effect its existence and rights as a corporation under the laws of the State of Virginia; provided, however, that the Servicer may consummate any merger or consolidation, and any conveyance, transfer, lease or other disposition of all or substantially all of its property or assets subject to compliance with Section 7.02(o). The Servicer shall obtain and preserve its qualification to do business in each jurisdiction in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect on the Servicer.
(b)    Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer shall furnish to the Administrative Agent and each Group Agent each of the financial statements, certifications, reports (including Pool Reports), filings and other documents and information required to be delivered by the Seller pursuant to Section 7.01(c) when due to be delivered by the Seller thereunder.
(c)    Notices. The Servicer will notify the Administrative Agent and each Group Agent in writing promptly upon (but in no event later than three (3) Business Days after) a Financial Officer learning of the occurrence of (i) an Event of Default, Unmatured Event of Default, Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event, (ii) any Person obtaining an Adverse Claim upon the Supporting Assets or any portion thereof, (iii) any Person other than the Seller, the applicable Affiliate of the Seller set forth on Schedule II, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box) or (iv) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto.
(d)    Conduct of Business. The Servicer will maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority would reasonably be expected to have a Material Adverse Effect on the Servicer.

The Servicer shall not engage, to any material extent, in any business other than the businesses of the type conducted by the Servicer as of the Closing Date and businesses reasonably related thereto.
(e)    Compliance with Applicable Law. The Servicer will comply with all Applicable Laws to which it is subject if the failure to comply would reasonably be expected to have a Material Adverse Effect on the Servicer.
(f)    Furnishing of Information and Inspection of Receivables. The Servicer will furnish or cause to be furnished to the Administrative Agent and each Group Agent from time to time such information with respect to the Pool Receivables and the other Supporting Assets as the Administrative Agent or any Purchaser may reasonably request. The Servicer will, at the Servicer’s expense, during regular business hours, (i) with reasonable prior written notice, permit the Administrative Agent and each Group Agent or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Supporting Assets, (B) visit the offices and properties of the Servicer for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Supporting Assets or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer (provided, that representatives of the Servicer are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to the Pool Receivables and other Supporting Assets; provided, that the Servicer shall be required to reimburse the Administrative Agent, in each case, for only one (1) such examination, visit, and discussion pursuant to clause (i) above and only one (1) such review pursuant to clause (ii) above in any twelve (12) month period unless an Event of Default has occurred and is continuing.
(g)    Payments on Receivables, Collection Accounts. The Servicer will, and will cause each Originator to, at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account or a Lock-Box. The Servicer will, and will cause each Originator to, at all times, maintain such books and records as are necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer and the Originators. If any payments on the Pool Receivables or other Collections are received by the Seller, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Group Agents and the other Secured Parties and promptly (but in any event within one (1) Business Day after receipt) remit such funds into a Collection Account. The Servicer shall not instruct any Person other than the Obligors to deposit funds other than Collections on Pool Receivables or other Supporting Assets into any Collection Account. If such funds are nevertheless deposited into any Collection Account, the Servicer will within two (2) Business Days (i) identify and transfer such funds to the appropriate Person entitled to such funds and (ii) shall instruct such Person to no longer deposit any such funds into any such Collection Account. Except as permitted by this

Section 7.02(g), the Servicer will not, and will not permit the Seller, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Group Agent or any other Secured Party is entitled, with any other funds. The Servicer shall only add a Collection Account (or a related Lock-Box) or a Collection Account Bank to those listed on Schedule II, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of an Account Control Agreement, Account Pledge Acknowledgement (or an amendment thereto), as applicable, in form and substance acceptable to the Administrative Agent from the applicable Collection Account Bank. The Servicer shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box) with the prior written consent of the Administrative Agent.
(h)    Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 8.02, the Servicer will not alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Servicer shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy, as in effect from time to time, with regard to each Pool Receivable and the related Contract.
(i)    Change in Credit and Collection Policy. The Servicer will not make any change in the Credit and Collection Policy that would materially and adversely affect the collectability of the Pool Receivables or the ability of the Servicer to perform its obligations under this Agreement without the prior written consent of the Administrative Agent and the Majority Group Agents. Promptly following any material change in the Credit and Collection Policy, the Servicer will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Group Agent.
(j)    Books and Records. The Servicer shall maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).
(k)    Identifying of Records. The Servicer shall identify its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been sold or pledged in accordance with this Agreement.
(l)    Change in Payment Instructions to Obligors. The Servicer shall not (and shall not permit any Sub-Servicer to) add, replace or terminate any Collection Account (or any related Lock-Box) or make any change in its instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box), unless the

Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Account Control Agreement, Account Pledge Acknowledgement (or an amendment thereto) with respect to such new Collection Accounts (or any related Lock-Box) and the Administrative Agent shall have consented to such change in writing.
(m)    Security Interest, Etc. The Servicer shall, at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable first priority perfected ownership or security interest in the Supporting Assets, in each case free and clear of any Adverse Claim in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Pool Receivables, Related Security and Collections. Notwithstanding anything else in the Transaction Documents to the contrary, except to the extent permitted by Applicable Law, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.
(n)    Further Assurances; Change in Name or Jurisdiction of Origination, etc. The Servicer hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce the Secured Parties’ rights and remedies under this Agreement or any other Transaction Document. Without limiting the foregoing, the Servicer will, upon the request of the Administrative Agent, at the Servicer’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.
(o)    Mergers. The Servicer hereby agrees that Olin, so long as it is the Servicer and Performance Guarantor, (i) shall not merge, amalgamate or consolidate with or into any other Person (other than a Subsidiary) and (ii) shall not convey, transfer, lease or otherwise dispose of, or permit a Subsidiary to convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of related transactions), all or substantially all of the property or assets of Olin and its Subsidiaries taken as a whole (whether now owned or hereafter acquired) or any Receivables (other than as an Originator pursuant to a Purchase and Sale Agreement), directly or indirectly, to any Person, including through a merger, amalgamation or consolidation of a Subsidiary with an unaffiliated party, unless (A) in each case of clauses (i) and (ii) above, (x) after giving effect to such proposed transaction, no Event of Default, Unmatured Event of Default, Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event would exist and (y) the Administrative Agent and each Group Agent have each (1) received thirty (30) days’ prior written notice thereof, (2) received executed copies of all documents, certificates and opinions (including, without limitation, opinions relating to bankruptcy and UCC matters) as the Administrative Agent shall reasonably request and (3) been reasonably satisfied that all other action to perfect and protect the security interests of the Seller and the Administrative Agent, on behalf of the Secured Parties, in and to the Receivables to be sold by the Originators under the Purchase and Sale Agreements and other Related Rights, as reasonably requested by the Administrative Agent or any Group Agent shall have been taken by, and at the expense of, Olin (including the filing of any UCC financing statements, the receipt of certificates and other requested documents from public officials and all such other actions required pursuant to Section 7.3 of each Purchase and Sale Agreement) and (B) in the case of clause (i) above, the surviving entity is Olin.
(p)    Sanctions; Anti-Money Laundering Laws; Anti-Corruption Laws; International Trade Laws. The Servicer shall, and shall cause each other Covered Entity to:
(i)    (A) immediately notify each Purchaser Party in writing upon the occurrence of a Reportable Compliance Event; (B) immediately provide substitute Supporting Assets to the Administrative Agent if, at any time, any Supporting Assets become Blocked Property; and (C) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws and maintain in effect policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws by each Covered Entity, and its directors and officers, and any employee, agent or affiliate acting on behalf of such Covered Entity in connection with this Agreement;
(ii)    not, and not permit any of its Subsidiaries to, do any of the following, nor permit its or their respective directors, officers, employees, agents or affiliates acting on its or their behalf in connection with this Agreement to: (A) become a Sanctioned Person; (B) directly or indirectly, provide, use, or make available any Investments or the proceeds thereof (w) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (x) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (y) in any manner that would result in a violation by any Person of Anti-Corruption Law, Anti-Money Laundering, or International Trade Laws (including any Purchaser Party, underwriter, advisor, investor, or otherwise) or (z) in violation of any Applicable Law, including, without limitation, any applicable Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (C) repay any Investment with Blocked Property or funds derived from any unlawful activity; (D) permit any Supporting Assets to become Blocked Property; or (E) sell any Receivable hereunder on or after

November 1, 2024 arising from a dealing or transaction or the provision or receipt of goods or services with, to or from Persons located in the Republic of Haiti; and
(iii)    not directly or indirectly provide, use, or make available any Investments or the proceeds thereof to any of such Seller-Related Party’s Subsidiaries that is not a Seller-Related Party.
(q)    Taxes. The Servicer will (i) timely file all U.S. federal income Tax returns and all other material tax returns required to be filed by it (taking into account any applicable extensions) and (ii) pay, or cause to be paid, all material Taxes, if any, other than Taxes being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.
(r)    Seller’s Tax Status. The Servicer shall not take or cause any action to be taken that would result in the Seller (i) being treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes or (ii) becoming an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.
(s)    Permitted Receivables Facility. The Servicer shall cause the facility established by this Agreement and the other Transaction Documents to at all times (i) constitute a permitted “Permitted Receivables Facility” under and as defined in the Credit Agreement as in effect on the relevant date of determination and (ii) be permitted by the terms of the Credit Agreement.
(t)    Transaction Information. The Servicer shall not deliver, and shall prohibit its Affiliates and any third party with which the Servicer or any Affiliate thereof has contracted from delivering, in writing or orally, any Transaction Information to any Rating Agency monitoring a rating of any CP Notes without first providing such Transaction Information to the applicable Group Agent. The Servicer shall not participate, and shall prohibit its Affiliates and any third party with which the Servicer or any Affiliate thereof has contracted from participating, in any oral communications with respect to Transaction Information with such Rating Agency without the participation of such Group Agent or its designee.
(u)    Linked Accounts. Except for any Servicer Account, the Servicer shall not permit any Linked Account to exist with respect to any Collection Account; provided, however, that at any time during the continuance of an Event of Default, the Servicer shall, if so instructed by the Administrative Agent (in its sole discretion), cause each Servicer Account to cease being a Linked Account promptly, but not later than two (2) Business Days following the Seller’s or the Servicer’s receipt of such instruction.
SECTION 7.03 Separate Existence of the Seller. Each of the Seller and the Servicer hereby acknowledges that the Purchaser Parties are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from each other Seller-Related Party and their Affiliates. Therefore, each of the Seller and Servicer shall take all steps specifically required by this Agreement or reasonably required by any Purchaser Party to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of each other Seller-Related Party and any other Person, and is not a division of any other Seller-Related Party or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and the Servicer shall take such actions as shall be required in order that:
(a)    Special Purpose Entity. The Seller will be a special purpose company whose primary activities are restricted as provided in its limited liability company agreement.
(b)    No Other Business or Debt. The Seller shall not (i) engage in any business or activity except as set forth in this Agreement or (ii) incur any Debt or liability other than as expressly permitted by the Transaction Documents.
(c)    Independent Director. The Seller will at all times have at least one (1) “Independent Director” as defined in the limited liability company agreement of the Seller (the “Independent Director”).
The Seller shall (A) give written notice to the Administrative Agent of the election or appointment, or proposed election or appointment, of a new Independent Director of the Seller, which notice shall be given not later than five (5) Business Days prior to the date such appointment or election would be effective (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Director, or the failure of such Independent Director to satisfy the criteria for an Independent Director set forth in this clause (c), in which case the Seller shall provide written notice of such election or appointment within one (1) Business Day) and (B) with any such written notice, certify to the Administrative Agent that the Independent Director satisfies the criteria for an Independent Director set forth in this clause (c).
The Seller’s limited liability company agreement shall provide that: (A) the Seller’s board of directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action and (B) such provision and each other provision requiring an Independent Director cannot be amended without the prior written consent of the Independent Director.
The Independent Director shall not at any time serve as a trustee in bankruptcy for any Seller-Related Party or any of their respective Affiliates.
(d)    Organizational Documents. The Seller shall maintain its organizational documents in the form as such organizational documents exist as of the date of this Agreement and shall not amend, restate, supplement or otherwise modify such organizational documents without the prior written consent of the Majority Group Agents.
(e)    Conduct of Business. The Seller shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of directors’ meetings appropriate to authorize all company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.
(f)    Compensation. Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller, and to the extent that Seller shares the same officers or other employees as the Servicer (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee.
(g)    Servicing and Costs. The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will not incur any indirect or overhead expenses for items shared with the Servicer (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, the Seller (or any Affiliate thereof) shall comply with Section 7.03(o).
(h)    Operating Expenses. The Seller’s operating expenses will not be paid by any Seller-Related Party or any Affiliate thereof.
(i)    Books and Records. The Seller’s books and records will be maintained separately from those of any other Seller-Related Party and any of their Affiliates and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of the Seller.
(j)    Disclosure of Transactions. All financial statements of any Seller-Related Party or any Affiliate thereof that are consolidated to include the Seller will disclose that (i) the Seller’s sole business consists of the purchase or acceptance through capital contributions of the Receivables and Related Rights from the Originators and the subsequent retransfer of or granting of a security interest in such Receivables and Related Rights to the Administrative Agent pursuant to this Agreement, (ii) the Seller is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Seller’s assets prior to any assets or value in the Seller becoming available to the Seller’s equity holders and (iii) the assets of the Seller are not available to pay creditors of any other Seller-Related Party or any Affiliate thereof.
(k)    Segregation of Assets. The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of any other Seller-Related Party or any Affiliates thereof.

(l)    Corporate Formalities. The Seller will strictly observe limited liability company formalities in its dealings with any other Seller-Related Party or any Affiliates thereof, and funds or other assets of the Seller will not be commingled with those of any other Seller-Related Party or any Affiliates thereof except as permitted by this Agreement or the other Transaction Documents in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which any other Seller-Related Party or any Affiliate thereof (other than the Servicer solely in its capacity as such) has independent access. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of any other Seller-Related Party or other Affiliates thereof. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate.
(m)    Arm’s-Length Relationships. The Seller will maintain arm’s-length relationships with any other Seller-Related Party and any Affiliates thereof. Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller on the one hand, nor any other Seller-Related Party or any Affiliate thereof, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller-Related Parties and their respective Affiliates will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.
(n)    Allocation of Overhead. To the extent that the Seller, on the one hand, and any other Seller-Related Party or any Affiliate thereof, on the other hand, have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and the Seller shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise.
SECTION 7.04 Financial Covenants. Olin, so long as it is the Servicer or the Performance Guarantor, shall comply with the Financial Covenant.

ARTICLE VIII

ADMINISTRATION AND COLLECTION
OF RECEIVABLES
SECTION 8.01 Appointment of the Servicer.
(a)    The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 8.01. Until the Administrative Agent gives notice to Olin to the extent permitted by this Section 8.01 of the designation of a new Servicer, Olin is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of an Event of Default, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (at the direction of the Majority Group Agents) designate as Servicer any Person (including itself) to succeed Olin or any successor Servicer, on such terms and conditions as the Administrative Agent may agree in its discretion.
(b)    Upon the designation of a successor Servicer as set forth in clause (a) above, Olin agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and Olin shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security.
(c)    Olin acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent, each Group Agent and each Purchaser have relied on Olin’s agreement to act as Servicer hereunder. Accordingly, Olin agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Majority Group Agents.
(d)    The Servicer may delegate its duties and obligations hereunder to any other Originator or third-party subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrative Agent, each Group Agent and each Purchaser shall have the right to look solely to the Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such Sub-Servicer upon the termination of the Servicer hereunder by giving notice of such termination to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not an Affiliate of Olin, the Administrative Agent and the Majority Group Agents shall have consented in writing in advance to such delegation.
SECTION 8.02 Duties of the Servicer.
(a)    The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Servicer shall set aside, for the accounts of each Purchaser Party, the amount of Collections it or its Affiliates actually receive to which each such Purchaser Party is entitled in accordance with Article III. The Servicer may, in accordance with the Credit and Collection Policy, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document and (iii) if an Event of Default has occurred and is continuing, the Servicer may take such action only upon the prior written consent of the Administrative Agent. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Group), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, the Administrative Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.
(b)    The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Seller the collections of any indebtedness that is a Pool Receivable, less, if Olin or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of the Servicer of servicing, collecting and administering such collections. The Servicer, if other than Olin or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness that is a Pool Receivable, and copies of all records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.
(c)    The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout Date, the Servicer shall deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.
SECTION 8.03 Collection Account Arrangements. Prior to the Closing Date, the Seller shall have entered into Account Control Agreements with all of the Collection Account Banks or an Account Pledge Acknowledgment, as applicable, and delivered executed counterparts of each to the Administrative Agent. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (upon the direction of the Majority Group Agents) at any time thereafter give notice to each Collection Account Bank that the Administrative Agent is exercising its rights under the Account Control Agreements or Account Pledge Acknowledgement, as applicable, to do any or all of the following: (i) to have the exclusive dominion and control of the Collection Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein, (ii) to have the proceeds that are sent to the respective Collection Accounts redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Collection Account or (iii) to take any or all other actions permitted under the applicable Account Control Agreement or Account Pledge

Acknowledgement. The Seller hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent.
SECTION 8.04 Enforcement Rights.
(a)    At any time following the occurrence and during the continuation of an Event of Default:
(i)    the Administrative Agent (at the Seller’s expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee;
(ii)    the Administrative Agent may instruct the Seller or the Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;
(iii)    the Administrative Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;
(iv)    the Administrative Agent may notify the Collection Account Banks that the Seller, any applicable Affiliate of the Seller set forth on Schedule II and the Servicer will no longer have any access to the Collection Accounts;
(v)    the Administrative Agent may (or, at the direction of the Majority Group Agents shall) replace the Person then acting as Servicer; and

(vi)    the Administrative Agent may collect any amounts due from an Originator under the applicable Purchase and Sale Agreement or the Performance Guarantor under the Performance Guaranty.
For the avoidance of doubt, the foregoing rights and remedies of the Administrative Agent upon an Event of Default are in addition to and not exclusive of the rights and remedies contained herein and under the other Transaction Documents.
(b)    The Seller hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Supporting Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Supporting Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.
(c)    The Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Servicer and on behalf of the Servicer necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Supporting Assets, including endorsing the name of the Servicer on checks and other instruments representing Collections and enforcing such Supporting Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.
SECTION 8.05 Responsibilities of the Seller. Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been sold or transferred hereunder, and the exercise by the Administrative Agent, or any other Purchaser Party of their respective rights hereunder shall not relieve the Seller from such obligations and (ii) pay when due any sales taxes and other Taxes payable in connection with the Pool Receivables and their creation and satisfaction. None of the Purchaser Parties shall have any obligation or liability with respect to any Supporting Assets, nor shall any of them be obligated to perform any of the obligations of the Seller, the Servicer or any Originator thereunder.
SECTION 8.06 Data Processing Services. Olin hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Olin shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Olin conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the Seller shall pay to Olin its reasonable out-of-pocket costs and expenses from the Seller’s own funds (subject to the priority of payments set forth in Section 3.01(a)).
SECTION 8.07 Servicing Fee.
(a)    Subject to clause (b) below, the Seller shall pay the Servicer a fee (the “Servicing Fee”) for each Fiscal Month equal to the product of 1/12th of the Servicing Fee Rate multiplied by the daily average aggregate Outstanding Balance of the Pool Receivables during such Fiscal Month. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 3.01(a).
(b)    If the Servicer ceases to be Olin or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer hereunder.
ARTICLE IX

EVENTS OF DEFAULT
SECTION 9.01 Events of Default. An “Event of Default” means the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Applicable Law):
(a)    (i) the Seller, any Originator, the Performance Guarantor or the Servicer shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document (other than any such failure which would constitute an Event of Default under clause (ii), (iii) or (iv) below), and such failure, to the extent capable of cure, shall continue unremedied for ten (10) Business Days after (A) written notice thereof shall have been given to the Seller, any Originator, the Performance Guarantor or the Servicer by the Administrative Agent or (y) a Financial Officer of such party otherwise becomes aware of such failure (whichever is earlier), (ii) any Seller-Related Party shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document and such failure shall continue unremedied for two (2) Business Days (unless such failure is related to the Event of Default set forth in Section 9.01(h)), (iii) Olin shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrative Agent shall have been appointed or (iv) the Seller, any Originator, the Performance Guarantor or the Servicer shall fail to observe the covenants set forth in Sections 7.01(u), 7.01(cc), 7.02(o), 7.02(p), or 7.04, as applicable;
(b)    any representation or warranty made or deemed made by the Seller, any Originator, the Performance Guarantor or the Servicer (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Seller, any Originator, the Performance Guarantor or the Servicer pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; provided, that upon the knowledge of the Seller, any Originator, the Performance Guarantor or the Servicer of a breach of a representation or warranty that gives rise to an obligation under Section 3.01(d), the Seller or the Servicer (at the Seller’s direction) shall immediately pay such Deemed Collections to a Collection Account (or as otherwise directed by the Administrative Agent at such time) and, to the extent such payment is immediately made, such breach shall not constitute an Event of Default;
(c)    the Seller or the Servicer shall fail to deliver any Pool Report when due pursuant to this Agreement, and such failure shall remain unremedied for two (2) Business Days;
(d)    this Agreement or any sale made or security interest granted pursuant to this Agreement or any other Transaction Document shall for any reason cease to create, or for any reason cease to be, a valid and enforceable first priority perfected ownership or security interest in favor of the Administrative Agent with respect to the Supporting Assets, free and clear of any Adverse Claim;
(e)    the Seller, any Originator, the Performance Guarantor or the Servicer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any Insolvency Proceeding shall be instituted by or against the Seller, any Originator, the Performance Guarantor or the Servicer and, in the case of any such proceeding instituted against such Person (but not instituted by such Person), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, any Originator, the Performance Guarantor or the Servicer shall take any corporate or organizational action to authorize any of the actions set forth in this clause (e);
(f)    (A) the average of the Default Ratios for any three (3) consecutive Fiscal Months shall exceed 2.00%, (B) the average of the Delinquency Ratios for any three (3) consecutive Fiscal Months shall exceed 6.25%, (C) the average of the Dilution Ratios for any three (3) consecutive Fiscal Months shall exceed 4.75% or (D) the Days’ Sales Outstanding for any Fiscal Month shall exceed sixty (60) days;
(g)    a Change in Control shall occur;

(h)    a Capital Coverage Amount Deficit shall occur and shall not have been cured within two (2) Business Days;
(i)    (i) the Seller shall fail to pay any principal of or premium or interest on any of its Debt in a principal amount of at least $18,600 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any Originator, the Performance Guarantor, the Servicer or any of their respective Subsidiaries shall fail to pay any principal of or any premium or interest on any Debt, which is outstanding in a principal amount of at least $50,000,000 in the aggregate (but excluding Debt outstanding hereunder) of such Originator, the Performance Guarantor, the Servicer or any of their respective Subsidiaries (as the case may be) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (iii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt (as referred to in clause (i) or (ii) above) and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity or default of such Debt (as referred to in clause (i) or (ii) above) or (iv) any such Debt (as referred to in clause (i) or (ii) above) shall, for any reason, be accelerated (provided, that a mandatory prepayment on the sale of any asset shall be deemed not to be an acceleration of such Debt);
(j)    the Performance Guarantor shall fail to perform any payment obligation required to be performed under the Performance Guaranty, and such failure shall continue unremedied for two (2) Business Days, or the Performance Guarantor shall fail to perform any of its other obligations under the Performance Guaranty, and such failure, to the extent capable of cure, shall continue unremedied for ten (10) Business Days after (i) written notice thereof shall have been given to the Performance Guarantor by the Administrative Agent or (ii) a Financial Officer of the Performance Guarantor otherwise becomes aware of such failure (whichever is earlier).
(k)    the Seller shall fail (i) at any time (other than for ten (10) Business Days following notice of the death or resignation of any Independent Director) to have an Independent Director who satisfies each requirement and qualification of an Independent Director set forth in the Seller’s Limited Liability Company Agreement, on the Seller’s board of directors or (ii) to timely notify the Administrative Agent of any replacement or appointment of any director that is to serve as an Independent Director on the Seller’s board of directors as required pursuant to Section 7.03(c);
(l)    either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Seller, any Originator, the Performance Guarantor or the Servicer and such lien or any other lien filed thereunder shall not have been released within five (5) Business Days or (ii) the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the

Seller, any Originator, the Performance Guarantor or the Servicer and such lien or any other lien filed thereunder shall not have been released within five (5) Business Days;
(m)    an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Seller or any member of the ERISA Group under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC that would reasonably be expected to have a Material Adverse Effect, or the Seller or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, where the aggregate amount of unamortized withdrawal liability would reasonably be expected to have a Material Adverse Effect;
(n)    the assets of the Seller are deemed to constitute “plan assets” (within the meaning of U.S. Department of Labor Regulations at 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) or the Seller is or becomes subject to any Applicable Law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and that would be violated by the transactions contemplated by this Agreement;
(o)    a Material Adverse Effect shall occur with respect to the Seller, any Originator, the Performance Guarantor or the Servicer as determined by the Administrative Agent;
(p)    a Purchase and Sale Termination Event shall occur under either Purchase and Sale Agreement;
(q)    the Seller shall (i) be required to register as an “investment company” within the meaning of the Investment Company Act or (ii) become a “covered fund” within the meaning of the Volcker Rule;
(r)    any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any of the Seller, any Originator, the Performance Guarantor or the Servicer (or any Affiliate thereof) shall so state in writing;
(s)    one or more judgments or decrees in excess of (i) solely with respect to the Seller, $18,600 and (ii) with respect to any Originator, the Performance Guarantor, the Servicer or any Affiliate of any of the foregoing, $50,000,000 shall be entered, as applicable, against the Seller, any Originator, the Performance Guarantor, the Servicer or any Affiliate of the foregoing involving in the aggregate a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and either (A) enforcement proceedings for such judgments or decrees shall have been commenced by any creditor upon such judgment or decree and, within sixty (60) days of the commencement of such proceedings, such judgment or decree shall not have been satisfied or (subject to clause (B) below) shall have been stayed or (B) there shall be any period of sixty (60) consecutive days during which a stay of enforcement of such judgment or decree, by reason of a pending appeal or otherwise, shall not be in effect;

SECTION 9.02 Consequences of an Event of Default.
(a)    Generally. If any Event of Default occurs, the Administrative Agent may (or, at the direction of the Majority Group Agents shall) by notice to the Seller:
(i)    declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred);
(ii)    declare the Final Maturity Date to have occurred (in which case the Final Maturity Date shall be deemed to have occurred); or
(iii)    declare the Aggregate Capital and all other Seller Obligations and Guaranteed Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Seller Obligations and Guaranteed Obligations shall be immediately due and payable);
provided, that, automatically and immediately (without any requirement for the giving of notice) upon the occurrence of any Event of Default described in Section 9.01(e) with respect to the Seller, the Termination Date shall occur and the Aggregate Capital and all other Seller Obligations and Guaranteed Obligations shall be immediately due and payable.
Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative.
(b)    Set-off. If an Event of Default shall have occurred and be continuing, each Purchaser Party and each of their respective Affiliates and any participant of such Purchaser or Affiliate which has agreed in writing to be bound by the provisions of Section 3.03, after obtaining the prior written consent of the Administrative Agent, is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Purchaser Party or any such Affiliate or participant to or for the credit or the account of the Seller against any and all of the Seller Obligations now or hereafter existing under this Agreement or any other Transaction Document to such Purchaser Party, Affiliate or participant, irrespective of whether or not such Purchaser Party, Affiliate or participant shall have made any demand under this Agreement or any other Transaction Document and although such Seller Obligations may be contingent or unmatured or are owed to a branch or office of such Purchaser Party different from the branch or office holding such deposit or obligated on such Debt; provided, that in the event that any Defaulting Purchaser shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.06 and, pending such payment, shall be segregated by such Defaulting Purchaser from its other funds and deemed held in trust for the benefit of the Administrative Agent and the other Purchaser Parties and (y) the Defaulting Purchaser shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Seller Obligations owing to such Defaulting Purchaser as to which it exercised such right of setoff. The rights of each Purchaser Party and its respective Affiliates and participants under this Section 9.02 are in addition to other rights and remedies (including other rights of setoff) that such Purchaser Party or its respective Affiliates and participants may have. Each Purchaser Party agrees to notify the Seller and the Administrative Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.
(c)    Enforcement of Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, the authority to enforce rights and remedies hereunder and under the other Transaction Documents against the Seller-Related Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Agreement for the benefit of all the Purchasers and the other Secured Parties; provided, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Transaction Documents, (ii) any Purchaser from exercising setoff rights in accordance with clause (b) above (subject to the terms of Section 3.03) or (iii) any Purchaser from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Seller-Related Party under any Insolvency Proceeding; and provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Transaction Documents, then (A) the Majority Group Agents shall have the rights otherwise ascribed to the Administrative Agent pursuant to this clause (c) and (B) in addition to the matters specified in clauses (ii) and (iii) of the preceding proviso and subject to Section 3.03), any Purchaser may, with the consent of the Majority Group Agents, enforce any rights and remedies available to it and as authorized by the Majority Group Agents.
(d)    Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.02 (or after the Seller Obligations have automatically become immediately due and payable as specified in the proviso to clause (a) above) and until the Final Payout Date, any and all proceeds received on account of the Seller Obligations shall (subject to Sections 2.06) be applied in accordance with the order of priority set forth in Section 3.01(a).
ARTICLE X

THE ADMINISTRATIVE AGENT
SECTION 10.01 Appointment and Authority. Each Purchaser Party hereby irrevocably appoints PNC Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Transaction Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Administrative Agent and the Purchaser Parties, and the Seller-Related Parties shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Transaction Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 10.02 Rights as a Purchaser. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Purchaser as any other Purchaser and may exercise the same as though it were not the Administrative Agent, and the term “Purchaser” or “Purchasers” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Seller-Related Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Purchasers.
SECTION 10.03 Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly specified herein and in the other Transaction Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Unmatured Event of Default or Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Group Agents (or such other number or percentage of the Purchasers as shall be expressly provided for herein or in the other Transaction Documents); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Transaction Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Purchaser in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly specified herein and in the other Transaction Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Seller-Related Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Group Agents (or such other number or percentage of the Purchasers as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 13.01, 8.04 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Unmatured Event of Default or Event of Default unless and until notice describing such Unmatured Event of Default or Event of Default is given to the Administrative Agent in writing by any Seller-Related Party or a Purchaser.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions specified herein or therein or the occurrence of any Unmatured Event of Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document or (v) the satisfaction of any condition precedent to an Investment, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
SECTION 10.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Investment, that by its terms must be fulfilled to the satisfaction of a Purchaser Party, the Administrative Agent may presume that such condition is satisfactory to such Purchaser Party unless the Administrative Agent shall have received notice to the contrary from such Purchaser Party prior to the making of such Investment. The Administrative Agent may consult with legal counsel (who may be counsel for the Seller), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 10.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Transaction Document by or through any one or more sub-agents appointed by the Administrative Agent.

The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the financing or purchase facility contemplated hereby as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
SECTION 10.06 Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Purchaser Parties and the Seller. Upon receipt of any such notice of resignation, the Majority Group Agents shall have the right, in consultation with the Seller (so long as no Unmatured Event of Default or Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Majority Group Agents and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Group Agents), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Purchaser Parties, appoint a successor Administrative Agent meeting the qualifications specified above; provided, that in no event shall any such successor Administrative Agent be a Defaulting Purchaser. No such resignation shall become effective until a successor has been appointed and has accepted such appointment (the “Resignation Effective Date”).
(b)    If the Person serving as Administrative Agent is a Defaulting Purchaser pursuant to clause (d) of the definition thereof, the Majority Group Agents may, to the extent permitted by Applicable Law, by notice in writing to the Seller and such Person remove such Person as Administrative Agent and, in consultation with the Seller, appoint a successor. If no such successor shall have been so appointed by the Majority Group Agents and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Majority Group Agents and the Seller) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Transaction Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Purchaser Party directly, until such time, if any, as the Majority Group Agents appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Transaction Documents. The fees payable by the Seller to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Seller and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Transaction Documents, the provisions of this Article X and Article XI shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
SECTION 10.07 Non-Reliance on Administrative Agent and Other Purchasers. Each Purchaser Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Purchaser or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Group Agent and each Purchaser also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Group Agent or Purchaser or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Transaction Document or any related agreement or any document furnished hereunder or thereunder. Each Group Agent and each Purchaser represents and warrants that (i) the Transaction Documents set forth the terms of a commercial lending or purchase facility and certain other facilities as set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans or providing other similar facilities in the ordinary course and is entering into this Agreement as a Group Agent or Purchaser, as applicable, for the purpose of making, acquiring or holding commercial loans and providing other facilities as set forth herein and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Group Agent and each Purchaser agrees not to assert a claim in contravention of the foregoing. Each Group Agent and each Purchaser represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Group Agent or Purchaser, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding commercial loans or providing such other facilities.
SECTION 10.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners or arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Transaction Documents, except in its capacity, as applicable, as the Administrative Agent or a Purchaser hereunder.

SECTION 10.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Seller-Related Party, the Administrative Agent (irrespective of whether any Capital or other Seller Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Seller) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the Capital, principal, interest and Yield owing and unpaid in respect of any Investment and all other Seller Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Purchaser Parties and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Purchaser Parties and the Administrative Agent and their respective agents and counsel and all other amounts due the Purchaser Parties and the Administrative Agent) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Purchaser Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Purchaser Party, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent.
SECTION 10.10 Collateral and Guaranty Matters.
(a)    Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion to release any Lien on any Supporting Assets or other property granted to or held by the Administrative Agent under any Transaction Document (x) upon the Final Payout Date, (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Transaction Documents or (z) subject to Section 13.01, if approved, authorized or ratified in writing by the Majority Group Agents.
Upon request by the Administrative Agent at any time, the Majority Group Agents will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of Supporting Assets or other property pursuant to this Section 10.10.
(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Supporting Assets, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Seller-Related Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Purchasers for any failure to monitor or maintain any portion of the Supporting Assets.
SECTION 10.11 No Reliance on Administrative Agent’s Customer Identification Program. Each Purchaser Party acknowledges and agrees that neither such Purchaser Party, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Purchaser Party’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Money Laundering Law, any Anti-Corruption Law or any International Trade Law, including any programs involving any of the following items relating to or in connection with any of the Seller-Related Parties, their Affiliates or their agents, the Transaction Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Applicable Laws.
SECTION 10.12 Certain ERISA Matters.
(a)    Each Group Agent and each Purchaser (x) represents and warrants, as of the date such Person became a Purchaser party hereto, to and (y) covenants, from the date such Person became a Purchaser party hereto to the date such Person ceases being a Purchaser party hereto, for the benefit of, the Administrative Agent and the Structuring Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Seller-Related Party, that at least one of the following is and will be true:
(i)    such Purchaser is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Purchaser’s entrance into, participation in, administration of and performance of the Investments, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Purchaser’s entrance into, participation in, administration of and performance of the Investments, the Commitments and this Agreement,
(iii)    (A) such Purchaser is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Purchaser to enter into, participate in, administer and perform the Investments, the

Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Investments, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Purchaser, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Purchaser’s entrance into, participation in, administration of and performance of the Investments, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Purchaser.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Purchaser or (2) a Purchaser has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Purchaser further (x) represents and warrants, as of the date such Person became a Purchaser party hereto and (y) covenants, from the date such Person became a Purchaser party hereto to the date such Person ceases being a party hereto, for the benefit of, the Administrative Agent and the Structuring Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Seller-Related Party, that none of the Administrative Agent or the Structuring Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Purchaser involved in such Purchaser’s entrance into, participation in, administration of and performance of the Investments, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Transaction Document or any documents related hereto or thereto).
SECTION 10.13 Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s right to receive fees pursuant to Section 2.03 and expenses (if any) pursuant to Section 13.09. Each Purchaser Party acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under any Transaction Document.
SECTION 10.14 Erroneous Payments.
(a)    If the Administrative Agent notifies a Purchaser Party or other Secured Party, or any Person who has received funds on behalf of a Purchaser Party or other Secured Party (any Purchaser Party, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Purchaser Party, other Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of Capital, principal, interest, Yield, fees, distribution or otherwise, individually and collectively, an “Erroneous

Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Purchaser Party or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Purchaser Party or other Secured Party, or any Person who has received funds on behalf of a Purchaser Party or other Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of Capital, principal, interest, Yield, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) or (z) that such Purchaser Party or other Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)    (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Purchaser Party or other Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.14(b).
(c)    Each Purchaser Party or other Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Purchaser Party or other Secured Party under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Purchaser Party or other Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Purchaser that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Purchaser at any time, (i) such Purchaser shall be deemed to have assigned its Investments (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Investments (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Seller) deemed to execute and deliver an Assignment and Acceptance with respect to such Erroneous Payment Deficiency Assignment, (ii) the Administrative Agent as the assignee Purchaser shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Purchaser shall become a Purchaser hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Purchaser shall cease to be a Purchaser hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Purchaser and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Investments subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Investments acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Purchaser shall be reduced by the net proceeds of the sale of such Investment (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Purchaser (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Purchaser and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold an Investment (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Purchaser or other Secured Party under the Transaction Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Seller Obligations or any other obligations owed by any Seller-Related Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from any Seller-Related Party for the purpose of making a payment to satisfy such Seller Obligations and is not otherwise repaid or returned to the Seller by the Administrative Agent, any Purchaser or any of their respective Affiliates, whether pursuant to a legal proceeding or otherwise.
(f)    To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.
(g)    Each party’s obligations, agreements and waivers under this Section 10.14 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Seller Obligations (or any portion thereof) under any Transaction Document.
ARTICLE XI

THE GROUP AGENTS
SECTION 11.01 Authorization and Action. Each Purchaser Party that belongs to a Group hereby appoints and authorizes the Group Agent for such Group to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Group Agent by the terms hereof, together with such powers as are reasonably incidental thereto. No Group Agent shall have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against any Group Agent. No Group Agent assumes, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with the Seller or any Affiliate thereof, any Purchaser except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall any Group Agent ever be required to take any action which exposes such Group Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.
SECTION 11.02 Group Agent’s Reliance, Etc. No Group Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as a Group Agent under or in connection with this Agreement or any other Transaction Documents in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, a Group Agent: (a) may consult with legal counsel (including counsel for the Administrative Agent, the Seller or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Purchaser Party (whether written or oral) and shall not be responsible to any Purchaser Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this

Agreement or any other Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of the Seller or any Affiliate thereof or any other Person or to inspect the property (including the books and records) of the Seller or any Affiliate thereof; (d) shall not be responsible to any Purchaser Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Transaction Documents or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.
SECTION 11.03 Group Agent and Affiliates. With respect to any Investment or interests therein owned by any Purchaser Party that is also a Group Agent, such Purchaser Party shall have the same rights and powers under this Agreement as any other Purchaser and may exercise the same as though it were not a Group Agent. A Group Agent and any of its Affiliates may generally engage in any kind of business with the Seller or any Affiliate thereof and any Person who may do business with or own securities of the Seller or any Affiliate thereof or any of their respective Affiliates, all as if such Group Agent were not a Group Agent hereunder and without any duty to account therefor to any other Secured Party.
SECTION 11.04 Indemnification of Group Agents. Each Committed Purchaser in any Group agrees to indemnify the Group Agent for such Group (to the extent not reimbursed by the Seller or any Affiliate thereof), pro rata according to the proportion of the Commitment of such Committed Purchaser to the Group Commitment of its Group, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Group Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by such Group Agent under this Agreement or any other Transaction Document; provided, that no Committed Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Group Agent’s gross negligence or willful misconduct.
SECTION 11.05 Delegation of Duties. Each Group Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Group Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
SECTION 11.06 Notice of Events of Default. No Group Agent shall be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default unless such Group Agent has received notice from the Administrative Agent, any other Group Agent, any other Purchaser Party, the Servicer or the Seller stating that an Event of Default or Unmatured Event of Default has occurred hereunder and describing such Event of Default or Unmatured Event of Default. If a Group Agent receives such a notice, it shall promptly give notice thereof to the Purchaser Parties in its Group and to the Administrative Agent (but only if such notice received by such Group Agent was not sent by the Administrative Agent). A Group Agent may take such action concerning an Event of Default or Unmatured Event of Default as may be directed by Committed Purchasers in its Group representing a majority of the Commitments in such Group (subject to the other provisions of this Article XI), but until such Group Agent receives such directions, such Group Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as such Group Agent deems advisable and in the best interests of the Conduit Purchasers and Committed Purchasers in its Group.
SECTION 11.07 Non-Reliance on Group Agent and Other Parties. Each Purchaser Party expressly acknowledges that neither the Group Agent for its Group nor any of such Group Agent’s directors, officers, agents or employees has made any representations or warranties to it and that no act by such Group Agent hereafter taken, including any review of the affairs of the Seller or any Affiliate thereof, shall be deemed to constitute any representation or warranty by such Group Agent. Each Purchaser Party represents and warrants to the Group Agent for its Group that, independently and without reliance upon such Group Agent, any other Group Agent, the Administrative Agent or any other Purchaser Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller or any Affiliate thereof and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by a Group Agent to any Purchaser Party in its Group, no Group Agent shall have any duty or responsibility to provide any Purchaser Party in its Group with any information concerning the Seller or any Affiliate thereof that comes into the possession of such Group Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.
SECTION 11.08 Successor Group Agent. Any Group Agent may, upon at least thirty (30) days’ notice to the Administrative Agent, the Seller, the Servicer and the Purchaser Parties in its Group, resign as Group Agent for its Group. Such resignation shall not become effective until a successor Group Agent is appointed by the Purchaser(s) in such Group and, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, approved by the Seller. Upon such acceptance of its appointment as Group Agent for such Group hereunder by a successor Group Agent, such successor Group Agent shall succeed to and become vested with all the rights and duties of the resigning Group Agent, and the resigning Group Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Group Agent’s resignation hereunder, the provisions of this Article XI and Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Group Agent.
SECTION 11.09 Reliance on Group Agent. Unless otherwise advised in writing by a Group Agent or by any Purchaser Party in such Group Agent’s Group, each party to this Agreement may assume that (i) such Group Agent is acting for the benefit and on behalf of each of the Purchaser Parties in its Group, as well as for the benefit of each assignee or other transferee from any such Person and (ii) each action taken by such Group Agent has been duly authorized and approved by all necessary action on the part of the Purchaser Parties in its Group.

ARTICLE XII

EXPENSES; INDEMNITY; DAMAGE WAIVER
SECTION 12.01 Indemnification by the Seller.
(a)    Without limiting any other rights that any Purchaser Party or Affected Person and its respective assigns, officers, directors, agents and employees (each, a “Seller Indemnified Party”) may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify and hold harmless each Seller Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Seller Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Investments or the ownership or security interest in respect of any Pool Receivable or any other Supporting Assets. Without limiting or being limited by the foregoing, the Seller shall pay on demand (provided, that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 3.01(a)), to each Seller Indemnified Party any and all amounts necessary to indemnify such Seller Indemnified Party from and against any and all Seller Indemnified Amounts relating to or resulting from any of the following:
(i)    any Pool Receivable which the Seller or the Servicer includes as an Eligible Receivable as part of the Net Receivables Pool Balance but which is not an Eligible Receivable at such time;
(ii)    any representation, warranty or statement made or deemed made by the Seller (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Pool Report or any other information or report delivered by or on behalf of the Seller pursuant hereto which shall have been untrue or incorrect when made or deemed made;
(iii)    the failure by the Seller to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;
(iv)    the failure to vest in the Administrative Agent a first priority perfected ownership or security interest in all or any portion of the Supporting Assets, in each case free and clear of any Adverse Claim;
(v)    the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable and the other Supporting Assets and Collections in respect thereof, whether at the time of any Investment or at any subsequent time;

(vi)    any dispute, claim or defense of an Obligor (not arising from the bankruptcy or insolvency, lack of creditworthiness or other financial default or inability to pay of the related Obligor) to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from or relating to collection activities with respect to such Pool Receivable;
(vii)    any failure of the Seller to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;
(viii)    any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;
(ix)    the misdirection of Collections or the commingling of Collections of Pool Receivables at any time with other funds;
(x)    any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of any Investments or the proceeds thereof or in respect of any Pool Receivable or other Supporting Assets or any related Contract;
(xi)    any failure of the Seller to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;
(xii)    any offset, setoff, adjustment, or other non-cash reduction of any Pool Receivable (including Deemed Collections) not arising from the bankruptcy or insolvency, lack of creditworthiness or other financial default or inability to pay of the related Obligor;
(xiii)    any claim brought by any Person other than a Seller Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Pool Receivable;
(xiv)    the failure by the Seller to pay when due any material Taxes payable by the Seller, including sales, excise or personal property taxes;
(xv)    any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement or Account Pledge Acknowledgement, the termination by a Collection Account Bank prior to the appointment of a successor Collection Account Bank or any amounts (including in respect of an indemnity) payable by the Administrative Agent to a Collection Account Bank;

(xvi)    any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;
(xvii)    any action taken by the Administrative Agent as attorney-in-fact for any Seller-Related Party pursuant to this Agreement or any other Transaction Document;
(xviii)    the maintenance of any Linked Account with respect to any Collection Account or the debiting against any Collection Account of amounts as a result of any “Settlement Item” (as defined in the related Account Control Agreement) that generated in any Linked Account or any other account other than a Collection Account;
(xix)    the use of proceeds of any Investment;
(xx)    any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason; or
(xxi)    any failure by any Originator to provide an Obligor with an invoice evidencing indebtedness related to a Pool Receivable.
(b)    Notwithstanding anything to the contrary in this Agreement, solely for purposes of the Seller’s indemnification obligations in clauses (ii), (iii), (vii) and (xi) above, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality shall be deemed to be not so qualified.
(c)    The indemnities in clause (a) above shall not apply to any claims for indemnification of any Seller Indemnified Party to the extent such claims (i) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Seller Indemnified Party, (ii) result from a claim brought by a Seller-Related Party, or any of their respective Subsidiaries, against such Seller Indemnified Party for material breach of such Seller Indemnified Party’s obligations under this Agreement if such Seller-Related Party or such Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (iii) result from a proceeding that does not involve an act or omission by the Seller, any Originator, the Servicer, the Performance Guarantor or any of their respective Subsidiaries and that is brought by a Seller Indemnified Party against any other Seller Indemnified Party (other than Seller Indemnified Amounts against any agent in its capacity or in fulfilling its roles as an agent hereunder or any similar role with respect to this Agreement or any Commitments), (iv) are for Seller Indemnified Amounts to the extent the same includes losses in respect of Pool

Receivables that are uncollectible on account of the bankruptcy or insolvency, lack of creditworthiness or other financial default or inability to pay of the related Obligor or (v) are for Taxes (which are covered by Section 4.03). In the case of an investigation, litigation or other proceeding to which the indemnity in clause (a) above applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by a Seller-Related Party or any of their respective Subsidiaries, directors, equityholders or creditors or a Seller Indemnified Party or any other Person, whether or not any Seller Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.
(d)    If for any reason any indemnity in clause (a) above is unavailable to any Seller Indemnified Party or insufficient to hold it harmless, then the Seller shall contribute to such Seller Indemnified Party the amount paid or payable by such Seller Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Seller and its Affiliates on the one hand and such Seller Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Seller and its Affiliates and such Seller Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Seller under this Section 12.01 shall be in addition to any liability which the Seller may otherwise have, shall extend upon the same terms and conditions to each Seller Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Seller and the Seller Indemnified Parties.
SECTION 12.02 Indemnification by the Servicer.
(a)    Without limiting any other rights that the Seller, any Purchaser Party or Affected Person and its respective assigns, officers, directors, agents and employees (each, a “Servicer Indemnified Party”) may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify and hold harmless each Servicer Indemnified Party from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of the Servicer pursuant to this Agreement or any other Transaction Document, including any judgment, award, settlement, Attorney Costs and other reasonable and documented costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as, “Servicer Indemnified Amounts”). Without limiting or being limited by the foregoing, the Servicer shall pay on demand, to each Servicer Indemnified Party any and all amounts necessary to indemnify such Servicer Indemnified Party from and against any and all Servicer Indemnified Amounts relating to or resulting from any of the following:
(i)    any Pool Receivable which the Servicer includes as an Eligible Receivable as part of the Net Receivables Pool Balance but which is not an Eligible Receivable at such time;
(ii)    any representation, warranty or statement made or deemed made by the Servicer (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Pool Report or any other information or report delivered by or on behalf of the Servicer pursuant hereto which shall have been untrue or incorrect when made or deemed made;
(iii)    the failure by the Servicer to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;
(iv)    the misdirection of Collections or the commingling of Collections of Pool Receivables at any time with other funds;
(v)    the maintenance of any Linked Account with respect to any Collection Account or the debiting against any Collection Account of amounts as a result of any “Settlement Item” (as defined in the related Account Control Agreement) that generated in any Linked Account or any other account other than a Collection Account;
(vi)    any failure of the Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document; or
(vii)    any failure by any Originator to provide an Obligor with an invoice evidencing indebtedness related to a Pool Receivable.
(b)    The indemnities in clause (a) above shall not apply to any claims for indemnification of any Servicer Indemnified Party to the extent such claims (i) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Servicer Indemnified Party, (ii) result from a claim brought by a Seller-Related Party, or any of their respective Subsidiaries, against such Servicer Indemnified Party for material breach of such Servicer Indemnified Party’s obligations under this Agreement if such Seller-Related Party or such Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (iii) result from a proceeding that does not involve an act or omission by the Seller, any Originator, the Servicer, the Performance Guarantor or any of their respective Subsidiaries and that is brought by a Servicer Indemnified Party against any other Servicer Indemnified Party (other than Servicer Indemnified Amounts against any agent in its capacity or in fulfilling its roles as an agent hereunder or any similar role with respect to this Agreement or any Commitments), (iv) are for Servicer Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible on account of the bankruptcy or insolvency, lack of creditworthiness or other financial default or inability to pay of the related Obligor or (v) are for Taxes (which are covered by Section 4.03). In the case of an investigation, litigation or other proceeding to which the indemnity in clause (a) above applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by a Seller-Related Party or any of their respective Subsidiaries, directors, equityholders or creditors or a Servicer Indemnified Party or any other Person, whether or not any Servicer Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

(c)    If for any reason any indemnity in clause (a) above is unavailable to any Servicer Indemnified Party or insufficient to hold it harmless, then the Servicer shall contribute to such Servicer Indemnified Party the amount paid or payable by such Servicer Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Servicer and its Affiliates on the one hand and such Servicer Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Servicer and its Affiliates and such Servicer Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Servicer under this Section 12.02 shall be in addition to any liability which the Servicer may otherwise have, shall extend upon the same terms and conditions to Servicer Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Servicer and the Servicer Indemnified Parties.
SECTION 12.03 Reimbursement by Purchasers. To the extent that the Seller or the Servicer for any reason fails to indefeasibly pay any amount required under 12.01(a), 12.02(a) or 13.09 (as the case may be) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any of their respective Related Parties, each Purchaser severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Parties, as the case may be, such Purchaser’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on the Purchasers’ respective Commitments at such time, or if all Commitments have been terminated, based on the Purchasers’ respective Capital at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Purchaser).
SECTION 12.04 Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, each of the Seller and the Servicer agrees not to assert, and hereby waives, any claim against any Secured Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Investment or the use of the proceeds thereof. No Secured Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, except to the extent such liability or damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Secured Party.
SECTION 12.05 Payments. All amounts due under this Article XI shall be payable not later than (i) in the case of such amounts due from the Seller, the first Settlement Date that occurs ten (10) or more days after demand therefor or (ii) in any other case, ten (10) days after demand therefor.

SECTION 12.06 Survival. This Article XI and the parties’ respective rights and obligations hereunder shall survive any termination of this Agreement.
ARTICLE XIII

MISCELLANEOUS
SECTION 13.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Seller or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent and the Majority Group Agents (and, in the case of any amendment, also signed by the Seller and, so long as the Servicer is Olin or an Affiliate thereof, the Servicer), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; and (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Group Agent:
(i)    change (directly or indirectly) the definitions of Capital Coverage Amount Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Final Maturity Date, Net Receivables Pool Balance or Total Reserves contained in this Agreement, or increase the then existing Concentration Percentage for any Obligor or change the calculation of the Capital Coverage Amount;
(ii)    reduce the amount of Capital, Yield or Fees that is payable on account of any Investment or with respect to any other Investment or delay any scheduled date for payment thereof;
(iii)    change any Event of Default;
(iv)    release all or a material portion of the Supporting Assets from the Administrative Agent’s security interest created hereunder;
(v)    release the Performance Guarantor from any of its obligations under the Performance Guaranty or terminate the Performance Guaranty;
(vi)    change any of the provisions of this Section 13.01, the definition of “Majority Group Agents”, or any other provision hereof specifying the number or percentage of Group Agents or Purchasers which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; or
(vii)    change the order of priority or pro rata sharing Collections pursuant to Section 3.01(a) or 3.03.
Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Committed Purchaser’s Commitment hereunder without the consent of such Committed

Purchaser, (B) no amendment, waiver or consent shall reduce any Fees payable by the Seller to any member of any Group or delay the dates on which any such Fees are payable, in either case, without the consent of the Group Agent for such Group and (C) no Defaulting Purchaser shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of each affected Purchaser or all Group Agents may be effected with the consent of the applicable Purchasers other than Defaulting Purchasers or the Group Agents other than any Group Agents with a Defaulting Purchaser in its Group, as applicable), except that (x) the Commitment of any Defaulting Purchaser may not be increased or extended without the consent of such Defaulting Purchaser and (y) any waiver, amendment or modification requiring the consent of each affected Purchaser or all Group Agents that by its terms affects any Defaulting Purchaser disproportionately adversely relative to other affected Purchasers shall require the consent of such Defaulting Purchaser or the Group Agent with such Defaulting Purchaser in its Group, as applicable.
In addition, notwithstanding the foregoing, (a) with the consent of the Seller and the Servicer, the Administrative Agent may amend, modify or supplement this Agreement without the consent of any other party to correct or cure any ambiguity, inconsistency or defect or correct any typographical or ministerial error in this Agreement or any other Transaction Document (provided, that any such amendment, modification or supplement shall not be materially adverse to the interests of the Purchasers taken as a whole) and (b) without the consent of any Purchaser or the Seller, within a reasonable time after (x) the effective date of any increase or addition to, extension of or decrease from, the Facility Limit or (y) any assignment by any Purchaser of some or all of its Commitment or any interest hereunder, the Administrative Agent shall, and is hereby authorized to, revise Schedule I to reflect such change, whereupon such revised Schedule I shall replace the old Schedule I and become part of this Agreement.
SECTION 13.02 No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of any Affected Person in exercising any right, power, remedy or privilege under this Agreement or any other Transaction Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The enumeration of the rights and remedies of the Affected Persons specified in this Agreement is not intended to be exhaustive and the exercise by any Affected Person of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Transaction Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No reasonable delay or failure to take action on the part of any Affected Person in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.

SECTION 13.03 Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile to the relevant party as specified on Schedule III. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in clause (b) below, shall be effective as provided in such clause (b).
(b)    Electronic Communications. Notices and other communications to the Purchaser Parties hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. Any party hereto may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Change of Notice Address, etc. Except as otherwise provided herein, any party hereto may change its address, telephone number, facsimile number or email address for notices and other communications hereunder by prior written notice to the other parties hereto.
(d)    Platform.
(i)    Each of the Seller and the Servicer agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Purchaser Parties by posting the Communications on the Platform.
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-

infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent Parties have any liability to any Seller-Related Party, any other Purchaser Party or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Seller-Related Party’s or any Agent Party’s transmission of communications through the Platform.
SECTION 13.04 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction. Without limiting the foregoing provisions of this Section 13.04, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Purchasers shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
SECTION 13.05 Duration; Survival. All representations and warranties of the Seller-Related Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement and the completion of the transactions hereunder, and shall continue in full force and effect until the Final Payout Date. All covenants and agreements of the Seller-Related Parties contained herein relating to the payment of Capital, principal, interest, Yield, Fees, premiums, additional compensation or expenses and indemnification, or that are otherwise specified as surviving termination of this Agreement, in each case, shall survive the Final Payout Date and any termination of this Agreement. All other covenants and agreements of the Seller-Related Parties shall continue in full force and effect from and after the Closing Date and until the Final Payout Date.
SECTION 13.06 Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither the Seller nor any other Seller-Related Party may assign or otherwise transfer any of its rights or obligations hereunder (including, in each case, by way of an LLC Division) without the prior written consent of the Administrative Agent and each Group Agent and (ii) other than as provided in clause (b) and (c) below, as applicable, no Purchaser may assign or otherwise transfer any of its rights or obligations hereunder except (x) to an assignee in accordance with clause (b) or (c) below, as applicable, (ii) by way of participation in accordance with clause (e) below or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) below (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (e) below and, to the extent expressly contemplated hereby, the Related

Parties of each of the Administrative Agent and the Purchasers) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Committed Purchasers. Any Committed Purchaser may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and any Investments or interests therein at the time owing to it); provided, however, that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(1)    in the case of an assignment of the entire remaining amount of the assigning Committed Purchaser’s Commitment and the Investments at the time owing to it or contemporaneous assignments to a related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in clause (b)(i)(2) below in the aggregate or in the case of an assignment to a Committed Purchaser, an Affiliate of a Purchaser or a related Approved Fund, no minimum amount need be assigned; and
(2)    in any case not described in clause (i)(1) above, the aggregate amount of the Commitment (which for this purpose includes Investments outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding Capital of the Investments of the assigning Committed Purchaser subject to each such assignment (determined as of the date the Assignment and Acceptance Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance Agreement, as of such Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, the Seller otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Committed Purchaser’s rights and obligations under this Agreement with respect to the Investment or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(2) above and, in addition:
(1)    the consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless an Event of Default or Unmatured Event of Default has occurred and is continuing at the time of such assignment; provided, that the Seller shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof; and
(2)    the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments to a Person that is not a Purchaser with a Commitment, an Affiliate of such Purchaser or an Approved Fund with respect to such Purchaser.
(iv)    Assignment and Acceptance Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance Agreement together with a processing and recordation fee of $3,500. The assignee shall be a Committed Purchaser or any of it Affiliates, a Person managed by a Committed Purchaser or any of its Affiliates, or another financial institution and, if it is not a Purchaser, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to any Seller-Related Party or any Seller-Related Party’s Affiliates or Subsidiaries or (B) to any Defaulting Purchaser or any of its Subsidiaries or Funds, or any Person who, upon becoming a Purchaser hereunder, would constitute a Defaulting Purchaser or a Subsidiary or Fund thereof.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Purchaser hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto specified herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Seller and the Administrative Agent, the applicable pro rata share of Investments previously requested but not funded by the Defaulting Purchaser, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Purchaser to the Administrative Agent and each other Purchaser hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Investments. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Purchaser hereunder shall become effective under Applicable Law without compliance with the provisions of this clause (vii), then the assignee of such interest shall be deemed to be a Defaulting Purchaser for all purposes of this Agreement until such compliance occurs.

(viii)    Effectiveness; Release. Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (d) below, from and after the effective date specified in each Assignment and Acceptance Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance Agreement, have the rights and obligations of a Purchaser under this Agreement, and the assigning Purchaser thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all of the assigning Purchaser’s rights and obligations under this Agreement, such Purchaser shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.04, Section 4.01, and Article XI with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Purchaser will constitute a waiver or release of any claim of any party hereunder arising from that Purchaser’s having been a Defaulting Purchaser. Any assignment or transfer by a Purchaser of rights or obligations under this Agreement that does not comply with this clause (viii) shall be treated for purposes of this Agreement as a sale by such Purchaser of a participation in such rights and obligations in accordance with clause (e) below.
Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Committed Purchaser hereunder and (y) the assigning Committed Purchaser shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Committed Purchaser’s rights and obligations under this Agreement, such Committed Purchaser shall cease to be a party hereto).
(c)    Assignments by and to Conduit Purchasers. Each Conduit Purchaser may freely assign its Investments or any portion thereof, or interest therein, to its Related Committed Purchaser or any of such Conduit Purchaser’s Liquidity Providers or Program Support Provider at any time without prior notice to, or any consent of, any other Person. Any Conduit Purchaser’s Related Committed Purchaser or Liquidity Provider may freely assign its Investments or any portion thereof, or interest therein, to its Related Conduit Purchaser at any time without prior notice to, or any consent of, any other Person. If such assignment is made to a Liquidity Provider that is not already party to this Agreement as a Purchaser, the parties to such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement, and such Liquidity Provider shall thereby become a Purchaser party hereto pursuant to the last paragraph of clause (a) above. The applicable Related Committed Purchaser shall provide the Seller and the Administrative Agent written notice of any assignment of an Investment or any portion thereof pursuant to this clause (c) promptly but not later than one (1) Business Day thereafter. This clause (c) shall not be construed to permit any Committed Purchaser to assign any portion of its Commitment to any Conduit Purchaser.
(d)    Register. The Administrative Agent shall, acting solely for this purpose as an agent of the Seller, maintain at one of its offices in Pittsburgh, Pennsylvania (or such other address notified by the Administrative Agent to the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Purchasers, and the Commitments of each Committed Purchaser, and aggregate outstanding Capital (and stated Yield or interest) of the Investments owing to, each Purchaser pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error, and the Seller, the Servicer and each Purchaser Party shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Committed Purchaser or Conduit Purchaser, as the case may be, for all purposes of this Agreement. The Register shall be available for inspection by the Seller, the Servicer and any Purchaser party at any reasonable time and from time to time upon reasonable prior notice.
(e)    Participations. Any Committed Purchaser may at any time, without the consent of, or notice to, any other party hereto, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or any Seller-Related Party or any of their respective Affiliates or Subsidiaries) (each, a “Participant”) in or to all or a portion of such Committed Purchaser’s rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the interests in the Investments owing to it); provided, however, that (i) such Committed Purchaser’s obligations under this Agreement shall remain unchanged, (ii) such Committed Purchaser shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Seller, the Servicer and each other Purchaser Party shall continue to deal solely and directly with such Committed Purchaser in connection with such Committed Purchaser’s rights and obligations under this Agreement. For the avoidance of doubt, each Committed Purchaser shall be responsible for any indemnity under Article XI with respect to any payments made by such Committed Purchaser to its Participant(s).
Any agreement or instrument pursuant to which a Committed Purchaser sells such a participation shall provide that such Committed Purchaser shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Committed Purchaser will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to any matter specified in clause (i) through (vii) of Section 13.01 that affects such Participant. The Seller agrees that each Participant shall be entitled to the benefits of Sections 2.04, 4.01, 4.02 and 4.03 (subject to the requirements and limitations therein, including the requirements under Section 4.03(f) (provided, that the documentation required under Section 4.03(f) shall be delivered to the participating Committed Purchaser)) to the same extent as if it were a Committed Purchaser and had acquired its interest by assignment pursuant to clause (b) above; provided, that such Participant (A) agrees to be subject to the provisions of Section 4.04 as if it were an assignee under clause (b) above and (B) shall not be entitled to receive any greater payment under Sections 4.01 or 4.03, with respect to any participation, than its participating Committed Purchaser would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Committed Purchaser that sells a participation agrees, at the Seller’s request and expense, to use reasonable efforts to cooperate with the Seller to effectuate the provisions of Section 4.04 with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 9.02(b) as though it were a Committed Purchaser; provided, that such Participant agrees to be subject to Section 3.03 as though it were a Committed Purchaser. Each Committed Purchaser that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Seller, maintain a register on which it enters the name and address of each Participant and the Capital or principal amounts (and stated interest or Yield) of each Participant’s interest in the Investments or other obligations under the Transaction Documents (the “Participant Register”); provided, that no Committed Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Investments, letters of credit or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent shall have no responsibility for maintaining a Participant Register.
(f)    Assignments by Agents. This Agreement and the rights and obligations of the Administrative Agent and each Group Agent herein shall be assignable by the Administrative Agent or such Group Agent, as the case may be, and its successors and assigns; provided, that in the case of an assignment to a Person that is not an Affiliate of the Administrative Agent or such Group Agent, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, such assignment shall require the Seller’s consent (not to be unreasonably withheld, conditioned or delayed).
(g)    Assignments by the Seller or the Servicer. Neither the Seller nor, except as provided in Section 8.01, the Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and each Group Agent (such consent to be provided or withheld in the sole discretion of such Person).
(h)    Certain Pledges; Successors and Assigns Generally. Any Purchaser, Program Support Provider or any of their respective Affiliates may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to (i) a security trustee in connection with the funding by such Person of Investments or (ii) secure obligations of such Purchaser, including any pledge or assignment to secure obligations to a Federal Reserve Bank or Bank of Canada; provided, that no such pledge or assignment shall release such Purchaser from any of its obligations hereunder or substitute any such pledgee or assignee for such Purchaser as a party hereto.
(i)    Pledge to ABCP Collateral Agents & Trustees. Each Conduit Purchaser may at any time pledge or grant a security interest in all or any portion of its interest in, to and under such Conduit Purchaser’s Investments and the Transaction Documents to any collateral agent or trustee for such Conduit Purchaser’s asset-backed commercial paper program without notice to or the consent of any party hereto; provided, however, that that no such pledge shall relieve any Conduit Purchaser of its obligations hereunder.
(j)    Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Purchaser may exchange, continue or rollover all or a portion of its Investments in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Seller, the Servicer, the Administrative Agent and such Purchaser.
SECTION 13.07 Conduit Purchasers. Any notice delivered by any party hereto to a Conduit Purchaser’s Related Committed Purchaser shall be deemed to have been delivered to such Conduit Purchaser for all purposes. Each party to this Agreement may assume that (a) each Related Committed Purchaser is acting for the benefit and on behalf of its Related Conduit Purchaser, as well as for the benefit of each assignee or other transferee from any such Related Conduit Purchaser and (b) each action taken by each Related Committed Purchaser has been duly authorized and approved by all necessary action on the part of its Related Conduit Purchaser and any assignee or other transferee of such Related Conduit Purchaser. Without limiting the foregoing, any advice, consent, concurrence or waiver granted by a Related Committed Purchaser pursuant to this Agreement or any other Transaction Document shall be deemed to have been granted by such Related Committed Purchaser in its individual capacity and by its Related Conduit Purchaser and by any assignee or other transferee of such Related Conduit Purchaser.
SECTION 13.08 Addition of Purchasers. The Seller may, with written notice to the Administrative Agent and each Group Agent, add additional Persons as Purchasers (by creating a new Group) or cause an existing Committed Purchaser to increase its Commitment; provided, however, that the Commitment of any existing Committed Purchaser may only be increased with the prior written consent of such Committed Purchaser; provided, further, that at all times after the addition of any additional Purchaser, each existing Purchaser will receive Fees at least equal to the Fees to be received by such additional Purchaser and with respect to any Fees to be received by any such additional Purchaser, other than the Undrawn Fees and the Drawn Fees (each as defined in the applicable Fee Letter) (the “Additional Purchaser Upfront Fees”), any such Additional Purchaser Upfront Fees will be based on the period of time beginning with the date that such additional Purchaser becomes a party hereto and ending on the Scheduled Termination Date and any Fees received by any such existing Purchaser other than the Undrawn Fees and the Drawn Fees will be netted against such Additional Purchaser Upfront Fees. Each new Purchaser (or Group) shall become a party hereto, by executing and delivering to the Administrative Agent and the Seller, an assumption agreement (each, an “Assumption

Agreement”) in the form of Exhibit C-2 (which Assumption Agreement shall, in the case of any new Purchaser, be executed by each Person in such new Purchaser’s Group.
SECTION 13.09 Costs and Expenses. The Seller shall pay on demand (i) all out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the purchase or financing facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement, any Program Support Agreement (or any supplement or amendment thereof) related to this Agreement and the other Transaction Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Purchaser Party (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent or any other Purchaser Party), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Purchaser Party, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto) or (B) in connection with the Investments made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of any Investment, (iii) all reasonable and out-of-pocket expenses of each Purchaser Party and any of their respective Affiliates and with respect to advising such Purchaser Party and its respective Affiliates as to their rights and remedies under this Agreement and the other Transaction Documents, (iv) all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Seller-Related Parties’ books, records and business properties and (v) reasonable accountants’, auditors’ and consultants’ fees and expenses for the Administrative Agent and the other Purchaser Parties and any of their respective Affiliates and the fees and charges of any nationally recognized statistical rating organization incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent or any other Purchaser Party as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document.
SECTION 13.10 No Proceedings; Limitations on Payments.
(a)    The Seller, the Servicer, each Purchaser Party and each assignee of an Investment or any interest therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser (or its related CP Issuer) any Insolvency Proceeding so long as any CP Notes or other senior indebtedness issued by such Conduit Purchaser shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such CP Notes or other senior indebtedness shall have been outstanding.

(b)    The Servicer and each Purchaser Party and each assignee of an Investment or any interest therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Seller any Insolvency Proceeding until one year and one day after the Final Payout Date; provided, that the Administrative Agent may take any such action in its sole discretion following the occurrence of an Event of Default.
(c)    Notwithstanding any provisions contained in this Agreement to the contrary, a Conduit Purchaser shall not, and shall be under no obligation to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay such Conduit Purchaser’s CP Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue CP Notes to refinance all of its outstanding CP Notes (assuming such outstanding CP Notes matured at such time) in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all of such Conduit Purchaser’s CP Notes are paid in full. Any amount which any Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or company obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above.
(d)    The provisions of this Section 13.20 shall survive any termination of this Agreement.
SECTION 13.11 Confidentiality.
(a)    General. Each of the Administrative Agent and each other Purchaser Party, covenants and agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (i) to its Affiliates, their Related Parties and any Program Support Provider (provided, that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (ii) to any Rating Agency (including any nationally recognized statistical rating organization in connection with obtaining or maintaining the rating of any Conduit Purchaser’s (or its related CP Issuer’s) CP Notes or as otherwise contemplated by 17 C.F.R. 240.17g-5(a)(3)), or regulatory or similar authority having, or purporting to have, jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), or in connection with any regulatory examination of the Administrative Agent or any Purchaser Party or in accordance with the Administrative Agent’s or any Purchaser Party’s regulatory compliance policy if the Administrative Agent or such Purchaser Party deems disclosure necessary for the mitigation of claims by those authorities against the Administrative Agent or such Purchaser Party or any of its Subsidiaries or Affiliates, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an express agreement for the benefit of the Seller-Related Parties containing provisions substantially the same as those of this Section 13.11, to any Eligible Assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (vii) with the consent of the Seller and Olin, (viii) on a confidential basis to (A) any rating agency in connection with rating any Seller-Related Party or this Agreement, (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers, (C) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications or (D) any actual or potential insurer or reinsurer, or (ix) to data service providers, including league table providers, that serve the lending industry, such information to consist of information customarily provided to such data service providers or (x) to the extent such Confidential Information (A) becomes publicly available other than as a result of a breach of this Section 13.11 or (B) becomes available to the Administrative Agent or any other Purchaser Party on a nonconfidential basis from a source other than the a Seller-Related Party or any of their respective Affiliates or Subsidiaries. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 13.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person customarily accords to its own confidential information; provided, however, that with respect to disclosures pursuant to clauses (b) and (c) below, unless prohibited by Applicable Law, each Purchaser Party shall attempt to notify the Seller and Olin of any request by any governmental agency or representative thereof or other Person for disclosure of Confidential Information after receipt of such request, and if reasonable, practicable and permissible, before disclosure of such Confidential Information. It is understood and agreed that the Seller-Related Parties and their respective Subsidiaries and Affiliates may rely upon this Section 13.11 for any purpose, including to comply with Regulation FD.
(b)    Sharing Information With Affiliates of the Purchasers. Each of the Seller and Olin acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Seller or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Purchaser or by one or more Subsidiaries or Affiliates of such Purchaser and each of the Seller-Related Parties hereby authorizes each Group Agent and each Purchaser to share any information delivered to such Group Agent or Purchaser by such Seller-Related Party and its Subsidiaries pursuant to this Agreement with any such Subsidiary or Affiliate of the Purchaser subject to the provisions of Section 13.11(a).
(c)    By Seller and Servicer. Each of the Seller and the Servicer covenants and agrees to hold in confidence, and not disclose to any Person, the terms of any Transaction Document (including any fees payable in connection with this Agreement, any Fee Letters or any other Transaction Document), except as the Administrative Agent and each affected Purchaser Party may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Related Parties, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Seller, the Servicer or their Related Parties or (iii) to the extent it should be (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iii) above, the Seller and the Servicer will use reasonable efforts to maintain confidentiality and will

(unless otherwise prohibited by Applicable Law) notify the Administrative Agent and the affected Purchaser Party of its intention to make any such disclosure prior to making such disclosure. Each of the Seller and the Servicer agrees to be responsible for any breach of this Section 13.11 by its Related Parties and agrees that its Related Parties will be advised by it of the confidential nature of such information and shall agree to comply with this Section 13.11. Notwithstanding the foregoing, it is expressly agreed that each of the Seller, the Servicer and their respective Affiliates may publish a press release or otherwise publicly announce the existence and principal amount of the Commitments under this Agreement and the transactions contemplated hereby; provided, that the Administrative Agent shall be provided a reasonable opportunity to review such press release or other public announcement prior to its release and provide comment thereon; and provided, further, that no such press release shall name or otherwise identify the Administrative Agent, any other Purchaser Party or any of their respective Affiliates without such Person’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Seller consents to the publication by the Administrative Agent or any other Purchaser Party of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.
(d)    Tax Disclosure. Notwithstanding the foregoing, to the extent not inconsistent with applicable securities laws, each party hereto (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as defined in Section 1.6011-4 of the Treasury Regulations) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure.
SECTION 13.12 Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Transaction Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any prior confidentiality agreements and commitments. Except as provided in Article V, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Transaction Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any

Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
SECTION 13.13 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a)    Governing Law.
(i)    Subject to clause (ii) below, this Agreement and the other Transaction Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Transaction Document (except, as to any other Transaction Document, as expressly specified therein) and the transactions contemplated hereby and thereby shall be construed and enforced in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).
(ii)    The assignment and transfer of German Receivables and German Related Security (including the in rem transfer of German Related Security, as applicable) and Schedule V shall be governed by German substantive law; provided that neither this clause (ii) nor Section 2.10 shall apply to the grants of security interest pursuant to Section 2.07 and Section 2.08(i), it being understood and agreed that such Sections 2.07 and 2.08(i) shall be governed by, and construed and enforced in accordance with, New York Law in accordance with clause (i) above.
(b)    Submission to Jurisdiction. The Seller, the Servicer and each other Seller-Related Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Purchaser or any Related Party of the foregoing in any way relating to this Agreement or any other Transaction Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement or in any other Transaction Document shall affect any right that the Administrative Agent or any Purchaser may otherwise have to bring any action or proceeding relating to this Agreement or any other Transaction Document against the Seller, the Servicer or any other Seller-Related Party or its properties in the courts of any jurisdiction.

(c)    Waiver of Venue. The Seller, the Servicer and each other Seller-Related Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Transaction Document in any court referred to in clause (a) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.03. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
(e)    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.13.
SECTION 13.14 Limitation of Liability.
(a)    No claim may be made by the Seller or any Affiliate thereof or any other Person against any Purchaser Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Seller and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. None of the Purchaser Parties and their respective Affiliates shall have any liability to the Seller or any Affiliate thereof or any other Person asserting claims on behalf of or in right of the Seller or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Seller or any Affiliate thereof result from the breach of contract, gross negligence or willful misconduct of such

Purchaser Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.
(b)    The obligations of the Administrative Agent and each of the other Purchaser Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or against any member, director, officer, employee or incorporator of any such Person.
SECTION 13.15 Intent of the Parties. The Seller has structured this Agreement with the intention that the Investments and the obligations of the Seller hereunder will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). The Seller, the Servicer, the Administrative Agent and the other Purchaser Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by Applicable Law. Each assignee and each Participant acquiring an interest in an Investment, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.
SECTION 13.16 USA PATRIOT Act Notice. Each Purchaser Party that is subject to the USA PATRIOT Act hereby notifies Seller-Related Parties that pursuant to the requirements of the USA PATRIOT Act, that it is required to obtain, verify and record information that identifies the Seller-Related Parties, which information includes the name and address of Seller-Related Parties and other information that will allow such Purchaser Party to identify the Seller-Related Parties in accordance with the USA PATRIOT Act. The Seller shall, promptly following a request by a Purchaser Party, provide all documentation and other information that such Purchaser Party requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
SECTION 13.17 Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 13.18 Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.
SECTION 13.19 Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.
SECTION 13.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the Write-down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-down and Conversion Powers of the applicable Resolution Authority
SECTION 13.21 Acknowledgement Regarding Any Supported QFCs. To the extent that the Transaction Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Transaction Documents and any Supported QFC may in fact be stated to be governed by the Applicable Laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Applicable Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Transaction Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Transaction Documents were governed by the Applicable Laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Purchaser shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 13.21, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written

OLIN FINANCE COMPANY, LLC, as Seller By: /s/ Teresa M. Vermillion Name: Teresa M. Vermillion Title: Vice President & Treasurer

OLIN CORPORATION, as Servicer By: /s/ Teresa M. Vermillion Name: Teresa M. Vermillion Title: Vice President & Treasurer

    S-1    Receivables Purchase Agreement (Olin)

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent By: /s/ Henry Chan Name: Henry Chan Title: Senior Vice President
PNC BANK, NATIONAL ASSOCIATION, as Group Agent for the PNC Group By: /s/ Henry Chan Name: Henry Chan Title: Senior Vice President
PNC BANK, NATIONAL ASSOCIATION, as a Committed Purchaser By: /s/ Henry Chan Name: Henry Chan Title: Senior Vice President
ACCEPTED AND ACKNOWLEDGED SOLELY WITH RESPECT TO SECTION 10.13 HEREOF: PNC CAPITAL MARKETS LLC, as Structuring Agent By: /s/ Henry Chan Name: Henry Chan Title: Senior Vice President

    S-2    Receivables Purchase Agreement (Olin)

THE TORONTO-DOMINION BANK, as Group Agent for the TD Bank Group By: /s/ Luna Mills Name: Luna Mills Title: Managing Director
THE TORONTO-DOMINION BANK, as a Related Committed Purchaser By: /s/ Luna Mills Name: Luna Mills Title: Managing Director

GTA FUNDING LLC, as a Conduit Purchaser for the TD Bank Group By: /s/ Kevin J. Corrigan Name: Kevin J. Corrigan Title: Vice President

    S-3    Receivables Purchase Agreement (Olin)

TRUIST BANK, as Group Agent for the Truist Group By: /s/ Chris Curtis Name: Chris Curtis Title: Managing Director
TRUIST BANK, as a Committed Purchaser By: /s/ Chris Curtis Name: Chris Curtis Title: Managing Director

    S-4    Receivables Purchase Agreement (Olin)

EXHIBIT A
Form of Investment Request

[Letterhead of Seller]
[Date]
[Administrative Agent]
[Purchasers]
Re:    Investment Request
Ladies and Gentlemen:
Reference is hereby made to that certain Receivables Purchase Agreement, dated as of November 20, 2024, among Olin Finance Company, LLC (the “Seller”), Olin Corporation, as Servicer (the “Servicer”), the Purchasers and Group Agents party thereto, PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”), and PNC Capital Markets LLC, as Structuring Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Investment Request and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.
This letter constitutes an Investment Request pursuant to Section 2.02(a) of the Agreement. The Seller hereby requests an Investment in the aggregate amount of [$_______] to be made on [_____, 20__] [(of which $[___] will be funded by PNC and $[___] will be funded by [___]]. The proceeds of such Investment should be deposited to [Account number], at [Name, Address and ABA Number of Bank]. After giving effect to such Investment, the Aggregate Capital will be [$_______].
The Seller hereby represents and warrants as of the date hereof, and after giving effect to such Investment, as follows:
(i)    the representations and warranties of the Seller and the Servicer contained in Sections 6.01 and 6.02 of the Agreement are true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation or warranty shall be true and correct as made) on and as of the date of such Investment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation or warranty shall be true and correct as made) on and as of such earlier date;
Exhibit A-1

(ii)    no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Investment;
(iii)    no Capital Coverage Amount Deficit exists or would exist after giving effect to such Investment;
(iv)    immediately after giving effect to such Investment, the sum of (A) the Capital of the applicable Purchaser, plus (B) the aggregate outstanding Capital of each other Purchaser in its Group, would not exceed the Group Commitment of such Purchaser’s Group;
(v)    after giving effect to such Investment, the Aggregate Capital equals or exceeds the Minimum Funding Threshold;
(vi)    the aggregate Outstanding Balance of all Sold Receivables after giving effect to such Investment does not exceed the Aggregate Capital; and
(vii)    the Termination Date has not occurred.

Exhibit A-2

IN WITNESS WHEREOF, the undersigned has executed this letter by its duly authorized officer as of the date first above written.
Very truly yours,

OLIN FINANCE COMPANY, LLC

By:
Name:
Title:

Exhibit A-3

EXHIBIT B
Form of Reduction Notice
[Letterhead of Seller]
[Date]
[Administrative Agent]
[Purchasers]
Re:    Reduction Notice
Ladies and Gentlemen:
Reference is hereby made to that certain Receivables Purchase Agreement, dated as of November 20, 2024, among Olin Finance Company, LLC (the “Seller”), Olin Corporation, as Servicer (the “Servicer”), the Purchasers and Group Agents party thereto, PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”), and PNC Capital Markets LLC, as Structuring Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Reduction Notice and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.
This letter constitutes a Reduction Notice pursuant to Section 2.02(d) of the Agreement. The Seller hereby notifies the Administrative Agent and the Purchasers that it shall prepay the outstanding Capital of the Purchasers in the amount of [$_______] to be made on [_____, 20_]. After giving effect to such prepayment, the Aggregate Capital will be [$_______].
The Seller hereby represents and warrants as of the date hereof, and after giving effect to such reduction, as follows:
(i)    the representations and warranties of the Seller and the Servicer contained in Sections 6.01 and 6.02 of the Agreement are true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation or warranty shall be true and correct as made) on and as of the date of such prepayment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation or warranty shall be true and correct as made) on and as of such earlier date;
(ii)    no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such prepayment;
(iii)    no Capital Coverage Amount Deficit exists or would exist after giving effect to such prepayment;
Exhibit B-1

(iv)    the Aggregate Capital equals or exceeds the Minimum Funding Threshold; and
(v)    the Termination Date has not occurred.

Exhibit B-2

In Witness Whereof, the undersigned has executed this letter by its duly authorized officer as of the date first above written.
Very truly yours,
OLIN FINANCE COMPANY, LLC
By:
Name:
Title:

Exhibit B-3

EXHIBIT C-1
Form of Assignment and Acceptance Agreement
Dated as of ___________, 20__
Section 1.

Commitment assigned:	$[_____]
Assignor’s remaining Commitment:	$[_____]
Capital allocable to Commitment assigned:	$[_____]
Assignor’s remaining Capital:	$[_____]
Yield (if any) allocable to Capital assigned:	$[_____]
Yield (if any) allocable to Assignor’s remaining Capital:	$[_____]

Section 2.
Effective Date of this Assignment and Acceptance Agreement: [__________]
Upon execution and delivery of this Assignment and Acceptance Agreement by the assignee and the assignor and the satisfaction of the other conditions to assignment specified in Section 13.06(b) of the Agreement (as defined below), from and after the effective date specified above, the assignee shall become a party to, and, to the extent of the rights and obligations thereunder being assigned to it pursuant to this Assignment and Acceptance Agreement, shall have the rights and obligations of a Committed Purchaser under that certain Receivables Purchase Agreement, dated as of November 20, 2024, among Olin Finance Company, LLC (the “Seller”), Olin Corporation, as Servicer (the “Servicer”), the Purchasers and Group Agents party thereto, PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”), and PNC Capital Markets LLC, as Structuring Agent (the “Structuring Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”).
(Signature Pages Follow)

Exhibit C-1-1

ASSIGNOR:     [_________]
By:
Name:
Title
ASSIGNEE:                         [_________]
By:
Name:
Title:
[Address]
Accepted as of date first above
written:
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent
By:
Name:
Title:

OLIN FINANCE COMPANY, LLC,
as Seller

By:
Name:
Title:

Exhibit C-1-2

EXHIBIT C-2
Form of Assumption Agreement
THIS ASSUMPTION AGREEMENT (this “Agreement”), dated as of [______ __, ____], is among Olin Finance Company, LLC (the “Seller”), [________], as conduit purchaser (the “[_____] Conduit Purchaser”), [________], as the Related Committed Purchaser (the “[______] Committed Purchaser” and together with the [_____] Conduit Purchaser, the “[_____] Purchasers”), and [________], as group agent for the [_____] Purchasers (the “[______] Group Agent” and together with the [_____] Purchasers, the “[_______] Group”).
BACKGROUND
The Seller and various others are parties to a certain Receivables Purchase Agreement, dated as of November 20, 2024 (as may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”). Capitalized terms used and not otherwise defined herein have the respective meaning assigned to such terms in the Receivables Purchase Agreement.
NOW, THEREFORE, the parties hereto hereby agree as follows:
SECTION 1.    This letter constitutes an Assumption Agreement pursuant to Section 13.03(i) of the Receivables Purchase Agreement. The Seller desires [the [_____] Purchasers] [the [______] Committed Purchaser] to [become a Group] [increase its existing Commitment] under the Receivables Purchase Agreement, and upon the terms and subject to the conditions set forth in the Receivables Purchase Agreement, the [[________] Purchasers] [[__________] Committed Purchaser] agree[s] to [become Purchasers within a Group thereunder] [increase its Commitment to the amount set forth as its “Commitment” under the signature of such [______] Committed Purchaser hereto].
The Seller hereby represents and warrants to the [[________] Purchasers and the [_________] Group Agent] [[________] Committed Purchaser] as of the date hereof, as follows:
(i)    the representations and warranties of the Seller contained in Section 6.01 of the Receivables Purchase Agreement are true and correct on and as of such date as though made on and as of such date;
(ii)    no Event of Default or Unmatured Event of Default has occurred and is continuing, or would result from the assumption contemplated hereby; and
(iii)    the Termination Date shall not have occurred.
SECTION 2.    Upon execution and delivery of this Agreement by the Seller and [each member of the [_________] Group Agent] [the [________] Committed Purchaser], satisfaction of the other applicable conditions specified in Section 13.08 of the Receivables Purchase Agreement and receipt by the Administrative Agent of counterparts of this Agreement (whether by facsimile or otherwise) executed by each of the parties hereto, [the [_____] Purchasers shall
Exhibit C-2-1

become a party to, and have the rights and obligations of Purchasers under, the Receivables Purchase Agreement and the “Commitment” with respect to the Committed Purchasers in such Group as shall be as set forth under the signature of each such Committed Purchaser hereto] [the [______] Committed Purchaser shall increase its Commitment to the amount set forth as the “Commitment” under the signature of the [______] Committed Purchaser hereto].
SECTION 3.    Each party hereto hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing commercial paper notes or other senior indebtedness issued by such Conduit Purchaser is paid in full. The covenant contained in this paragraph shall survive any termination of the Receivables Purchase Agreement.
SECTION 4.    THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF). This Agreement may not be amended or supplemented except pursuant to a writing signed be each of the parties hereto and may not be waived except pursuant to a writing signed by the party to be charged. This Agreement may be executed in counterparts, and by the different parties on different counterparts, each of which shall constitute an original, but all together shall constitute one and the same agreement.
(Signature Pages Follow)

Exhibit C-2-2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.
[___________], as a Conduit Purchaser

By:
Name:
Title:
[Address]
[___________], as a Committed Purchaser

By:
Name:
Title:
[Address]
[Commitment]
[_____________], as Group Agent for [_________]

By:
Name:
Title:
[Address]

Exhibit C-2-3

OLIN FINANCE COMPANY, LLC,
as Seller
By:
Name:
Title:
Exhibit C-2-4

EXHIBIT D
Credit and Collection Policy
[ON FILE WITH ADMINISTRATIVE AGENT]

Exhibit D

EXHIBIT E-1
Form of Daily Report
(Attached)
Exhibit E-1

EXHIBIT E-2
Form of Weekly Report
(Attached)
Exhibit E-2

EXHIBIT E-3
Form of Monthly Report
(Attached)

Exhibit E-3

EXHIBIT F
Form of Compliance Certificate
To: PNC Bank, National Association, as Administrative Agent
This Compliance Certificate is furnished pursuant to that certain Receivables Purchase Agreement, dated as of November 20, 2024, among Olin Finance Company, LLC, as Seller (the “Seller”), Olin Corporation, as Servicer (the “Servicer”), the Purchasers and Group Agents party thereto, PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”), and PNC Capital Markets LLC, as Structuring Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.
THE UNDERSIGNED, SOLELY IN [HIS][HER] CAPACITY AS [TITLE] OF OLIN CORPORATION, AND NOT IN MY INDIVIDUAL CAPACITY, HEREBY CERTIFIES THAT:
1.    I am the duly elected ________________of Olin Corporation, a Virginia corporation (the “Parent”).
2.    I have reviewed the terms of the Agreement and each of the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of the Seller-Related Parties during the accounting period covered by the attached financial statements.
3.    The examinations described in clause 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or a Unmatured Event of Default, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth in clause 5 below].
4.    Schedule I attached hereto sets forth (i) financial statements of the Parent and its Subsidiaries and (ii) and calculation(s) of the Financial Covenant, in each case, for the period referenced on such Schedule I.
[5.    Described below are the exceptions, if any, to clause 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to each such condition or event:]

Exhibit F-1

The foregoing certifications are made and delivered this ______ day of ___________________, 20___.
OLIN CORPORATION
By:
Name:
Title:

Exhibit F-2

SCHEDULE I TO COMPLIANCE CERTIFICATE
A.    Schedule of Compliance as of     ___________________, 20__ with Sections 7.01(c)(iv) and 7.01(c)(v) of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
This schedule relates to the fiscal [quarter / year] ended: __________________.
B.    The following financial statements of the Parent and its Subsidiaries for the fiscal [quarter / year] specified above are attached hereto: [--list financial statements provided--]
C.    Calculations of the Financial Covenant with respect to the fiscal [quarter / year] specified above are [attached hereto / set forth below].

Exhibit F-3

EXHIBIT G
Closing Memorandum
(Attached)
Exhibit G

EXHIBIT H-1
U.S. Tax Compliance Certificate (For Foreign Purchasers That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Receivables Purchase Agreement, dated as of November 20, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among Olin Finance Company, LLC, as Seller, Olin Corporation, as Servicer, the Purchasers and Group Agents from time to time party thereto, PNC Bank, National Association, as Administrative Agent, and PNC Capital Markets LLC, as Structuring Agent.
Pursuant to the provisions of Section 4.03 of the Receivables Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Investment(s) (as well as any Note(s) evidencing such Investment(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Seller within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Seller as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Seller with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN if applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Seller and the Administrative Agent and (2) the undersigned shall have at all times furnished the Seller and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Receivables Purchase Agreement and used herein shall have the meanings given to them in the Receivables Purchase Agreement.

[NAME OF PURCHASER]
By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit H-1

EXHIBIT H-2
U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Receivables Purchase Agreement, dated as of November 20, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among Olin Finance Company, LLC, as Seller, Olin Corporation, as Servicer, the Purchasers and Group Agents from time to time party thereto, PNC Bank, National Association, as Administrative Agent, and PNC Capital Markets LLC, as Structuring Agent.
Pursuant to the provisions of Section 4.03 of the Receivables Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Seller within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Seller as described in Section 881(c)(3)(C) of the Code].
The undersigned has furnished its participating Purchaser with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN if applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Purchaser in writing and (2) the undersigned shall have at all times furnished such Purchaser with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Receivables Purchase Agreement and used herein shall have the meanings given to them in the Receivables Purchase Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit H-2

EXHIBIT H-3
U.S. Tax Compliance Certificate (For Foreign Purchasers That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Receivables Purchase Agreement, dated as of November 20, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among Olin Finance Company, LLC, as Seller, Olin Corporation, as Servicer, the Purchasers and Group Agents from time to time party thereto, PNC Bank, National Association, as Administrative Agent, and PNC Capital Markets LLC, as Structuring Agent.
Pursuant to the provisions of Section 4.03 of the Receivables Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Seller within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Seller as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Purchaser with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN if applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN if applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Purchaser and (2) the undersigned shall have at all times furnished such Purchaser with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Receivables Purchase Agreement and used herein shall have the meanings given to them in the Receivables Purchase Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Exhibit H-3

Date: ________ __, 20[ ]

Exhibit H-3

EXHIBIT H-4
U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Receivables Purchase Agreement, dated as of November 20, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among Olin Finance Company, LLC, as Seller, Olin Corporation, as Servicer, the Purchasers and Group Agents from time to time party thereto, PNC Bank, National Association, as Administrative Agent, and PNC Capital Markets LLC, as Structuring Agent.
Pursuant to the provisions of Section 4.03 of the Receivables Purchase Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Investment(s) (as well as any Note(s) evidencing such Investment(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Investment(s) (as well as any Note(s) evidencing such Investment(s)), (iii) with respect to the extension of credit pursuant to this Receivables Purchase Agreement or any other Transaction Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Seller within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Seller as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Seller with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN if applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN if applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Seller and the Administrative Agent and (2) the undersigned shall have at all times furnished the Seller and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Receivables Purchase Agreement and used herein shall have the meanings given to them in the Receivables Purchase Agreement.

[NAME OF PURCHASER]
By:
Exhibit H-4

Name:
Title:
Date: ________ __, 20[ ]
Exhibit H-4

EXHIBIT I
Form of Quebec Assignment Agreement
FORM OF QUEBEC ASSIGNMENT AGREEMENT
This Quebec Assignment Agreement is made on [●] between Olin Finance Company, LLC, as Seller and PNC Bank, National Association, as Agent and is subject to the provisions of the Receivables Purchase Agreement entered into between, inter alios, Olin Finance Company, LLC, as Seller, the persons from time to time party thereto as Purchasers and as Group Agents, PNC Bank, National Association (the “Agent”), as Administrative Agent and contractual representative for the Purchaser Parties, Olin Corporation, as the Servicer and Olin International Holdings Limited, as UK Sub-Servicer dated November [19], 2024 (as amended, restated, varied, supplemented, replaced and/or novated from time to time, the “Agreement”).
Capitalised terms and expressions used herein and not defined herein shall, unless the context requires otherwise, have the meaning ascribed to such terms and expressions in Schedule A, or if no such specific term or expression is included in Schedule A, have the meaning ascribed to such terms and expressions in the Agreement.
1.    In accordance with the relevant terms of the Agreement, the Seller hereby sells, transfers and assigns to the Agent for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time:
[English description]
a.    all of the right, title and interest of the Seller in and to the Purchased Assets that the Seller has purchased from time to time from an Originator, including the universality of all present and future claims and rights of action arising from such Purchased Assets; and
[French description]
b.    tous les droits, titres et intérêts du Vendeur dans les Biens acquis que le Vendeur a acheté de temps à autre d’un Initiateur, incluant l’universalité de toutes les créances et de tous les droits d’action actuels et futurs découlant de ces Biens acquis.
2.    In connection with the registrations to be made pursuant to Article 1642 and any other articles of the Civil Code of Québec (which, in accordance with Article 2984 of the Civil Code of Québec, must be drawn up exclusively in French) at the Register of Personal and Movable Real Rights for the Province of Quebec (the “RPMRR”), the parties declare and agree that (i) the French language description set forth in paragraph 1b. above as supplemented by the French language terms defined in the second column of the definitions referenced in Schedule A (Annexe A) reflects the will of the Agent and the Seller and corresponds to the English language description set forth in paragraph 1a.
Exhibit I-1

above as supplemented by all related English language terms defined in the first column of the definitions referenced in Schedule A (Annexe A), (ii) the property described in paragraph 1b. above is the same as that described in paragraph 1a. above, and (iii) such property is included in the Sold Assets sold by the Seller under the Agreement.
3.    The foregoing sale, transfer and assignment (i) is in addition to and does not replace or otherwise affect any sale, transfer and assignment of the Sold Assets from the Seller to the Agent for the ratable benefit of the Purchasers heretofore entered into, executed or effected pursuant to the Agreement, (ii) shall be absolute and irrevocable, (iii) is not intended by the Seller, the Agent or any Purchaser to be and shall not be construed to be a loan or arrangement by way of security, and (iv) is made without any express, implied or legal representation or warranty (including, without limitation, any warranty contemplated by the Civil Code of Québec) other than as may be expressly stated in the Agreement.
4.    As of the Purchase and Sale Termination Date (as such term is defined in the Canadian Purchase and Sale Agreement and as such date is subsequently determined in accordance with such Agreement), the Agent shall automatically cease to purchase any Receivables and Related Rights which the Seller purchased from an Originator from and after the Purchase and Sale Termination Date. Promptly following the Purchase and Sale Termination Date, any registration or filing relating to the assignment to the Agent for the ratable benefit of the Purchasers of Purchased Assets (including the universality of claims thereunder) purchased pursuant to this Quebec Assignment Agreement shall be amended to add a new definition of « Date limite d’achat et de vente » (“Purchase and Sale Termination Date”), that references the day, month and year in French corresponding to the Purchase and Sale Termination Date and by amending paragraph (a) of the definition of Purchased Assets (Biens Acquis) (as defined in Schedule A (Annexe A)) to read as follows (the related RPMRR registration amendment to reflect the French description below):
[English description]
(a)    each Receivable generated by an Originator and purchased by the Seller from time to time up to but excluding the Purchase and Sale Termination Date;

[French description]
(b) toute Créance générée par tout Initiateur et achetée par le Vendeur de temps à autre jusqu’à et excluant la Date limite d’achat et de vente;

5.    In the event of any inconsistency, contradiction or conflict between the provisions hereof and those of the Agreement, the provisions of the Agreement will prevail to the extent of such inconsistency, contradiction or conflict.
Exhibit I-2

6.    This Quebec Assignment Agreement may be executed and delivered in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.
7.    THIS QUEBEC ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE BUYER, THE ADMINISTRATIVE AGENT OR ANY PURCHASER IN THE RECEIVABLES AND THE RELATED RIGHTS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).
[signature page follows]

Exhibit I-3

IN WITNESS WHEREOF, the parties have caused this Quebec Assignment Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

OLIN FINANCE COMPANY, LLC,
as the Seller
By:
Name:
Title:
PNC BANK, NATIONAL ASSOCIATION,
as Agent
By:
Name:
Title:

Exhibit I-4

Schedule A / Annexe A
Definitions/Définitions

English	French
“Agent” means PNC Bank, National Association.	« Agent» signifie PNC Bank, National Association.
“Collection Account” means each account in the name of the applicable Originator or an Affiliate of such Originator and maintained at a bank or other financial institution for the purpose of receiving Collections.	« Compte d’encaissements » désigne chaque compte au nom de l’Initiateur applicable ou d’une société affiliée à cet Initiateur et ouvert auprès d’une banque ou d'une autre institution financière aux fins de recevoir des Encaissements.
“Collection Account Bank” means any of the banks or other financial institutions holding one or more Collection Accounts.	« Banque du Compte d’encaissements » : toute banque ou autre institution financière détenant un ou plusieurs Comptes d’encaissements.
“Collections” means, with respect to any Receivable: (a) all funds that are received by the applicable Originator or any other Person on its behalf in payment of any amounts owed in respect of such Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Receivable and available to be applied thereon), (b) all proceeds of all Related Rights with respect to such Receivable and (c) all other proceeds of such Receivable.	« Encaissements » désigne, en ce qui concerne toute Créance: (a) tous les fonds reçus par l’Initiateur applicable ou toute autre personne agissant en son nom en paiement des montants dus au titre de cette Créance (y compris le prix d’achat, les frais de service, les frais financiers, les intérêts, les commissions et tous les autres frais), ou appliqués aux montants dus au titre de cette Créance (y compris les paiements d’assurance, les produits aux termes des tirages effectués dans le cadre de lettres de crédit et les produits nets reçus de la vente ou de toute autre aliénation de biens repossédé, autre biens garantis ou biens du Débiteur concerné ou de toute autre Personne directement ou indirectement responsable du paiement de cette Créance et pouvant être affecté au paiement de cette Créance), (b) tous les produits aux termes de toutes les Droits connexes relatives à cette Créance et (c) tous les autres produits de cette Créance.
“Contract” means with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which the Obligor becomes or is obligated to make payment in respect of such Receivable.	« Contrat » désigne, en ce qui concerne toute Créance, l’ensemble des contrats, instruments, accords, baux, factures, notes ou autres écrits en vertu desquels cette Créance découle ou qui attestent de cette Créance ou en vertu desquels le Débiteur devient ou est obligé d'effectuer un paiement au titre de cette Créance.
Exhibit I-5

“Lock-Box” means each locked postal box (if any) pursuant to which a Collection Account Bank has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables.	« Boîte postale sécurisée » signifie chaque boîte postale sécurisée (le cas échéant) à laquelle une Banque du Compte d’encaissements s’est vu accorder un accès exclusif en vue de récupérer et de traiter les paiements effectués au titre des Créances.
“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.	« Débiteur » désigne, pour toute Créance, la personne tenue d’effectuer des paiements en vertu du Contrat relatif à cette Créance.
“Originator” means Olin Canada ULC and, if applicable, each other affiliate thereof organized or formed under the laws of Canada or any Canadian province or territory.	« Initiateur » signifie Olin Canada ULC et, si applicable, chacune de ses autres sociétés affiliées organisées ou constituées en vertu des lois du Canada ou d'une province ou d'un territoire canadien.
“Person” means any natural person, corporation (including a business trust), joint stock company, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.	« Personne » signifie toute personne physique, société (y compris une fiducie commerciale), société par actions, société à responsabilité limitée, fiducie, coentreprise, association, société, partenariat, autorité gouvernementale ou autre entité.
“Purchased Assets” means, collectively,	« Biens Acquis » signifie, collectivement,
(a) each Receivable generated by an Originator and purchased by the Seller from time to time;	(a) toute Créance générée par tout Initiateur et achetée par le Vendeur de temps à autre;
(b) all of the applicable Originator’s interest in any goods (including Returned Goods), and documentation of title evidencing the shipment or storage of any goods (including Returned Goods), the sale of which gave rise to such Receivable;	(b) tous intérêts de l’Initiateur applicable dans toutes les marchandises (y compris les Marchandises retournées) et les documents de titre constatant la livraison ou l’entreposage de toutes les marchandises (y compris les Marchandises retournées), dont la vente a donné lieu à une telle Créance;
(c) all instruments and chattel paper that may evidence such Receivable;	(c) tous les instruments et documents de titre pouvant constater cette Créance;
(d) all letter of credit rights, other security interests, hypothecs or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements, financing change statements, renewal or continuation statements, amendment, assignment or any other similar filings relating thereto;	(d) tous les droits de lettre de crédit, les autres sûretés, hypothèques ou charges et les biens qui y sont assujettis de temps à autre visant à garantir le paiement d’une Créance, que ce soit en vertu du Contrat relatif à cette Créance ou autrement, ainsi que tous les formulaires de publication, formulaires de modification, formulaires de renouvellement ou de continuation, d’amendement, de cession ou tout autre formulaire similaire s’y rapportant;
Exhibit I-6

(e) solely to the extent applicable to such Receivable, all of the applicable Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;	(e) uniquement dans la mesure applicable à cette Créance, tous les droits, intérêts et réclamations de l’Initiateur applicable en vertu des Contrats connexes et toutes les garanties, indemnités, assurances et autres ententes (y compris le Contrat connexe) ou arrangements de quelque nature que ce soit de temps à autre soutenant ou garantissant le paiement de cette Créance ou autrement liés à cette Créance, que ce soit en vertu du Contrat connexe à cette Créance ou autrement ;
(f) all books and records of the applicable Originator to the extent related to any of the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each Lock-Box and Collection Account, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property and financial assets acquired with any such Collections or other proceeds; and	(f) tous les livres et registres de l’Initiateur applicable dans la mesure où ils sont liés à tout élément susmentionné, ainsi que tous les droits, recours, pouvoirs, privilèges, titres et intérêts (mais pas les obligations) dans chaque Boîte postale sécurisée et Compte d’encaissements, dans lesquels des Encaissements ou autres sommes recueillies relativement à ces Créances peuvent être déposés, ainsi que tout bien d'investissement et actif financier connexe acquis avec ces Encaissements ou autres sommes recueillies ; et
(g) all Collections and other proceeds of any of the foregoing.	(g) tous les Encaissements et autres produits de l’un des éléments susmentionnés.
“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to an Originator, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, and includes, without limitation, the obligation to pay any service charges, finance charges, interest, fees and other charges with respect thereto. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.	« Créance » signifie tout droit de recevoir le paiement d'une obligation monétaire, qu’il soit ou non acquis par une exécution, due à l’Initiateur , qu’il s’agisse d'un compte, d'un titre mobilier, d'un paiement intangible, d’un instrument ou d'un bien généralement intangible, dans chaque cas lié à la vente de biens qui ont été ou doivent être vendus ou pour des services rendus ou à rendre, et inclut, sans s’y limiter, l’obligation de payer des frais de service, des frais financiers, des intérêts, des commissions et d'autres frais y afférents. Tout droit au paiement découlant d'une transaction, y compris, mais sans s’y limiter, tout droit au paiement représenté par une facture individuelle ou un accord, constitue une Créance distinct d’une Créance constituée de tout droit au paiement découlant d'une autre transaction.
“Related Rights” means the property, proceeds and rights described in clauses (b) through (f) of the definition of Purchased Assets.	« Droits connexes » signifie les biens, sommes recueillies et droits décrits dans les clauses (b) à (f) de la définition des Biens acquis.
Exhibit I-7

“Returned Goods” means all right, title and interest in and to returned, repossessed or foreclosed goods and/or merchandise the sale of which gave rise to a Receivable.	« Biens retournés » signifie tous les droits, titres et intérêts relatifs aux biens et/ou marchandises retournés, repris ou saisis, dont la vente a donné lieu à une Créance.
“Seller” means Olin Finance Company, LLC	« Vendeur» signifie Olin Finance Company, LLC.
Exhibit I-8

SCHEDULE I
Purchasers & Commitments

Party	Capacity	Maximum Commitment
PNC Group
PNC	Committed Purchaser	$250,000,000
PNC	Group Agent	N/A
Truist Group
Truist	Committed Purchaser	$150,000,000
Truist	Group Agent	N/A
TD Bank Group
TD Bank	Related Committed Purchaser	$100,000,000
GTA Funding LLC	Conduit Purchaser	N/A
TD Bank	Group Agent	N/A

Schedule I-1

SCHEDULE II
Account Details

Collection Account Bank	Lock-Box	Collection Account	Servicer Accounts	Currency	Collection Account Domicile
Bank of America, N.A.				USD	United States
Bank of America, N.A.				USD	United States
Bank of America, N.A.				USD	United States
Bank of America, N.A.				USD	United States
Bank of America, N.A.				USD	United States
Bank of America, N.A.				USD	United States
Bank of America, N.A.				USD	United States
Bank of America, N.A				USD	United States
Bank of America, N.A				USD	United States
Schedule II-1

JPMorgan Chase Bank, N.A.	CAD	Canada
JPMorgan SE – Luxembourg Branch	EURO	Luxembourg

Schedule II-2

SCHEDULE III
Notice Addresses
(A)    in the case of the Seller, at the following address:
Olin Finance Company, LLC
190 Carondelet Plaza, Suite 1530
Clayton, Missouri 63105
Attention: Teresa M. Vermillion
Telephone: (314) 480-1443
Facsimile: (314) 480-1487
Email: TMVermillion@olin.com
(B)    in the case of the Servicer, at the following address:
Olin Corporation
190 Carondelet Plaza, Suite 1530
Clayton, Missouri 63105
Attention: Teresa M. Vermillion
Telephone: (314) 480-1443
Facsimile: (314) 480-1487
Email: TMVermillion@olin.com
with a copy to:
Olin Finance Company, LLC
190 Carondelet Plaza, Suite 1530
Clayton, Missouri 63105
Attention:  Ryan Eves
Email:  REves@olin.com

(C)    in the case of PNC, at the following address:
PNC Bank, National Association
The Tower at PNC Plaza
300 Fifth Avenue, 11th Floor
Pittsburgh, Pennsylvania 15222
Attention: Brian Stanley
Telephone: (412) 768-2001
Facsimile: (412) 803-7142
Email: brian.stanley@pnc.com
ABFAdmin@pnc.com
(D)    in the case of TD Bank or the Conduit Purchaser, at the following address:
Schedule III-1

The Toronto-Dominion Bank
130 Adelaide Street West, 12th Floor
Toronto, ON, M5H 3P5
Attention: ASG Asset Securitization
Telephone: (416) 307-6035
Email: ASGOperations@tdsecurities.com

(E)    in the case of Truist, at the following address:
Truist Bank
214 N. Tryon Street, 19th Floor
Charlotte, North Carolina 28202
Attention: Richard Rowe
Telephone: (704) 362-5865
Email: chris.curtis@Truist.com
(F)    in the case of any other Person, at the address for such Person specified in the other Transaction Documents; in each case, or at such other address as shall be designated by such Person in a written notice to the other parties to this Agreement.
Schedule III-2

SCHEDULE IV
Financial Covenant
Financial Covenant Definitions.
“Consolidated Net Leverage Ratio” shall have the same meaning attributed to such term in the Credit Agreement.
“Credit Agreement” means that certain Credit Agreement, dated as of October 11, 2022, by and among Olin Corporation, the lenders party thereto and Bank of America, N.A., as administrative agent, and so long as PNC, TD Bank and Truist are each a lender under the Credit Agreement as may be further amended, restated, amended and restated, supplemented, waived, extended, refinanced, replaced or otherwise modified from time to time. For the avoidance of doubt, if the Credit Agreement is terminated, any term defined herein by reference to the Credit Agreement’s definition of such term shall retain the meaning assigned to such term under the Credit Agreement notwithstanding such termination.
Financial Covenant.
Olin, so long as it is the Servicer or the Performance Guarantor, shall comply with the Consolidated Net Leverage Ratio currently found in Section 5.01(b) of the Credit Agreement.
Schedule IV-1

SCHEDULE V
Supplemental Provisions In Relation To German Receivables
1.    DEFINED TERMS
1.1    “German Receivables” means all Receivables acquired by the Seller pursuant to Purchase and Sale Agreement and which are governed by German law.
1.2    “German Related Security” means all Related Security relating to the German Receivables, to the extent transferable under German law, which shall comprise (without limitation):
(a)    all of the Seller’s title and interests in any goods (including Returned Goods), and documentation of title evidencing the shipment or storage of any goods (including Returned Goods), the sale of which gave rise to such German Receivable;
(b)    all instruments and chattel paper that may evidence such German Receivable;
(c)    all security interests or liens and property subject thereto from time to time purporting to secure payment of such German Receivable, whether pursuant to the Contract related to such German Receivable or otherwise, together with, to the extent applicable, all relevant filings relating thereto;
(d)    solely to the extent applicable to such German Receivable, all of the Seller’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such German Receivable or otherwise relating to such German Receivable, whether pursuant to the Contract related to such German Receivable or otherwise;
(e)    all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each Lock-Box and Collection Account, into which any Collections or other proceeds with respect to such Receivables may be deposited;
(f)    all Collections and other proceeds of any of the foregoing that are or were received by the Seller, including, without limitation, all funds which either are received by any Seller-Related Party from or on behalf of the Obligors in payment of any amounts owed (including, without limitation, invoice price, finance charges, interest and all other charges) in respect of any of the German Receivables or are applied to such amounts owed by the Obligors (including, without limitation, any insurance payments that such Seller-Related Party applies in the ordinary course of its business to amounts owed in respect of any of the German Receivables, and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligors in respect of any of the German Receivables or any other parties directly or indirectly liable for payment of such German Receivables).
Schedule V-1

2.    TRANSFER OF GERMAN RECEIVABLES
2.1    In accordance with Section 2.01 and subject to Sections 5.01 and 5.02, after the Closing Date and until the Termination Date, the Seller hereby makes a binding offer to the Administrative Agent (for the ratable benefit of the Purchasers) for sale and transfer (in rem assignment) of all German Receivables, together with any and all (if any) German Related Security, on a non-recourse basis to the Administrative Agent (for the ratable benefit of the Purchasers) (the “Offer”). Such German Receivables shall be listed in the applicable Pool Report.
2.2    In accordance with clause 2.1 of this Schedule V above, the Administrative Agent (for the ratable benefit of the Purchasers) hereby accepts the sale and transfer of all German Receivables acquired by the Seller (the “Acceptance”). Pursuant to Section 151 sentence 1 German Civil Code (Bürgerliches Gesetzbuch), the Seller hereby expressly waives its right to receive the explicit acceptance by the Administrative Agent (for the ratable benefit of the Purchasers) in respect of the relevant Offers.
2.3    After the Closing Date and until the Termination Date and by virtue of the Acceptance of the Offer, the German Receivables shall:
(a)    to the extent such German Receivables are Eligible Receivables, automatically be sold (verkauft) to the Administrative Agent (for the ratable benefit of the Purchasers) by the Seller immediately (and without further action) upon the acquisition of each German Receivable and the German Related Security by the Seller and the Administrative Agent (for the ratable benefit of the Purchasers) hereby accepts such sale; and
(b)    regardless of whether or not they are Eligible Receivables automatically be assigned (abgetreten) to the Administrative Agent (for the ratable benefit of the Purchasers) who accepts such assignment, whereby the Acceptance shall take effect as of the point in time of the Offer but shall, for the avoidance of doubt, in respect of the acceptance of the in rem transfer of the German Receivables as specified in clause 2.1 of this Schedule V above, be subject to the conditions precedent (aufschiebende Bedingung) to the applicable Investment as set forth in Section 5.01 and 5.02 such that the German Receivables are effectively transferred with in rem effect only upon satisfaction of such conditions precedent.
2.4    Upon delivery of the applicable Pool Report, the in rem assignment as set out in clause 1.3 (b) of this Schedule V of the German Receivables listed in such Pool Report is confirmed (bestätigt).
2.5    If the conditions as set out in Sections 5.01 and 5.02 are not fulfilled, Acceptance of the Offer (as specified in clause 2.2 of this Schedule V above) shall only constitute an acceptance of the offer to transfer (Annahme des Angebots zur Abtretung), but not, however, of the offer to sell the German Receivables and the German Related Security (Annahme des Angebots zum Kauf). In this case and in respect of such non-purchased German Receivables:
Schedule V-2

(a)    The Seller shall be obliged to repay the relevant Investment (reduced by any amounts collected and already paid to the Administrative Agent); and
(b)    the Administrative Agent shall be obliged to re-transfer the relevant German Receivables (and German Related Security) transferred, but not sold by the Seller concurrently (Zug um Zug) with the receipt of the repayment of the relevant Investment (reduced by any amounts collected and already paid out to the Administrative Agent) by the Seller.
For the avoidance of doubt, the assignment (Abtretung) of all German Receivables referred to or specified in the applicable Pool Report shall take place regardless of whether the respective German Receivables are Eligible Receivables or otherwise excluded from purchase by the Administrative Agent (for the ratable benefit of the Purchasers) or have otherwise not been purchased (gekauft) by the Administrative Agent (for the ratable benefit of the Purchasers).
2.6    If any German Receivable is not transferred as contemplated by clause 2.5 of this Schedule V above, for any reason whatsoever, the Seller shall be obliged to promptly take all commercially reasonable actions necessary for the effective transfer of such German Receivable at its own expense.
3.    RELATED SECURITY
3.1    Transfer of German Related Security
(a)    The Seller hereby assigns and transfers all German Related Security and the Administrative Agent (for the ratable benefit of the Purchasers) hereby accepts such transfer and assignment. The transfer of the German Related Security shall be subject to the satisfaction of the conditions precedent (aufschiebende Bedingung) set out in Section 5.01 and 5.02.
(b)    Any physical transfer of possession (Übergabe) necessary to transfer title in the individual German Related Security is replaced by:
(i)    where the Seller has direct possession (unmittelbaren Besitz) in a German Related Security, the Seller holding such German Related Security in custody (with at least the diligence and attention a prudent merchant would exercise (Sorgfalt eines ordentlichen Kaufmanns)) for the Administrative Agent (for the ratable benefit of the Purchasers) free of charge (unentgeltliche Verwahrung); and

(ii)    where the Seller has indirect possession (mittelbaren Besitz) or otherwise a claim for return (Herausgabeanspruch) of or to a German Related Security, the Seller assigning hereby to the Administrative Agent (for the ratable benefit of the Purchasers) all claims for return (Abtretung des Herausgabeanspruchs) against the relevant persons who are in actual possession of such German Related Security and the Administrative Agent (for the ratable benefit of the Purchasers) hereby accepts such assignment.

3.2    Onward-Transfer of German Related Security
Schedule V-3

(a)    If the Administrative Agent assigns German Receivables to any third party, it shall be entitled to assign or transfer to such third party all German Related Security, which it holds.

4.    FAILED TRANSFER OF GERMAN RECEIVABLES AND GERMAN RELATED SECURITY AND LOSS OF GERMAN RELATED SECURITY
4.1    If the transfer of any German Receivable or German Related Security owed under this Agreement fails, or if German Related Security ceases to be legally existing after it was transferred to the Administrative Agent (for the ratable benefit of the Purchasers) (in particular in the event of a transfer of movable assets serving as German Related Security outside the state of situs) (the “Loss of Related Security”), the Seller shall, (a) undertake all necessary measures to ensure the transfer, without undue delay and at its own expense, of the relevant German Receivable or German Related Security in accordance with the provisions of the Applicable Laws or (b) to the extent possible, obtain replacement for the Loss of Related Security in accordance with the Applicable Laws.
4.2    In order to cover the Loss of Related Security, the Seller hereby agrees to transfer, in accordance with the requirements of Applicable Law, to the Administrative Agent (for the ratable benefit of the Purchasers) any German Related Security which ceased to be legally existing or German Related Security which serves as a replacement for the German Related Security that has been released or lost. Such renewed transfer shall be subject to the condition precedent (aufschiebende Bedingung) that the legal reason for the loss of the German Related Security no longer applies.
4.3    If the Seller fails to undertake the measures set forth in this clause 4 within a reasonable period of time, the Seller hereby irrevocably authorises the Administrative Agent (for the ratable benefit of the Purchasers) to undertake all necessary measures, obtain the documents and accomplish the registrations required, on behalf of the Seller and at the Seller’s own cost and expense.
4.4    As long as the transfer of German Receivables and/or German Related Security has not been performed in full in accordance with this Schedule V, the Seller shall hold each German Receivable and/or German Related Security (which has not been transferred and/or is subject to a Loss of Related Security and therefore remains in the legal ownership of the Seller against the purpose of this Agreement) separated from the Seller’s other assets on trust (treuhänderisch) and as soon as practicable transfer the German Receivables and German Related Security to the Administrative Agent (for the ratable benefit of the Purchasers).
Schedule V-4